Exhibit 2.1

Agreement

Execution version

Share sale agreement

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Contents

1	Definitions and interpretation		3
	1.1	Definitions	3
	1.2	Interpretation	3
	1.3	Rights and obligations of the Sellers	4
	1.4	Business Day	5
	1.5	Inclusive expressions	5
	1.6	Agreement components	5
	1.7	Inconsistency	5

2	Conditions for Completion		5
	2.1	Conditions precedent	5
	2.2	Notice	6
	2.3	Reasonable endeavours	6
	2.4	Waiver	6
	2.5	Cut Off Date	7
	2.6	No binding agreement for transfer	7

3	Termination		7
	3.1	Effect of termination	7
	3.2	No other right to terminate or rescind	8

4	Sale and purchase		8
	4.1	Sale Shares	8
	4.2	Associated Rights	8
	4.3	Purchase Price	8
	4.4	Title and risk	9

5	Period before Completion		9
	5.1	Carrying on of business	9
	5.2	Permitted acts	9
	5.3	Access to the Ingeus Group before Completion	10
	5.4	Exclusivity	10
	5.5	UK Share Sale Agreement	11

6	Completion		11
	6.1	Time and Place	11
	6.2	Completion	11
	6.3	Notice to complete	11
	6.4	Completion simultaneous	12

7	Completion Accounts		12
	7.1	Preparation of Completion Accounts	12
	7.2	Purchase Price adjustments following Completion Accounts	12
	7.3	Payment of adjustments	13

8	Warranties		13
	8.1	Warranties by the Sellers	13
	8.2	Independent Warranties	13

Contents 1

Contents

	8.3	Reliance	13
	8.4	Tax covenant	14

9	Claims		15
	9.1	Disclosure	15
	9.2	Awareness	15
	9.3	No reliance	15
	9.4	Opinions, estimates and forecasts	16
	9.5	Maximum and minimum amounts	17
	9.6	Time limits	17
	9.7	Recovery under other rights and reimbursement	18
	9.8	No double claims	18
	9.9	Mitigation of loss	18
	9.10	General limitations	19
	9.11	Other limitations	20
	9.12	Buyer benefits	21
	9.13	Sole remedy	21
	9.14	Warranty insurance	22
	9.15	Payments affecting the Purchase Price	24
	9.16	Independent limitations	24
	9.17	Fraud	24

10	Procedures for dealing with Claims		24
	10.1	Notice of Claims	24
	10.2	Third Party Claims	25
	10.3	Tax Demands	27
	10.4	Right of set off	29

11	Buyer Warranties		30
	11.1	Buyer Warranties	30
	11.2	Independent Warranties	30
	11.3	Reliance	30

12	Period after Completion		30
	12.1	Appointment of proxy	30
	12.2	Access to records by Sellers	30
	12.3	Pre Completion tax returns	31
	12.4	ROW Bonds and deposits for premises	33

13	Protection of the Business		33
	13.1	Non Compete	33
	13.2	No solicitation of customers	33
	13.3	No solicitation of employees or agents	33
	13.4	Severability	34
	13.5	Definitions	34
	13.6	Acknowledgment	34
	13.7	Portfolio Interest	35

14	Announcements and confidentiality		35
	14.1	Agreed announcement	35
	14.2	Confidentiality	35

Contents 2

Contents

15	Duties, costs and expenses		36
	15.1	Duties	36
	15.2	Costs and expenses	36

16	GST		36
	16.1	Definitions	36
	16.2	GST	36
	16.3	Tax invoices	37
	16.4	Reimbursements	37

17	Guarantee by Buyer’s Guarantor		37
	17.1	Guarantee and indemnity	37
	17.2	Extent of guarantee and indemnity	37
	17.3	Principal and independent obligation	38
	17.4	Continuing guarantee and indemnity	38
	17.5	No withholdings	38
	17.6	Currency	38
	17.7	No set off	38

18	Notices		39
	18.1	Form of Notice	39
	18.2	How Notice must be given and when Notice is received	39
	18.3	Notice must not be given by electronic communication	39

19	General		40
	19.1	Governing law and arbitration	40
	19.2	Service of process	41
	19.3	Invalidity and enforceability	41
	19.4	Waiver	41
	19.5	Variation	41
	19.6	Assignment	42
	19.7	Gross-up	42
	19.8	Further action to be taken at each party’s own expense	42
	19.9	Relationship of the parties	42
	19.10	Exercise of rights	42
	19.11	Remedies cumulative	43
	19.12	Counterparts	43
	19.13	No merger	43
	19.14	Entire Agreement	43
	19.15	No reliance	43
	19.16	Default Interest	43
	19.17	Benefits held on trust	44
	19.18	Attorneys	44

	Schedules

	Schedule 1
	Notice details		46

Contents 3

Contents

Schedule 2
Definitions	47

Schedule 3
Sellers and their respective shareholdings in the Company	61

Schedule 4
Warranties	62

Schedule 5
Buyer Warranties	84

Schedule 6
Completion Steps	87

Schedule 7
Completion Accounts	91

Schedule 8
Pro forma Completion Accounts	104

Schedule 9
Properties	107

Schedule 10
Business Intellectual Property	108

Schedule 11
Target Entities	109

Schedule 12
Post-Completion Consideration Payments	110

Schedule 13
Earn-Out Consideration	115

Contents 4

Contents

Signing page	126

Exhibits

Exhibit 1
DWP Parent Company Guarantees

Exhibit 2
Employee Entitlement List

Exhibit 3
JV Termination Deed

Exhibit 4
Employment agreement (Thérèse Virginia Rein)

Exhibit 5
Employment agreement (Gregory Kenneth Ashmead)

Exhibit 6
Side Deed

Exhibit 7
UK Share Sale Agreement

Exhibit 8
Summary of Systems

Contents 5

Share sale agreement

Date ►

Between the parties

Sellers	Each of the persons listed in column 1 of Schedule 3
(each a Seller and together the Sellers)

Buyer	Pinnacle Australia Holdco Pty Ltd
ACN 168 792 318 of Level 11 68 Pitt Street
Sydney NSW 2000
(Buyer)

Buyer’s Guarantor	The Providence Service Corporation
of 64 E Broadway Blvd., Tucson, AZ 85701
United States of America
(Buyer’s Guarantor)

Recitals	1	The Sellers own the Sale Shares.

	2	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares on the terms and conditions of this agreement.

	3	The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations under this agreement.

	4	Ingeus Europe Limited, an indirect wholly owned Subsidiary Undertaking of the Company, owns 50% of the entire issued share capital in Ingeus UK Limited and Deloitte LLP owns the remaining 50% of the entire issued share capital in Ingeus UK Limited.

	5	Deloitte LLP has agreed to sell all its shares in Ingeus UK Limited and Ingeus Europe Limited has agreed to buy the same subject to the terms and conditions of the UK Share Sale Agreement to be entered into on the date of this agreement.

	6	The relevant parties have agreed to enter into the Key Employment Agreements.

	7	The parties intend that completion of this agreement and the UK Share Sale Agreement shall be interconditional upon and shall occur simultaneously with Completion of this agreement.

8	The parties and Deloitte LLP have further agreed to enter into the Side Deed to secure for Deloitte LLP the benefit of certain covenants, indemnities and promises in connection with the sale of its shareholding in Ingeus UK Limited with the intention that the Side Deed shall prevail as between the parties to the extent of any inconsistency between the Side Deed and this agreement.

The parties agree as follows:

1	Definitions and interpretation

1.1	Definitions

Schedule 2, Schedule 7, Schedule 12 and Schedule 13 contain definitions used in this agreement.

1.2	Interpretation

In this agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

(j)	A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(k)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(l)	A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

1 Definitions and interpretation

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(m)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(n)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(o)	A reference to a claim includes any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action:

(1)	based in contract (including breach of warranty or covenant);

(2)	based in tort (including misrepresentation or negligence);

(3)	under common law; or

(4)	under statute.

(p)	If an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(q)	A reference to time is a reference to Brisbane time unless otherwise specified in this agreement or as otherwise agreed between the parties in writing.

(r)	A reference to $ is to Australian currency unless denominated otherwise.

(s)	A reference to £ is to pounds sterling, the lawful currency of the United Kingdom.

(t)	A reference to the Sellers includes Thérèse Virginia Rein in her capacity as Warrantor.

(u)

A reference to disclosures or fair disclosures from one party to another in this agreement shall mean disclosure in such a manner and in such detail as to enable the recipient to make an informed assessment of the nature and scope of the matters disclosed.

(v)

Unless the initial letters are capitalized (e,g, “Material Adverse Effect”) as set forth in Schedule 2 of this agreement, a reference to a material adverse effect in this agreement shall solely refer to an adverse effect that would reasonably be considered material to the operations, finances or business of a Target Entity without reference to the defined term “Material Adverse Effect” in Schedule 2 of this agreement.

1.3	Rights and obligations of the Sellers

Unless otherwise expressly stated in this agreement:

(a)

an obligation which is expressed to be an obligation of the “Sellers’ is imposed on each of the Sellers severally and, subject to the limitations in clause 9, each Seller is only liable for its Respective Proportion of any Loss arising from a breach of that obligation, or the amount required to be paid to satisfy that obligation, as the case may be;

(b)	a right which is expressed to be a right of the “Sellers’ is held by each of the Sellers severally; and

(c)

where an obligation or right under this agreement is expressed to be that of a particular Seller, then that obligation or right is imposed or held (as the case may be) only on or by that Seller and not on or by any other Seller and, subject to the limitations in clause 9, only that Seller is liable for any Loss arising from a breach of that obligation, or the amount required to be paid to satisfy that obligation, as the case may be.

2 Conditions for Completion

1.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.5	Inclusive expressions

Specifying anything in this agreement after the words “include’ or “for example’ or similar expressions does not limit what else is included.

1.6	Agreement components

This agreement includes any schedule to this agreement.

1.7	Inconsistency

(a)

If there is any inconsistency between a provision in this agreement and a provision in the Side Deed, the provision in the Side Deed shall prevail as between the parties and Deloitte LLP to the extent of the inconsistency.

(b)

If there is any inconsistency between a provision in this agreement and a provision in either of the Key Employment Agreements, the provision in this agreement shall prevail as between the parties to the extent of the inconsistency.

2	Conditions for Completion

2.1	Conditions precedent

Clauses 4 and 6 do not become binding on the parties and are of no force or effect unless and until each of the following Conditions have been satisfied or waived in accordance with clause 2.4:

(a)

Department of Work and Pensions Work Programme Approval: The Warrantor has received written advice from the Department of Work and Pensions (UK) stating or to the effect that it has no objection to the proposed Sale (including the Buyer’s Guarantor as the new controlling entity of Ingeus UK and as the new controlling entity of the Company which is the guarantor of Ingeus UK) or the acquisition of Deloitte LLP’s shareholding in Ingeus UK Limited as contemplated by the UK Share Sale Agreement and that it will not terminate the DWP Framework Agreement by reason of a change of control of Ingeus UK Limited or as a result of the proposed Sale.

(b)

Key Contracts Approval: The Warrantor has received written advice from each of the Key Contract Counterparties stating or to the effect that it has no objection to the proposed Sale or the acquisition of Deloitte LLP’s shareholding in Ingeus UK Limited as contemplated by the UK Share Sale Agreement and that it will not terminate the relevant Key Contract by reason of a change of control of the relevant Target Entity or as a result of the proposed Sale.

(c)	Completion of UK Share Sale Agreement: Completion has occurred under the UK Share Sale Agreement.

2 Conditions for Completion

(d)

Governmental Consent: No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(e)

No Action: No Action shall have been commenced against Buyer, Sellers or the Target Entities, which would prevent the Completion. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(f)	Key Employment Agreements: The Key Employment Agreements have been executed by all relevant parties.

(g)	Material Adverse Effect: No Material Adverse Effect has occurred since the date of the agreement.

(h)	Sellers Obligations. Seller shall not have caused a breach of this agreement that results or would reasonably be expected to result in a Material Adverse Effect.

2.2	Notice

Each party must promptly notify the others in writing if it becomes aware that any Condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.3	Reasonable endeavours

(a)

The Warrantor must use all reasonable endeavours to procure that the relevant Ingeus Group members use their respective reasonable endeavours to ensure that the conditions in clause 2.1 are satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)	The Warrantor must keep the Buyer informed of the progress towards satisfaction of its obligations under clause 2.3(a).

(c)

The Buyer must use all reasonable endeavours to ensure that the conditions in clause 2.1(a), (b), (d) and (f) are satisfied as expeditiously as possible and in any event on or before the Cut Off Date; provided, however, that nothing set forth in this Section 2.3(c) shall require Buyer to expend financial resources for such endeavors.

(d)	If a Third Party requires the Buyer to provide any information as a condition to it providing the requisite consent required to satisfy any Condition, the Buyer agrees to provide such information.

(e)

If a Third Party requires the Buyer to provide the DWP Parent Company Guarantees or any other guarantee in respect of a Key Contract, as a condition to it providing the requisite consent required to satisfy any Condition, the Buyer agrees to deliver such bank guarantee or parent company guarantee as required.

2.4	Waiver

(a)	The Conditions in clauses 2.1(a)-(g) are for the benefit of both the Warrantor and the Buyer and may only be waived by written agreement between the Warrantor and the Buyer.

3 Termination

(b)	The Condition in clause 2.1(h) is for the benefit of the Buyer alone and may only be waived by the Buyer in writing.

2.5	Cut Off Date

By not less than 2 Business Days’ notice to the other, this agreement may be terminated at any time before Completion:

(a)	by the Warrantor or the Buyer, if the Conditions in clauses 2.1(a)-(g) are not satisfied, or waived in accordance with clause 2.4, by the Cut Off Date;

(b)	by the Buyer, if the Condition in clauses 2.1(h) is not satisfied, or waived in accordance with clause 2.4, by the Cut Off Date;

(c)	by the Warrantor or the Buyer, if the Conditions in clauses 2.1(a), (b), (c) or (f) become incapable of satisfaction or the parties agree that any of the conditions in clause 2.1 cannot be satisfied.

2.6	No binding agreement for transfer

For the avoidance of doubt, nothing in this agreement will cause a binding agreement for the transfer of shares or the sale of assets to arise unless and until the Conditions in clause 2.1 have been satisfied or waived in accordance with clause 2.4 and no person will obtain rights in relation to shares as a result of this agreement unless and until those Conditions have been satisfied or waived.

3	Termination

3.1	Effect of termination

If this agreement is terminated under clause 2.5, clause 6.3(b) or clause 9.14(b), then:

(a)	the parties will procure that each Transaction Agreement (if permitted by the terms of that contract) that has already been executed is terminated in accordance with its terms;

(b)	each party is released from its obligations to further perform its obligations under this agreement and the Transaction Agreements, except those expressed to survive termination;

(c)	each party retains the rights it has against the other parties in respect of any breach of this agreement occurring before termination;

(d)

the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)	clause 1 (Definitions and Interpretation);

(2)	clause 3 (Termination);

(3)	clause 14 (Announcements);

(4)	clause 15 (Duties, costs and expenses);

(5)	clause 16 (GST);

(6)	clause 17 (Guarantee by Buyer’s Guarantor);

4 Sale and purchase

(7)	clause 19 (General).

3.2	No other right to terminate or rescind

No party may terminate or rescind this agreement (including on the grounds of any breach of Warranty or misrepresentation that occurs or becomes apparent before Completion) except as permitted under clause 2.5, clause 6.3(b) or clause 9.14(b).

4	Sale and purchase

4.1	Sale Shares

On the day for Completion determined under clause 6.1, each Seller must sell to the Buyer with Full Title Guarantee, and the Buyer must buy from each Seller, those Sale Shares listed against the name of that Seller in column 2 of Schedule 3, free and clear of all Encumbrances.

4.2	Associated Rights

(a)	Subject to clause 4.2(b), the Sellers must sell the Sale Shares to the Buyer together with all rights attached to them as at the date of Completion.

(b)	The Sellers are entitled to retain any Permitted Distribution which is declared, paid, distributed or returned by the Company between the date of this agreement and Completion.

4.3	Purchase Price

(a)	The consideration for the sale of the Sale Shares is the payment by the Buyer of the Purchase Price.

(b)	The Purchase Price will be paid to the accounts and addresses designated by the Sellers as follows:

(1)	the Completion Payment, payable by the Buyer on Completion in accordance with clause 6;

(2)	the Adjustment Amount, if any, payable following finalisation of the Completion Accounts in accordance with clauses 7.2 and 7.3;

(3)	the Deferred Consideration, payable to the Sellers by the Buyer in accordance with the provisions of clause 2 of Schedule 12;

(4)	the MoJ Payment, if any, payable to the Sellers by the Buyer in accordance with the provisions of clause 3 of Schedule 12;

(5)	the Earn-Out Consideration, if any, payable to the Sellers in accordance with the provisions of Schedule 13; and

(6)	any other adjustments to the Purchase Price payable in accordance with this agreement.

(c)	Subject to Completion occurring, the Sellers are entitled to be paid the Purchase Price in their Respective Proportions.

(d)

Except as expressly provided for in this agreement, payment of the Purchase Price must be made in Immediately Available Funds without counter-claim or set-off and free and clear without deduction of all present and future withholdings.

4.4	Title and risk

Title to and risk in the Sale Shares passes to the Buyer on Completion.

5	Period before Completion

5.1	Carrying on of business

Subject to clause 5.2, between the date of this agreement and the earlier of Completion and termination of this agreement, the Warrantor must use all reasonable endeavours to ensure that, other than with the consent of the Buyer, the business of the Ingeus Group is conducted in the ordinary course and, in particular without limiting the foregoing, that no Target Entity:

(a)	distributes or returns any capital to its members;

(b)	buys back any of its shares;

(c)	issues any shares, options or securities that are convertible into shares in that Target Entity;

5 Period before Completion

(d)	alters its constitution;

(e)	acquires or disposes of, or grants any Encumbrance over, any assets in an amount or for a value exceeding £50,000;

(f)

bids for, enters into, modifies or agrees to terminate any contract which is of material importance to the business, profits or assets of any of the Target Entities or of a value in excess of £100,000 or which is otherwise entered into outside the ordinary course of the business of the Target Entities;

(g)

incurs, undertakes or commits to any item of capital expenditure in an amount exceeding £250,000 or any item of capital expenditure which alone or in aggregate with all other items of capital expenditure incurred, undertaken or committed to after the date of this agreement exceeds £250,000;

(h)	incurs any financial indebtedness (other than under the UK Loan Facility or ROW Loan Facility); or

(i)

engages any new employees, or varies the employment terms of existing employees, where such engagement or variation would have the effect of increasing the total expenditure of the Ingeus Group on salary and wages by more than £150,000 per annum in aggregate.

5.2	Permitted acts

Nothing in clause 5.1 restricts the Warrantor or any Target Entity from doing any of the following permitted actions:

(a)	Transaction Agreements: any action that is contemplated in this agreement or any Transaction Agreement or the Disclosure Letter;

(b)	emergencies: any action constituting a necessary response to a threat to physical security or an unexpected natural disaster;

5 Period before Completion

(c)	legal obligations: any action that is necessary for a Target Entity to meet its legal or contractual obligations;

(d)	ordinary course of business: any action in the ordinary and usual course of carrying out its business;

(e)	bidding for contracts: bidding for, or entering into, contracts relating to business opportunities arising in the ordinary course of business or which are referred to in the Disclosure Materials;

(f)	Permitted Distribution: paying, declaring, distributing or returning a Permitted Distribution; or

(g)	Buyer approval: any action which is approved by the Buyer, such approval not to be unreasonably withheld or delayed.

5.3	Access to the Ingeus Group before Completion

(a)

Subject to clauses 5.3(b) and 5.3(c), during the period between the date of this agreement and the earlier of Completion and termination of this agreement, the Warrantor must ensure that the Buyer and a reasonable number of persons authorised by the Buyer:

(1)

are given reasonable non-disruptive access during normal business hours and on reasonable notice, to the assets, premises, books and records of the Target Entities reasonably required for the purpose of planning for the operations of the Target Entities following Completion; and

(2)	have reasonable access to senior management of the Target Entities.

(b)

The Buyer must ensure that any persons provided with access referred to in clause 5.3(a) comply with the reasonable requirements of the Target Entities or any relevant Third Party in respect of the access and do not interfere with the Business or operations of the Target Entities.

(c)

Nothing in this clause 5.3 requires the Warrantor or any Target Entity to provide the Buyer or any of its representatives with access to any information where provision of, or access to, that information would cause the Warrantor or any Target Entity to breach an obligation of confidence required pursuant to any trade practices, competition, anti-trust or similar laws.

5.4	Exclusivity

On and from the date of this agreement until Completion:

(a)

Sellers shall not and shall cause the Ingeus Group to not initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Ingeus Group, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (Acquisition Proposal);

(b)	Sellers shall not and shall cause the Ingeus Group not to provide any non-public information to any third party in connection with an Acquisition Proposal;

(c)	Sellers shall not and shall cause the Ingeus Group not to enter in to any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate this agreement;

5 Completion

(d)

subject to any confidentiality obligations, Sellers must immediately notify Buyer if Sellers or any member of the Ingeus Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal; and

(e)

Sellers must, and must cause the Ingeus Group to, suspend any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal.

5.5	UK Share Sale Agreement

The Warrantor must procure that Ingeus Europe Limited does not terminate, or agree to any material variation of, the UK Share Sale Agreement without the prior written approval of the Buyer.

6	Completion

6.1	Time and Place

Subject to clause 3, Completion must take place at the offices of Herbert Smith Freehills, Central Plaza 1 345 Queen Street, Brisbane QLD 4000, Australia at 6:00 pm (Brisbane time) on the first Business Day of the month following the month in which the Conditions in clauses 2.1(a), (c) and (f) are satisfied or waived in accordance with clause 2.4 (or where such Conditions are satisfied or waived less than 5 Business Days before the end of any month, on the first Business Day of the second subsequent month) provided that on that date:

(a)	the Conditions in clauses 2.1 (d), (e), (g) and (h), continue to be satisfied or have otherwise been waived (in accordance with clause 2.4); and

(b)	the Condition in clause 2.1(b) becomes satisfied or is waived (in accordance with clause 2.4),

or such other place, time and date as the Warrantor and Buyer agree.

6.2	Completion

(a)	On or before Completion, each party must carry out the Completion Steps applicable to it in accordance with Schedule 6.

(b)	Completion is taken to have occurred when each party has performed all its obligations under this clause 6 and Schedule 6.

6.3	Notice to complete

(a)

If a party (Defaulting Party) fails to satisfy its obligations under clause 6.2 and Schedule 6 on the day and at the place and time for Completion determined under clause 6.1 then the Buyer (in the case of a default by a Seller) or the Warrantor (in the case of a default by a Buyer) (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence.

7 Completion Accounts

(b)

If the Defaulting Party fails to satisfy those obligations within those 10 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

6.4	Completion simultaneous

(a)

Subject to clause 6.4(b), the actions to take place as contemplated by this clause 6 and Schedule 6 are interdependent and must take place, as nearly as possible, simultaneously. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)	there is no obligation on any party to undertake or perform any of the other actions;

(2)	to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)

each Seller and the Buyer must each return to the other all documents delivered to it under clause 6.2(a) and Schedule 6 and must each repay to the other all payments received by it under clause 6.2(a) and Schedule 6, without prejudice to any other rights any party may have in respect of that failure.

(b)

The Buyer may, in its sole discretion, waive any or all of the actions that a Seller is required to perform under clause 2.1 of Schedule 6 and the Warrantor may, in its sole discretion, waive any or all of the actions that the Buyer is required to perform under clause 2.2 of Schedule 6.

7	Completion Accounts

7.1	Preparation of Completion Accounts

Following Completion the Sellers and the Buyer must procure that the Completion Accounts are prepared and finalised in accordance with Schedule 7.

7.2	Purchase Price adjustments following Completion Accounts

(a)	If the Adjustment Amount:

(1)	is negative, the Sellers must pay the Adjustment Amount to the Buyer as a reduction to the Purchase Price;

(2)	is positive, the Buyer must pay the Adjustment Amount to the Sellers as an increase to the Purchase Price; or

8 Warranties

(3)	is nil, no amount will be paid by the Buyer or the Sellers in respect of the Adjustment Amount.

(b)	In addition to any payment which may be required under clause 7.2(a), if the UK Adjustment Amount:

(1)	is negative, the Sellers must procure that Deloitte LLP pays an amount equal to 50% of the UK Adjustment Amount to Ingeus Europe Limited in accordance with the UK Share Sale Agreement;

(2)	is positive, the Buyer must procure that:

(A)	an amount equal to 50% of the UK Adjustment Amount is advanced to Ingeus Europe Limited; and

(B)	Ingeus Europe Limited promptly pays that amount to Deloitte LLP in accordance with the UK Share Sale Agreement; or

(3)	is nil, no amount will be paid by Deloitte LLP, Ingeus Europe Limited or any other party in respect of the UK Adjustment Amount.

7.3	Payment of adjustments

(a)

A party required to make a payment to another party under this clause 7 must make the payment in Immediately Available Funds without counter-claim or set-off and free and clear and without deduction of all present and future withholdings within 5 Business Days after the finalisation of the Completion Accounts or relevant Expert’s Report as applicable.

(b)	If any amount payable under this clause 7 is not paid when due, interest under clause 19.16 will apply from and including the date that payment of that amount was due until the date of payment.

8	Warranties

8.1	Warranties by the Sellers

Subject to the qualifications and limitations in clause 9:

(a)

each of the Sellers give the Title Warranties in favour of the Buyer in respect of itself and the Sale Shares set out next to the name of that Seller in column 2 of Schedule 3 on the date of this agreement and will deemed to be repeated immediately before Completion (and, in the case of the Sale Shares set out against the name of the Seller Trustee in column 2 of Schedule 3, Gregory Kenneth Ashmead gives the Title Warranties in respect of the Seller Trustee’s ownership of and power to sell those Sale Shares); and

(b)	the Warrantor gives the Non-Title Warranties in favour of the Buyer:

(1)	in respect of each Non-Title Warranty that is expressed to be given on a particular date, on that date; and

(2)	in respect of each other Non-Title Warranty, on the date of this agreement and immediately before Completion.

8.2	Independent Warranties

Each of the Warranties is to be construed independently of the others and is not limited by reference to any other Warranty.

8.3	Reliance

The Sellers acknowledge that the Buyer has entered into this agreement and will complete this agreement solely in reliance on the Warranties.

8 Warranties

8.4	Tax covenant

The Warrantor covenants to pay to the Buyer on demand, subject to the provisions of this agreement relating to Claims, including clauses 9 and 10, (or if later, 10 days before the liability to Tax or Duty is due and payable or, where applicable, any relief would have been recoverable) an amount equal to:

(a)

any liability to Tax or Duty of a Target Entity (including any liability which would have been payable but for the application or set off of any Relief against a liability to Tax or Duty, other than any Tax Relief arising to the Target Entity on or before Completion which is not shown as an asset in the Completion Accounts) arising in respect of:

(1)	any income, profits or gains actually or deemed to be earned, accrued or received by the Target Entity on or before Completion;

(2)	any transaction, act, event or omission occurring or deemed to occur on or before Completion;

(3)	the failure by any other person connected with a Seller for any Tax or Duty purpose at any time before Completion to discharge a liability to tax for which a Target Entity is not primarily liable;

(4)	the grant, exercise, release, vesting, variation or cancellation at any time of a right acquired before Completion to acquire securities or an interest in securities;

(5)	entry into this agreement or Completion (other than any Duty to be paid by the Buyer under clause 15.1);

(b)

the amount of Tax or Duty that would be payable but for the denial or loss of any Tax Relief shown as an asset in the Completion Accounts, save in the case of a repayment of Tax or Duty, the amount of the repayment (including any repayment supplement) that would have been due;

(c)

any liability of a Target Entity to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into or created on or before Completion of a sum equivalent to or by reference to another person's Tax liability; and

(d)

Tax Costs incurred by or on behalf of a Target Entity to the extent those Tax Costs arise from or relate to any of the matters for which the Warrantor may be liable under clause 8.4(a), 8.4(b) or 8.4(c), except to the extent that the Warrantor’s liability for the Tax or Duty is limited or qualified under clause 9, and this will be the sole remedy of the Buyer and each Target Entity in respect of any such Tax, Duty or Tax Costs.

References to the due date for payment of any Tax or Duty shall be read and construed as a reference to the last day on which such Tax or Duty may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition.

9 Claims

9	Claims

9.1	Disclosure

(a)

The Buyer acknowledges and agrees that the Sellers have disclosed or are deemed to have disclosed against the Warranties and all Claims, and the Buyer is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)	are provided for or described in this agreement or a Transaction Agreement; or

(2)	are fairly disclosed in, or otherwise evident from the information contained in, the Disclosure Letter.

(b)

The Warranties are given subject to the disclosures or deemed disclosures described in clause 9.1(a). A Warranty will not be regarded fairly as being untrue by reason of facts, matters or circumstances that have been disclosed or are deemed to have been disclosed under clause 9.1(a) and the Sellers will have no liability under the Warranties to the extent that disclosure is made or is deemed to have been made against the Warranties under this clause 9.1.

(c)

The Buyer must not make a Claim under a Warranty, and the Sellers will not be in breach of a Warranty, if the facts, matters or circumstances giving rise to such Claim are disclosed or are deemed to have been fairly disclosed under clause 9.1(a).

9.2	Awareness

Where a Warranty is given “to the best of the Warrantor’s knowledge’, or “so far as the Warrantor is aware’ or with a similar qualification as to the Warrantor’s awareness or knowledge, the Warrantor’s awareness is limited to and deemed only to include those facts, matters or circumstances of which a Specified Executive is actually aware as at the date of this agreement and would be aware if, at the date of this agreement that Specified Executive had made reasonable enquiries of the Specified Senior Executives, having regard to the Specified Executive’s position and circumstances.

9.3	No reliance

(a)	The Buyer represents and warrants to each Seller, that:

(1)	at no time has:

(A)	any Seller or Target Entity, or any person on its behalf, made or given; or

(B)	any Buyer Group Member relied on,

any representation, warranty, promise or undertaking in respect of the Business, the Ingeus Group or the future financial performance or prospects of all or any part of the Ingeus Group or otherwise except those expressly set out in this agreement (including in the Warranties);

(2)

it has not relied on anything other than the Warranties, indemnification and other contractual provisions of this agreement and the Transaction Agreements in agreeing to buy the Sale Shares and, in particular, no representations, warranties, promises, undertakings, statements or conduct in respect of the Business, the Ingeus Group or the future financial performance or prospects of all or any part of the Ingeus Group or otherwise have:

9 Claims

(A)	induced or influenced the Buyer to enter into, or agree to any terms or conditions of, this agreement;

(B)	been relied on in any way as being accurate by a Buyer Group Member;

(C)	been warranted to a Buyer Group Member as being true; or

(D)	been taken into account by the Buyer as being important to its decision to enter into, or agree to any or all of the terms of, this agreement or the UK Share Sale Agreement,

except those expressly set out in this agreement (including in the Warranties);

(3)

it has entered into this agreement after satisfactory inspection and investigation of the affairs of the Target Entities, including the opportunity to conduct a detailed review of the Disclosure Materials; and

(4)	it has made, and it relies upon, its own searches, investigations, enquiries and evaluations in respect of the Ingeus Group.

(b)

The Buyer acknowledges that the Sellers have agreed to sell the Sale Shares and enter into this agreement relying on the representations and warranties in this clause 9.3 and would not be prepared to sell the Sale Shares on any other basis.

9.4	Opinions, estimates and forecasts

The parties acknowledge that no Seller is under any obligation to provide any Buyer Group Member or its advisers with any information in relation to the future financial performance or prospects of the Ingeus Group. If a Buyer Group Member has received opinions, estimates, projections, business plans, budget information or other forecasts in respect of all or any part of the Ingeus Group (including those set out in the Information Memorandum), the Buyer acknowledges and agrees that:

(a)	there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets and forecasts and the Buyer is familiar with these uncertainties;

(b)	the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets and forecasts furnished to it;

(c)	the Sellers are not liable under any claim arising out of or relating to any opinions, estimates, projections, business plans, budgets or forecasts in respect of all or any part of the Ingeus Group;

(d)

without limiting clause 9.4(c), the Sellers are not liable under any claim arising out of or relating to any error, inaccuracy, incompleteness, lack of reasonableness or similar defect in any opinion, estimate, projection, business plan, budget or forecast given in respect of all or any part of the Ingeus Group or any default negligence or lack of care in relation to the preparation or provision of such information; and

9 Claims

(e)

information contained in the Disclosure Materials shall not be deemed to be invalid solely by reason of any error, inaccuracy, incompleteness, lack of reasonableness or similar defect in any opinion, estimate, projection, business plan, budget or forecast given in respect of all or any part of the Ingeus Group.

9.5	Maximum and minimum amounts

(a)	The Sellers are not liable under a Claim unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(1)	exceeds £100,000; and

(2)	either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims that satisfy clause 9.5(a)(1) exceeds £1,000,000,

in which event, subject to clauses 9.5(b) and 9.5(c), the Sellers are liable for so much of that amount which exceeds £1,000,000.

(b)	Subject to the remainder of this clause 9, including (without limitation) the limitations in clause 9.14:

(1)

the maximum aggregate amount that a Seller is required to pay in respect of Title Claims whenever made is limited to its Respective Proportion of the Paid Non-Deloitte Purchase Price, provided, however, that to the extent such Title Claim exceeds the Paid Non-Deloitte Purchase Price, the remaining portion of the Purchase Price which later becomes payable to such Seller (if any) may be utilized by Buyer to satisfy the remaining portion of such Title Claim in accordance with the provisions of clause 10.4.

(2)	the maximum aggregate amount that the Warrantor is required to pay in respect of all Tax Claims whenever made is limited to the Tax Claim Cap; and

(3)

the maximum aggregate amount that the Warrantor, or, if applicable, a Seller is required to pay in respect of Non-Title Claims (other than Tax Claims) whenever made is, in respect of the Warrantor, limited to the Non-Title Claim Cap, or in respect of a Seller, that Seller’s Relevant Proportion of the Non-Title Claim Cap, as applicable, provided, that if the Paid Non-Deloitte Purchase Price increases and there are unpaid Claims, any such increase will be applied against such Claims in accordance with the provisions of clause 10.4 up to the applicable Claim cap in sub-clauses (1), (2) or (3) above.

(c)

For the purposes of clause 9.5(a)(1), Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty. Notwithstanding the foregoing, nothing contained in this agreement shall limit the rights of any party hereto to seek to obtain injunctive relief or specific performance.

9.6	Time limits

A Seller will not be liable under a Claim unless:

(a)	the Buyer notifies the Seller of the Claim in accordance with clauses 10.1(a) and 10.1(b) within:

(1)	7 years after Completion in respect of Tax Claims;

9 Claims

(2)	48 months after Completion in respect of Title Claims; or

(3)	24 months after Completion in respect of Non-Title Claims (other than Tax Claims); and

(4)	the Restricted Period in respect of Claims related to clause 13; and

(b)	within 6 months (or such longer period as may be agreed) of the date the Buyer is required to notify the Seller of the Claim under clause 10.1(a):

(1)	the Claim has been agreed, compromised or settled; or

(2)	the Buyer has issued and served legal proceedings against the Seller in respect of the Claim.

9.7	Recovery under other rights and reimbursement

(a)

The Sellers are not liable under a Claim for any Loss to the extent that a Buyer Group Member or a Target Entity is entitled on an after-Tax basis to recover, or be compensated for by any Third Party any Loss from another source (including under a policy of insurance or from a Governmental Agency).

(b)

If, after a Seller has made a payment in respect of a Claim, a Buyer Group Member or a Target Entity recovers or is compensated for by any other means (including receipt of any benefit referred to in clause 9.12), any Loss that gave rise to the Claim, the Buyer must immediately pay to the Seller as an increase in the Purchase Price, the amount of the Loss that was recovered or compensated for less any Tax thereon.

9.8	No double claims

(a)	The Sellers are not liable under a Claim for any Loss that a Buyer Group Member or a Target Entity recovers, or is compensated for, under a Transaction Agreement.

(b)

This clause 9.8 does not prevent the Buyer Group Member or Target Entity entitled to make a claim under a Transaction Agreement from commencing that claim. However, if for any reason more than one amount is paid in respect of the same Loss, the Buyer must procure that the additional amount is immediately repaid to one or more Sellers nominated by the Warrantor so as to give full effect to clause 9.8(a).

9.9	Mitigation of loss

(a)	Other than in respect of a Tax Covenant Claim, the Buyer must:

(1)	take, and procure that each other Buyer Group Member and Target Entity takes, all reasonable actions to mitigate any Loss that may give rise to a Claim; and

(2)	not omit, and procure that no other Buyer Group Member or Target Entity omits, to take any reasonable action that would mitigate any Loss that may give rise to a Claim.

(b)	If the Buyer does not comply with clause 9.9(a) and compliance with clause 9.9(a) would have mitigated the Loss, the Sellers are not liable for the amount by which the Loss would have been reduced.

9 Claims

9.10	General limitations

The Sellers are not liable under a Claim for any Loss or amount described below to the extent that Loss or amount:

(a)	(contingent losses): other than in respect of a Tax Claim is a contingent Loss, unless and until the Loss becomes an actual Loss and is due and payable;

(b)

(provisions in accounts): arises in respect of a matter that has been disclosed in the Completion Accounts (or, to the extent not reflected in the Completion Accounts, in the Accounts) or the subject matter of which has been included as a provision, allowance, reserve or accrual in the Completion Accounts (or, to the extent not reflected in the Completion Accounts, in the Accounts);

(c)	(pre Completion actions): arises from an act or omission by or on behalf of a Seller or a Target Entity before Completion that was done or made:

(1)	with the written consent (including, without limitation, by email) of a Buyer Group Member; or

(2)	at the written direction or instruction (including, without limitation, by email) of a Buyer Group Member;

(d)

(post Completion conduct): arises from anything done or not done after Completion by or on behalf of a Buyer Group Member or a Target Entity except where such act is pursuant to a legally binding obligation of Target Entities entered into before Completion and not fairly disclosed in the Disclosure Letter or in relation to a Tax Claim where required by any legislation, regulation, or any practice of (or at the request of) any Governmental Agency, as such legislation, regulation or practice (or request) is in force or applies at Completion, or in relation to a Tax Claim where such act is any filing or submission of documentation in relation to Tax or responding to any Tax audit or enquiry;

(e)

(promoted claims): arises from a Third Party Claim that is attributable to anything done or not done after Completion by or on behalf of a Buyer Group Member or a Target Entity that was calculated or intended to cause the Third Party Claim to be made, other than any filing or submission of documentation in relation to Tax or responding to any Tax audit or enquiry;

(f)

(breach of law or contract): arises from a breach of a Warranty that could only have been avoided by Seller or Target Entity breaching its obligations at law or under this agreement or a Transaction Agreement;

(g)	(change of law or interpretation): arises from:

(1)	the enactment or amendment of any legislation or regulations;

(2)	a change in the judicial or administrative interpretation of the law; or

(3)	a change in the practice or policy of any Governmental Agency,

after the date of this agreement, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect;

(h)

(change in accounting policy): would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Target Entity that applied before Completion, other than where such change is necessary to comply with the generally accepted accounting principles that applied to the Target Entities up to Completion;

(i)	(change of Business): arises out of the cessation or alteration of the Business after Completion;

9 Claims

(j)	(legal costs): is not a reasonable legal cost having regard to the circumstances of the Claim; or

(k)

(consequential loss): is special loss or damage, indirect loss or damage or consequential loss or damage including loss of profit, loss of revenue, loss of anticipated savings or business, loss of data, loss of opportunity and expectation loss or damage; or

(l)

(remediable loss): is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 20 Business Days after the Sellers receive written notice of the Claim under clause 10.1(a).

9.11	Other limitations

(a)	The Sellers’ liability under the Tax Covenant shall be reduced by the amount of any accrual, allowance, provision or reserve included in the Completion Accounts in respect of Tax.

(b)	If:

(1)	an accrual, allowance, provision or reserve in the Completion Accounts in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(2)	an entitlement to any Tax Relief that is shown as an asset in the Completion Accounts is understated and the amount of the understatement has been actually received by a Target Entity,

then the Sellers’ liability in respect of any Tax Claims shall be reduced by the amount of the actual excess or actual understatement (as applicable).

(c)	The Sellers are not liable under a Tax Claim for any Loss or amount described below to the extent that:

(1)

(inconsistent position): Loss that arises from a Buyer Group Member or a Target Entity taking a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Target Entity before Completion (including any position adopted in relation to the preparation of any Pre Completion Returns or in relation to the calculation of any reserve or provision relating to Tax or Duty in the Completion Accounts), unless the Target Entity is required to adopt an inconsistent position to comply with a Tax Law;

(2)

(failure to take action): Loss that arises from a failure by a Buyer Group Member or a Target Entity to take any action after Completion required by, or that should reasonably be taken under, any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed); or

(3)

(action contrary to Completion Accounts): Loss that arises from a failure by a Buyer Group Member or a Target Entity to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account or assumed in computing the provision for Tax in the Completion Accounts other than any claim, election, surrender or disclaimer or giving of notice or consent or other thing that is the Warrantor's responsibility under clause 12.3.

(d)

If a Target Entity takes a position in relation to the application of a Tax Law that is inconsistent with the position taken by that Target Entity before Completion, the Buyer must notify the Sellers of the change specifying the circumstances of the inconsistent position, at least 15 Business Days before the Target Entity adopts it.

9 Claims

9.12	Buyer benefits

In assessing any Loss recoverable by the Buyer as a result of any Claim or any payment made under clause 9.7, there must be taken into account any financial benefit accruing to the Buyer Group (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or actually received in respect of a Tax or Duty under any law obtained or obtainable by the Buyer Group and any amount by which any Tax for which the Buyer Group is or may be liable to be assessed or accountable is reduced or extinguished), arising directly or indirectly from the matter that gives rise to that Claim.

9.13	Sole remedy

(a)

It is the intention of the parties that the Buyer’s and Buyer Group’s sole remedies in connection with the Sale and the transactions contemplated by the UK Share Sale Agreement will be as set out in this agreement.

(b)	No Seller, Seller Representative or Adviser, nor Deloitte LLP, has any liability to a Buyer Group Member or a Target Entity:

(1)	in connection with the Sale, the transactions contemplated by the UK Share Sale Agreement or the matters the subject of this agreement or the Disclosure Materials; or

(2)

resulting from or implied by conduct made in the course of communications or negotiations in respect of the Sale, the transactions contemplated by the UK Share Sale Agreement or the matters the subject of this agreement or the Disclosure Materials, under a claim unless the claim may be made under the terms of this agreement or arises out of a statutory right or other claim that cannot be excluded by contract, including, without limitation, fraud, dishonesty or wilful concealment, or, in respect of a breach of an agreement or undertaking of the Sellers for the period prior to Completion, fraud, dishonesty, wilful misconduct or wilful concealment.

(c)

The Buyer unconditionally and irrevocably releases, and must procure that each Target Entity and each Buyer Group Member unconditionally and irrevocably releases, all current and former directors, officers and employees of a Target Entity from any claim relating to any act, omission or conduct of those directors, officers and employees at any time prior to Completion, except in respect of fraud, dishonesty or wilful concealment by a director, officer or employee, or, in respect of a breach of an agreement or undertaking of the Sellers for the period prior to Completion, fraud, dishonesty, wilful misconduct or wilful concealment except that this clause 9.13(a) shall not apply in respect of any person in their capacity as Warrantor or Seller.

(d)	The Buyer must not, and must procure that each Target Entity and other Buyer Group Member does not, make a claim:

(1)	that the Buyer would not be entitled to make under this agreement or that is otherwise inconsistent with the Buyer’s entitlement to make a claim under this agreement; or

(2)	against Deloitte LLP or any Seller Representative or Adviser with respect to or in connection with this agreement,

9 Claims

and the Buyer acknowledges that to do so would be to seek to circumvent the parties’ intention expressed in clause 9.13(a) and the Buyer must indemnify the Sellers, Deloitte LLP and each Seller Representative or Adviser against all claims made by a Target Entity or by a Buyer Group Member which are not permitted to be made under, or inconsistent with, this agreement.

9.14	Warranty insurance

(a)	Notwithstanding any provision to the contrary in this agreement:

(1)

the Buyer and Sellers shall jointly use their reasonable efforts to obtain a W&I Policy with terms acceptable to the Warrantor in an effort to provide the Buyer with cover in respect of any Loss it suffers or incurs in connection with matters giving rise to Claims (other than Claims for injunctive relief or specific performance) arising out of a breach of Warranty, covenant or under an indemnity in this agreement (upon the terms and subject to the limitations set out in the W&I Policy). The Buyer agrees to provide all documentation and information reasonably requested by the insurance broker or the insurer to facilitate the arrangement of a W&I Policy. For the avoidance of doubt, Buyer shall be deemed to have fulfilled its obligations under this clause 9.14(a)(1) if Buyer (i) participates in conference calls with insurance companies and insurance brokers on reasonable notice and at reasonable times and (ii) provides to such insurance companies and insurance brokers all due diligence reports previously prepared by Buyer or Buyer’s agents in connection with Buyer’s investigation of the Ingeus Group. If a W&I Policy is offered which is acceptable to the Warrantor, the Warrantor shall advance the funds to Buyer to purchase the W&I Policy at the sole cost of the Warrantor but nothing in this clause requires the Warrantor to provide such funds or to agree to a W&I Policy;

(2)

the Buyer and Sellers acknowledge that it may not be possible to obtain a W&I Policy on terms acceptable to the Warrantor, and the Buyer’s rights with respect to Claims shall not be diminished if a W&I Policy is not obtained;

(3)

the Buyer agrees that no Buyer Group Member will be entitled to make, and must not make, and hereby irrevocably waives any right it may have to make, and must procure that no Buyer Group Member makes, and irrevocably waives any right it may have to make, any Claim against the Sellers arising out of a breach of Warranty, covenant or under an indemnity in this agreement, except only:

(A)

in respect of a Claim against a Seller relating directly to the fraud, dishonesty or wilful concealment of that Seller, or, in respect of a breach of an agreement or undertaking of that Seller for the period prior to Completion, fraud, dishonesty, wilful misconduct or wilful concealment;

(B)	after having:

1.	filed a Claim against the W&I Insurer under or in respect of the W&I Policy (if any); and

2.	used commercially reasonable efforts to pursue such Claim against the W&I Insurer under or in respect of the W&I Policy (if any) until the earlier of denial of the Claim or payment of the Claim.

9 Claims

(C)	to the extent that the Buyer makes:

1.

a Non-Title Claim or Non-Title Claims which have not been paid in full under the W&I Policy (if any) , in which case the Warrantor’s aggregate liability shall be limited to the amount by which the Non-Title Claims Cap exceeds the amount recovered under the W&I Policy (if any) (unless Buyer has entered into a settlement agreement with the insurance carrier with respect to such Non-Title Claim in which case, except as otherwise agreed between Buyer and Warrantor with respect to such settlement, the Sellers have no further liability in respect of that Claim);

2.

a Tax Claim or Tax Claims against the Warrantor which have not been met in full under the W&I Policy (if any), in which case the Warrantor’s aggregate liability shall be limited to the amount by which the Tax Claims Cap exceeds the amount recovered by the Buyer under the W&I Policy (if any) (unless Buyer has entered into a settlement agreement with the insurance carrier with respect to such Tax Claim in which case, except as otherwise agreed between Buyer and Warrantor with respect to such settlement, the Sellers have no further liability in respect of that Claim); or

3.

a Title Claim or Title Claims against any of the Sellers which have not been paid in full under the W&I Policy (if any), in which case the relevant Seller’s or Sellers’ aggregate liability shall be limited to each relevant Seller’s Respective Proportion of the amount by which the Paid Non-Deloitte Purchase Price exceeds the amount recovered by the Buyer under the W&I Policy (if any) (unless Buyer has entered into a settlement agreement with the insurance carrier with respect to such Title Claim in which case, except as otherwise agreed between Buyer and Warrantor with respect to such settlement, the Sellers have no further liability in respect of that Claim).

(4)	the Buyer covenants with each of the Sellers that:

(A)	it will not agree to any amendment, variation, termination or waiver of the W&I Policy (or do anything which has a similar effect) without the consent in writing of the Warrantor;

(B)

it will not novate, or otherwise assign its rights under, the W&I Policy (or do anything which has similar effect) or do anything which causes any right of the insured under the W&I Policy not to have full force and effect upon its terms; and

(C)	it will comply with all terms and conditions of the W&I Policy, including any pre or post Completion deliverables required under the W&I Policy; and

(5)	the Buyer indemnifies each of the Sellers for and against all Loss:

(A)	arising in connection with a breach of this clause 9.14 by a Buyer Group Member;

10 Procedures for dealing with Claims

(B)	which is suffered or incurred by a Seller as a result of any Claim being made by the Buyer or any Buyer Group Member against that Seller which is not permitted to be made under this clause 9.14.

(b)

If the Buyer fails to satisfy its obligations under clause 9.14(a), the Warrantor may, without limitation to any other rights the Sellers might have, terminate this agreement by giving written notice to the Buyer at any time prior to Completion.

(c)	If there is any conflict or inconsistency between this clause 9.14 and any other provisions of this agreement other than clause 9.17, this clause 9.14 prevails.

9.15	Payments affecting the Purchase Price

(a)	Any payment made by a Seller to a Buyer Group Member or a Target Entity or under the W&I Policy in respect of any Claim will be in reduction of the Purchase Price.

(b)	Any payment (including a reimbursement) made by a Buyer Group Member or a Target Entity to a Seller in respect of any Claim will be an increase in the Purchase Price.

9.16	Independent limitations

Each qualification and limitation in this clause 9 is to be construed independently of the others and is not limited by any other qualification or limitation.

9.17	Fraud

Notwithstanding any other provision of this agreement, none of the qualifications and limitations on the liability of the Sellers (including in this clause 9) apply to any Claim against a Seller to the extent that the liability of the Seller in respect of that Claim arises from fraud, dishonesty or wilful concealment on the part of that particular Seller (and not any other Seller or other person), or, in respect of a breach of an agreement or undertaking of that Seller for the period prior to Completion, fraud, dishonesty, wilful misconduct or wilful concealment.

10	Procedures for dealing with Claims

10.1	Notice of Claims

(a)	(Actual Claims): The Buyer must promptly notify the Warrantor if:

(1)

it decides to make a Claim against a Seller that either alone or together with other Claims exceeds any applicable thresholds set out in clause 9.5(a) (if applicable) or to make a claim under the W&I Policy; or

10 Procedures for dealing with Claims

(2)	a Third Party Claim or Tax Demand is made that may give rise to a Claim against a Seller.

(b)	(Potential Claims) Without limiting clause 10.1(a) the Buyer must also promptly notify the Warrantor if:

(1)	the Buyer believes that it would be entitled to make a Claim against a Seller but for the thresholds set out in clause 9.5(a); or

(2)

the Buyer becomes aware of any events, matters or circumstances (including any potential threatened Third Party Claim or Tax Demand) that may give rise to a Claim against a Seller, whether alone or with any other Claim or circumstances or with the passage of time).

(c)	(Details required): The Buyer must include in each notice given under clause 10.1(a) or 10.1(b) all relevant details (including the amount) then known to a Buyer Group Member or a Target Entity of:

(1)	the Claim and if applicable, any other Claims that together with the Claim give rise to any applicable thresholds in clause 9.5(a) being exceeded;

(2)	if applicable, the Third Party Claim or Tax Demand; and

(3)	the events, matters or circumstances giving rise to the Claim.

(d)	(Extracts): The Buyer must also include in each notice given under clause 10.1(a) or 10.1(b) an extract of:

(1)	any part of a Demand (including a Tax Demand) that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(2)

if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

(e)

(Demands): The Buyer must provide a copy of any document referred to in clause 10.1(d) to the Warrantor as soon as practicable and in any event within 5 Business Days of receipt of that document by a Buyer Group Member or a Target Entity.

(f)	(Developments): The Buyer must also, on an on-going basis, keep the Warrantor informed of all developments in relation to the Claim notified under clause 10.1(a) or 10.1(b).

(g)

(Compliance) If the Buyer does not fully comply with this clause 10 in respect of a Claim, the Sellers are not liable under the Claim to the extent that the non-compliance has increased the amount of the Claim.

10.2	Third Party Claims

The following additional obligations apply in respect of the Third Party Claims.

(a)

(No admission): Except with respect to the defence of Third Party Claims which Warrantor does not agree to assume pursuant to subsection (b) below, the Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)	accept, compromise or pay,

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Third Party Claim that may lead to liability on the part of a Seller under a Claim without the Warrantor’s prior written approval.

(b)

(Defence of claim): Following receipt of a notice under clause 10.1(a) in respect of a Claim that arises from or involves or could potentially involve a Third Party Claim, the Warrantor may, by giving written notice to the Buyer, assume the conduct of the defence of the Third Party Claim, provided that such written notice is given to the Buyer no later than the earlier of (1) the 15th Business Day after receipt of a notice under clause 10.1(a) or (2) the last day of the first half of the permitted response time to such notice in the applicable jurisdiction.

10 Procedures for dealing with Claims

(c)	(Sellers assume conduct): If the Warrantor advises the Buyer that it wishes to assume the conduct of the defence of the Third Party Claim:

(1)

(indemnity) provided that the Warrantor provides the Buyer with an indemnity against all Loss that may result from such action, the Buyer must promptly take, and must procure that each Buyer Group Member and Target Entity promptly takes, all action requested by the Warrantor (acting reasonably) to avoid, contest, compromise or defend the Third Party Claim, including using professional advisers nominated by the Warrantor and approved by the Warrantor for this purpose; and

(2)

(access) the Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Warrantor with all reasonable assistance requested by it in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities for the sole purpose of obtaining information in relation to the Third Party Claim, provided that nothing in this clause shall entitle the Warrantor to access to any information or document which has been prepared by the Buyer or its advisers to assess the merits of a Warranty Claim.

(d)

(Conduct of claim by Sellers) If the Warrantor assumes the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim the Warrantor must:

(1)

act in good faith and not take any action that the Buyer believes, acting reasonably, would have a material adverse effect on the goodwill and business of any of the Buyer Group Members or any Target Entities;

(2)

liaise with the Buyer in relation to the defence of the Third Party Claim and obtain the consent of the Buyer (acting reasonably) prior to agreeing, settling or making any admission in relation to a Third Party Claim; and

(3)	provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.

(e)

(Buyer assumes conduct) If the Warrantor advises the Buyer that it does not wish to assume the conduct of the defence of the Third Party Claim, then the Buyer must procure that any Buyer Group Member or Target Entity that is conducting any proceedings or actions in respect of that Third Party Claim:

(1)	acts in good faith;

(2)	liaises with the Warrantor in relation to the defence of the Third Party Claim;

(3)

provides the Warrantor with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim except to the extent such material was prepared to assess the merits of a Warranty Claim; and

10 Procedures for dealing with Claims

(4)	acts reasonably in all the circumstances, including, having regard to the likelihood of success.

10.3	Tax Demands

Without affecting, and subject to, the provisions of this agreement relating to Claims, including clauses 9 and 10, the following additional obligations apply in respect of Claims arising from or involving a Tax Demand.

(a)	(No admission): The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)	accept, compromise or pay,

(2)	agree to arbitrate, compromise or settle; or

(3)	make any admission or take any action in relation to,

a Tax Demand that may lead to liability on the part of the Warrantor under a Claim without the prior written approval of the Warrantor (which must not be unreasonably withheld or delayed). However, the Buyer or a Target Entity may pay any Tax or Duty to a Governmental Agency by the due date for payment without affecting any of its rights under this agreement.

(b)

(Payment if not contesting a Tax Demand): If the Warrantor does not advise the Buyer that it wishes to contest the Tax Demand then the Warrantor must pay in Immediately Available Funds and as a reduction in the Purchase Price the amount notified by the Buyer by the later of:

(1)	the date on which the Warrantor is liable for the relevant Tax Claim the Buyer having complied with the provisions of this agreement relating to Claims, including clauses 9 and 10;

(2)	2 Business Days before the due date for payment to the Governmental Agency; or

(3)	10 Business Days after receipt of the notice given by the Buyer under clause 10.1.

(c)

(Contesting a Tax Demand): Following receipt of a notice under clause 10.1 in respect of a Claim that arises from or involves a Tax Demand, the Warrantor may, by written notice to the Buyer no later than 5 Business Days before the date due for payment of the relevant Tax or Duty advise the Buyer that it wishes to contest the Tax Demand.

(d)

(Procedure for contesting a Tax Demand): If the Warrantor advises the Buyer that it wishes to contest the Tax or Duty the subject of the Tax Demand under this clause 10.3(d) then, subject at all times to the provisions of this agreement relating to Claims, including clauses 9 and 10:

(1)

(Payment of Tax) the Warrantor must pay the Buyer, in Immediately Available Funds and as a reduction in the Purchase Price, so much of the Tax or Duty as is required by the relevant Governmental Agency to be paid while any action is being taken under this clause 10.3 by the later of (i) the date on which the Warrantor is liable for the relevant Tax Claim the Buyer having complied with the provisions of this agreement relating to Claims, including clauses 9 and 10; (ii) 2 Business Days before the due date for payment to the Governmental Agency; and (iii) 10 Business Days after receipt of the notice given by the Buyer under clause 10.1; and

10 Procedures for dealing with Claims

(2)

(Objection to Tax Demand or Disputing Action) at the Warrantor’s written request, the Buyer must take, or procure that the person required to pay the Tax or Duty (Tax Payor) takes, such Disputing Action in a timely manner in relation to the Tax Demand as the Warrantor may reasonably require.

(e)

(Conduct of proceedings by the Warrantor): If the Warrantor contests the Tax or Duty the subject of a Tax Demand then the Buyer must follow, and must procure that each Buyer Group Member and Target Entity follows, all reasonable directions of the Warrantor relating to the conduct of any Disputing Action contemplated by this clause 10.3(e), including using professional advisers (at the Warrantor’s expense) nominated by the Warrantor and reasonably acceptable to the Buyer. In making any such directions, the Warrantor must:

(1)	act in good faith;

(2)	liaise with the Buyer in relation to conduct of Disputing Action contemplated by this clause 10.3(e); and

(3)	provide the Buyer with reasonable access to a copy of any notice, correspondence of other document relating to that Disputing Action.

The Warrantor shall not be entitled to take, or request the Buyer or a Target Entity to take, or procure the taking of, an action which involves an appeal beyond the first appellate court, which for the avoidance of doubt in the UK shall compromise the Tax Chamber of the First Tier Tribunal, without an opinion at the expense of the Warrantor from a tax counsel of at least 10 years’ experience (acting as expert and not as arbitrator) that the appeal will, on the balance of probabilities, be won.

If any of the Sellers, or a Target Entity before Completion, shall have committed acts or omissions which constitute fraud, dishonesty or wilful concealment giving rise to or in connection with the Tax Demand, the rights of the Warrantor set out in this clause 10.3 in respect of the conduct of the Tax Demand shall not apply and the Buyer shall (without prejudice to its rights under this agreement) be free to satisfy or settle the relevant Tax Demand or take such other action on such terms as it may in its absolute discretion think fit.

(f)

(Access): The Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Warrantor with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by this clause 10.3 including providing, at the Sellers’ cost, access to witnesses and documentary or other evidence relevant to the Tax Demand or the Disputing Action, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities.

(g)

(Repayment of Tax): If the Warrantor contests the Tax or Duty the subject of a Tax Demand and the Warrantor has paid an amount of Tax or Duty to the Buyer under clause 10.3(d)(1) (the Initial Amount) and:

(1)	the Tax Demand is later withdrawn, the Buyer must repay the Initial Amount to the Warrantor; or

(2)

the amount of Tax or Duty ultimately required to be paid under Tax Demand is less than the Initial Amount, the Buyer must repay the Initial Amount (less the Tax or Duty which is required to be paid under the Tax Demand) to the Warrantor.

10.4	Right of set off

(a)	If, within the time limit applicable to a Claim as set out in clause 9.6, and prior to:

(1)	the end of the Escrow Period (as defined in Schedule 12) there remains any Escrowed Stock or Escrowed Cash (as defined in Schedule 12); or

(2)	the payment of any Earn-Out Consideration becoming due,

10 Procedures for dealing with Claims

the Buyer (acting reasonably and in good faith) has notified the Sellers or the Warrantor (as applicable) of a Claim and the amount of that Claim in accordance with clause 10.1(a) and 10.1(b), the Buyer shall be entitled to:

(3)

in the case of a Claim against a Seller, delay the vesting or release of that Seller’s proportion of the Claimable Escrowed Stock (in which case the parties must instruct the Escrow Agent not to release to that Seller its proportion of the Claimable Escrowed Stock from the Escrow Account until instructed otherwise by the parties) or, in the case of a Claim against the Warrantor, delay the vesting or release of the Warrantor’s proportion of the Claimable Escrowed Stock (in which case the parties must instruct the Escrow Agent not to release to the Warrantor its proportion of the Claimable Escrowed Stock from the Escrow Account until instructed otherwise by the parties); and

(4)

in the case of a Claim against a Seller, pay into escrow up to the Claim Escrow Amount out of any Earn-Out Consideration otherwise payable to that Seller after the date of that notice or, in the case of a Claim against the Warrantor, pay into escrow up to the Claim Escrow Amount out of any Earn-Out Consideration otherwise payable to the Warrantor after the date of that notice, up to the lesser of:

(5)

(A)	in the case of a Title Claim, the Paid Non-Deloitte Purchase Price;

(B)	in the case of a Tax Claim, the Tax Claim Cap; or

(C)	in the case of a Non-Title Claim, the Non-Title Claim Cap; and

(6)	the amount of the Claim,

(Withholding), until the Claim becomes a Substantiated Claim.

(b)

Within 10 Business Days of any Claim the subject of clause 10.4(a) becoming a Substantiated Claim, if that Substantiated Claim is not paid pursuant to the W&I Policy, then the Buyer shall be entitled to deduct and retain from the Withholding such amount (first out of the Claimable Escrowed Stock and second out of any portion of the Earn-Out Consideration that forms part of the Withholding (if any, such amount the Earn-Out Claim Amount) as to which the Buyer is entitled pursuant to the terms of the agreement, settlement or judgment and the Buyer shall at the same time pay the balance (if any) of the Withholding to the relevant Seller or Sellers (in relevant proportions) or the Warrantor (as applicable).

11 Buyer Warranties

(c)

If the amount of the Substantiated Claim exceeds the amount of the Withholding, the relevant Seller or Sellers remain, or the Warrantor remains (as applicable), liable in respect of the Claim up to the Non-Title Claims Cap less the amount of the Withholding and any amount paid under the W&I Policy.

11	Buyer Warranties

11.1	Buyer Warranties

The Buyer and the Buyer’s Guarantor give the Buyer Warranties in favour of the Sellers on the date of this agreement and the Buyer Warranties will be deemed to be repeated immediately before Completion.

11.2	Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

11.3	Reliance

The Buyer and the Buyer’s Guarantor respectively acknowledge that the Sellers have entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

12	Period after Completion

12.1	Appointment of proxy

(a)	From Completion until the Sale Shares are registered in the name of the Buyer, the Sellers must:

(1)	appoint the Buyer as the sole proxy of its Sale Shares to attend shareholders’ meetings and exercise the votes attaching to the Sale Shares; and

(2)	not attend and vote at any shareholders’ meeting.

(b)

The Buyer indemnifies the Sellers against all Loss suffered or incurred by them arising out of any action taken or omission made by the Buyer pursuant to the proxy granted by the Seller in accordance with in clause 12.1(a).

12.2	Access to records by Sellers

(a)	The Buyer must procure that all Business Records are preserved in respect of the period ending on the Completion Date until the later of:

(1)	6 years from the Completion Date; and

(2)	any date required by an applicable law.

(b)	After Completion the Buyer must, on reasonable notice from a Seller:

12 Period after Completion

(1)

provide the Seller and its advisers with reasonable access to the Business Records and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the expense of the Seller; and

(2)	provide the relevant Seller and its advisers with reasonable access to the personnel and premises of the Buyer Group Members and the Target Entities,

for the purpose of assisting the Seller to prepare tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax, Duty or other legal requirements or to conduct legal or arbitration proceedings.

(c)	A Seller given access under clause 12.2(b) must reimburse the Buyer for its reasonable costs in retrieving any Business Records and making personnel and premises available under that clause 12.2(b).

(d)

The Buyer is not obliged to waive legal professional privilege. The Sellers must comply with any reasonable steps requested by the Buyer to preserve confidentiality, including notifying the Buyer if any Business Records are required to be reasonably disclosed to a Third Party and obtaining undertakings of confidentiality from any such Third Parties if so required by the Buyer.

(e)

The Buyer agrees that any Seller may retain copies of any Business Records that it may require to enable it to comply with any applicable law after the Completion Date provided that such Seller continues to comply with any confidentiality undertakings reasonably requested by the Buyer.

12.3	Pre-Completion tax returns

(a)

The parties will co-operate in connection with the preparation and filing of any Tax return or Tax statement of a Target Entity with respect to a period or part period before the Completion Date and any administrative proceeding involving any such Tax return or Tax statement.

(b)

The Warrantor will, at the expense of the Company (or relevant Target Entity), have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each Target Entity to the extent they relate to any periods (or part periods) ending on or before the Completion Date (Pre Completion Returns).

(c)

The Warrantor must deliver each Pre Completion Return to the Buyer as soon as it is available but no later than 20 Business Days before it is due to be filed (taking into account any extension of time to file the Pre Completion Return that has been properly obtained) for the Buyer’s review and comment. If the Buyer objects to any items set forth in the Pre Completion Return it must notify the Warrantor of the objection as soon as it is aware of the objection but no later than 10 Business Days before the Pre Completion Return is due to be filed.

(d)

The Buyer will, at its own cost and expense, have the sole control of the preparation and filing of all Tax returns, forms or statements of each Target Entity for any period that includes, but does not end on or before the Completion Date (Straddle Returns).

(e)

The Buyer must procure that each Straddle Return is prepared in a manner consistent with the requirements of any Tax Law and must deliver each Straddle Return to the Warrantor as soon as it is available but no later than 20 Business Days before it is due to be filed for the Warrantor’s review and comment. If the Warrantor objects to any items set forth in the Straddle Return it must notify the Buyer of the objection as soon as it is aware of the objection but no later than 10 Business Days before the Straddle Return is due to be filed.

12 Period after Completion

(f)

If the Warrantor or the Buyer notifies the other of an objection to a Pre Completion Return or Straddle Return as applicable, the parties must attempt in good faith to resolve the dispute. If the parties cannot resolve any such dispute within 10 Business Days of the objection being notified, then the Pre Completion Return or Straddle Return must be completed in the manner specified by the Buyer, provided that the Warrantor will have no liability under the Warranties or clause 8.4 in respect of any additional Tax, Duty or Tax Costs arising from the Buyer’s completion of the Pre Completion Return or Straddle Return as the case may be.

(g)

The Buyer must procure that each Straddle Return and (subject to the Warrantor complying with clause 12.3(c)) each Pre Completion Return is filed by the due date for filing. If a Pre Completion Return or Straddle Return is due before the date a disputed item is resolved under this clause 12.3, the Buyer must procure that the return is filed as prepared and must procure that an amended return, which reflects the resolution of the disputed items is filed immediately after the disputed items are resolved.

(h)

Except in relation to the preparation of Pre Completion Returns and Straddle Returns (to which clauses 12.3(b) to 12.3(g) apply) the parties agree that it is the intention for the Warrantor to have the right to determine, control and where appropriate participate in the disclosure (including manner of disclosure) of any material or information to a Governmental Agency and any other dealings with the Governmental Agency in relation to Tax to the extent such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion, or could otherwise reasonably be expected to have an impact upon the tax position of the Ingeus Group for the period prior to Completion (Pre Completion Tax Event).

(i)	Without limiting clause 12.3(h), from and after Completion the Buyer agrees that it will, and will procure that each Target Entity and Buyer Group Member will:

(1)

not disclose any information or material to a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Warrantor (which consent will not be unreasonably withheld or delayed), except as required by law;

(2)

not make any admission of liability, or any agreement, compromise or settlement with a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Warrantor (such approval not to be unreasonably withheld or delayed); and

(3)

promptly provide the Warrantor with copies of any correspondence with, or material provided to or by, a Governmental Agency and keep the Warrantor informed of any oral discussions with a Governmental Agency in relation to a Pre Completion Tax Event.

(j)

If the Buyer provides a notice under clause 10.1 in respect of a Claim that arises from or involves a Tax Demand, then at all times from the date of receipt of that notice the provisions of clause 10.3 will apply to that Tax Demand or the Tax or Pre Completion Tax Event the subject of that Tax Demand and not this clause 12.3.

13 Protection of the Business

12.4	ROW Bonds and deposits for premises

(a)

If any portion of the ROW Bonds and deposits for premises is returned to a Target Entity, the Buyer must, within 20 Business Days, pay, or procure that the relevant Target Entity pays, an amount equal to that portion of the ROW Bonds and deposits for premises to the Sellers in their Respective Proportions in Immediately Available Funds.

(b)	The Buyer and the Buyer’s Guarantor will use their reasonable efforts to support the transition of ROW Bonds and deposits for premises as required.

13	Protection of the Business

13.1	Non-Compete

During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Restricted Area; (ii) have an interest in any person that engages directly or indirectly in the Business in the Restricted Area in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this agreement) between the Target Entities and customers or suppliers of the Target Entities. The parties agree that damages may not be an adequate remedy for breach of these covenants and that the Sellers agree that in addition and without prejudice to any and all other remedies available to it, the Buyer shall be entitled to obtain relief by way of a temporary or permanent injunction to enforce the covenants contained in this clause 13.

The parties acknowledge and agree that this clause 13.1 does not apply in respect of the work to be undertaken by the Sellers in terms of their employment by the Buyer Group or the Ingeus Group on and from Completion.

13.2	No solicitation of customers

During the Restricted Period, the Sellers must not canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which in any way competes with all or part of the Business in the Restricted Area) any person or organisation who at any time during the 12 month period immediately preceding the Completion Date shall have been a client or customer of the Company or any of its Subsidiary Undertakings in respect of the provision of services of the type provided by the Business in the Restricted Area.

13.3	No solicitation of employees or agents

During the Restricted Period, the Sellers must not offer employment to or employ or offer to conclude any contract of services with senior employees of the Company or of any of its Subsidiary Undertakings or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such individuals or of any of its Subsidiary Undertakings to terminate their employment with the Company or any of its Subsidiary Undertakings). The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this clause 13.3 provided that none of the Sellers encourages or advises such agency to approach any senior employee of the Company or of any of its Subsidiary Undertakings.

13 Protection of the Business

13.4	Severability

(a)	If any part of an undertaking in this clause 13 is unenforceable it may be severed without affecting the remaining enforceability of that or the other undertakings.

(b)

If any of the restraints in this clause 13 are judged to go beyond what is reasonable in the circumstances and necessary to protect the Business but would be judged reasonable and necessary if any activity were deleted or a period or area were reduced, then such restraints apply with that activity deleted or period or area reduced by the minimum amount necessary to make such restraint reasonable in the circumstances.

13.5	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning

Restricted Area	Countries where Ingeus currently operates

Restricted Period	For Claims being enforced under Australian law,

	1	five (5) years commencing on the Completion Date, or if that period is found to be unenforceable; then

	2	four (4) years commencing on the Completion Date, or if that period is found to be unenforceable; then

	3	three (3) years commencing on the Completion Date, or if that period is found to be unenforceable; then

	4	two (2) years commencing on the Completion Date, or if that period is found to be unenforceable; then

	5	one (1) year commencing on the Completion Date, or if that period is found to be unenforceable; then

	6	nine (9) months commencing on the Completion Date, or if that period is found to be unenforceable; then

	7	six (6) months commencing on the Completion Date.

For all other Claims, the period from the Completion Date until the fifth anniversary of the Completion Date.

13.6	Acknowledgment

The Sellers acknowledge that all the prohibitions and restrictions contained in this clause 13 are reasonable in the circumstances and necessary to protect the goodwill and confidential information of the Business as at the Completion Date.

14 Announcements and confidentiality

13.7	Portfolio Interest

Nothing in this clause 13 in any way restricts a Seller from holding up to a 5% interest in any entity provided such holding is only a passive portfolio holding for investment purposes (where the Seller does not exercise an active role in the operational direction or management of the relevant company), even if that company carries on a business that competes with the Business.

14	Announcements and confidentiality

14.1	Agreed announcement

A party may not make any other public announcement relating to this agreement or a Transaction Agreement (including the fact that the parties have executed this agreement or any Transaction Agreement) unless the Buyer and the Warrantor have consented to the announcement, including the timing, form and content of that disclosure.

14.2	Confidentiality

(a)

Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (that is disclosed to the recipient by the other party, its representatives or advisers), this agreement or any Transaction Agreement, the terms of the Sale or the existence or nature of any dispute or Claim, other than to the extent that:

(1)

the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)

the recipient is required to disclose the information by applicable law or the rules of any recognised stock exchange on which its securities or the securities of any of its Related Bodies Corporate are listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(3)

the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)	the disclosure is required for use in arbitration proceedings regarding this agreement or the Sale;

(5)	the party to whom the information relates has consented in writing before the disclosure;

(6)	the disclosure is made, in the case of the Sellers, to Deloitte LLP and its representatives and advisers; or

(7)	disclosure is expressly permitted pursuant to the terms of any Transaction Document.

15 Duties, costs and expenses

(b)

Each recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the obligations under this clause 14.2 as if they were a party to this agreement.

(c)	From Completion, the Buyer may disclose confidential information relating to the Business except to the extent that such information relates to a Seller.

15	Duties, costs and expenses

15.1	Duties

The Buyer must pay all Duty in respect of the execution, delivery and performance of this agreement and any agreement or document entered into or signed under this agreement and each Transaction Agreement.

15.2	Costs and expenses

(a)

Unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement (including each Transaction Agreement).

(b)	Any action to be taken by the Buyer or the Sellers in performing its obligations under this agreement must be taken at their own cost and expense unless otherwise provided in this agreement.

16	GST

16.1	Definitions

Words used in this clause 16 that have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

16.2	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this agreement does not include GST.

(b)

To the extent that any supply made under or in connection with this agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which clause 16.2(b) applies:

17 Guarantee by Buyer's Guarantor

(1)	the supplier must determine the amount of the GST component of the consideration payable; and

(2)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

16.3	Tax invoices

The supplier must issue a Tax Invoice to the recipient of a supply to which clause 16.2 applies no later than 5 Business Days following payment of the GST inclusive consideration for that supply under that clause.

16.4	Reimbursements

If any party is entitled under this agreement to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

17	Guarantee by Buyer’s Guarantor

17.1	Guarantee and indemnity

The Buyer’s Guarantor:

(a)	unconditionally and irrevocably guarantees to the Sellers on demand, the due and punctual performance of the Buyer’s obligations under this agreement; and

(b)

as a separate and additional liability, indemnifies the Sellers against all Loss and all Claims of any nature arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this agreement.

17.2	Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 17 is not affected by anything that, but for this clause 17, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)

the grant to the Buyer, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the Sellers, the Buyer, the Buyer’s Guarantor or any other person;

(c)	the Sellers exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer, the Buyer’s Guarantor or any other person;

(d)

the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Sellers from the Buyer, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

17 Guarantee by Buyer's Guarantor

(e)	the failure or omission or any delay by the Sellers or the Buyer to give notice to the Buyer’s Guarantor of any default by the Buyer or any other person under this agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Buyer, the Buyer’s Guarantor or any other person.

17.3	Principal and independent obligation

This clause 17 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

17.4	Continuing guarantee and indemnity

This clause 17 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer has any liability or obligation to the Sellers under this agreement and until all of those liabilities or obligations have been fully discharged.

17.5	No withholdings

(a)

The Buyer’s Guarantor must make all payments that become due under this clause 17, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)

If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 17, it must pay to the Sellers such amount as is necessary to ensure that the net amount received by the Sellers after withholding equals the amount the Sellers would otherwise have been entitled to if not for the withholding.

17.6	Currency

The Buyer’s Guarantor must pay all moneys that it becomes liable to pay under this clause 17 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

17.7	No set off

Unless expressly provided for in this agreement (including the schedules attached hereto), the Buyer’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 17, against any moneys that the Sellers be, or become, liable to pay to a Buyer Group Member whether under this agreement or otherwise.

18 Notices

18	Notices

18.1	Form of Notice

A notice or other communication to a party under this agreement (Notice) must be:

(a)	in writing and in English and signed by or on behalf of the sending party; and

(b)	addressed to that party in accordance with the details nominated in Schedule 1 (or any alternative details nominated to the sending party by Notice).

18.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the fifth Business Day after the date of posting

By fax to the nominated fax number	At the time indicated by the sending party’s transmission equipment as the time that the fax was sent in its entirety.

However, if the recipient party informs the sending party within 4 hours after that time that the fax transmission was illegible or incomplete, then the Notice will not be regarded as given or received. When calculating this 4 hour period, only time within a business hours period is to be included.

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

18.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than fax and email as permitted in clause 18.2).

19 General

19	General

19.1	Governing law and arbitration

(a)	This agreement is governed by the laws of England and Wales.

(b)

Subject to clause 19.1(c), any dispute, controversy or Claim arising out of or in connection with this agreement or the Sale, including any question regarding the existence, validity or termination of this agreement, will be resolved by arbitration in accordance with the LCIA Arbitration Rules in place at the time of the relevant dispute, controversy or Claim, which Rules are deemed to be incorporated by reference into this clause, and:

(1)	the arbitration proceedings, and all documents and correspondence relating to the arbitration proceedings, will be confidential;

(2)	the seat of arbitration shall be London, England;

(3)	the arbitrators shall be appointed in accordance with clauses 19.1(c) and 19.1(d);

(4)	the law governing the arbitration agreement shall be the laws of England and Wales; and

(5)	the language of the arbitration shall be English.

(c)

The claimant (or claimant parties jointly) shall nominate in the request for arbitration one arbitrator and the respondent (or respondent parties jointly) shall nominate in the response one arbitrator. The two arbitrators nominated by the parties shall within 15 days of the appointment of the second arbitrator, agree upon a third arbitrator who shall act as Chair. Notwithstanding anything to the contrary in the LCIA Arbitration Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties. If no agreement is reached upon the third arbitrator within 15 days of the appointment of the second arbitrator, the LCIA Court shall expeditiously nominate and appoint a third arbitrator to act as Chair. If the claimant or claimant parties or the respondent or respondent parties fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the LCIA Court in accordance with the LCIA Arbitration Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this clause 19.1.

(d)

Each party expressly agrees and consents to this process for nominating and appointing the arbitrators and, in the event that this clause 19.1 operates to exclude a party's right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

(e)	Any ROW Disputed Matter (as defined in clause 3.2(b)(1) of Schedule 7) must be determined in accordance with clause 3.4 of Schedule 7.

(f)	Any UK Disputed Matter (as defined in clause 3.2(b)(1) of Schedule 3 of the Side Deed must be determined in accordance with clause 3.4 of Schedule 3 of the Side Deed.

(g)

The parties acknowledge and agree that the Sellers shall bear the burden of proving on the balance of probabilities any claim that the Buyer was “actually aware” of a breach of any Warranty by Sellers as described in Clause 12 of Schedule 5.

19 General

19.2	Service of process

(a)

Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 18.

(b)

The Buyer and the Buyer’s Guarantor irrevocably appoint Pinnacle UK Bidco Limited (with an address at 15 Fetter Lane, London, EC4A 1JP) as its agent for the service of process in England in relation to any matter arising out of this agreement. If Pinnacle UK Bidco Limited ceases to be able to act as such or have an address in England, the Buyer and the Buyer’s Guarantor agree to appoint a new process agent in England and deliver to the other party/parties within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement and each Transaction Agreement. The Buyer and the Buyer’s Guarantor must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

19.3	Invalidity and enforceability

(a)

If any provision of this agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)

Clause 19.3(a) does not apply where enforcement of the provision of this agreement in accordance with clause 19.3(a) would materially affect the nature or effect of the parties’ obligations under this agreement.

19.4	Waiver

(a)	No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

(b)	In this clause 19.4:

(1)	conduct includes delay in the exercise of a right;

(2)	right means any right arising under or in connection with this agreement and includes the right to rely on this clause; and

(3)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

(c)	A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties.

(d)

A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

19.5	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

19 General

19.6	Assignment

(a)	Subject to clause 19.6(b), rights arising out of or under this agreement are not assignable by a party without the prior written consent of the Warrantor and the Buyer.

(b)

If all of the Target Entities are sold or transferred after Completion as part of one transaction to one buyer, then all of the Buyer’s rights under this agreement may be assigned to the purchaser or transferee of the shares in the Target Entities who may enforce those rights as if that party had been named in this agreement as the Buyer,

19.7	Gross-up

(a)

All sums payable by the Sellers under this agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims unless a deduction or withholding is required by law in which event the Sellers shall; (i) provide such evidence of the relevant withholding or deduction and any applicable Credits as the Buyer may reasonably require; and (ii) pay such additional amount as shall be required to ensure that the net amount received and retained by the Buyer under this agreement will (after such deduction or withholding has been made) equal the full amount that would have been received and retained by it had no such deduction or withholding been required to be made as reduced by any offset, deduction, credit, refund, allowance, relief or other benefit (Credit) to which the Buyer is entitled on account of such deduction or withholding.

(b)

If any Governmental Agency charges to Tax any sum paid (original payment) to the Buyer under this agreement the Sellers shall be obliged to pay to the Buyer such additional amount (additional payment) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be paid 3 Business Days after the Buyer has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Tax Relief.

(c)	The Sellers are not liable to make any payment under clauses 19.7(a) or 19.7(b) to the extent that the Buyer is entitled to any Credit in respect of the relevant Loss or payment to the Buyer.

19.8	Further action to be taken at each party’s own expense

Subject to clause 15, each party must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it.

19.9	Relationship of the parties

Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party.

19.10	Exercise of rights

(a)

Unless expressly required by the terms of this agreement, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

19 General

(b)

A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

19.11	Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

19.12	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

19.13	No merger

The Warranties, Buyer Warranties, undertakings and indemnities in this agreement will not merge on Completion.

19.14	Entire Agreement

This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

19.15	No reliance

No party has relied on any statement by any other party not expressly included in this agreement.

19.16	Default Interest

(a)

If a party fails to pay any amount payable under this agreement on the due date for payment, that party must in addition to a continuing liability to pay the amount unpaid pay interest on the amount unpaid at 5% per annum.

(b)	The interest payable under clause 19.16(a):

(1)

accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 360 day year.

19 General

(c)	The right to require payment of interest under this clause 19.16 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

(d)	A failure to pay any amount under this agreement is not remedied until both the amount unpaid and any interest payable under this clause 19.16 have been paid in full.

19.17	Benefits held on trust

(a)

The Warrantor holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of Deloitte LLP or a Seller Representative or Adviser that is not a party to this agreement, on trust for Deloitte LLP or that Seller Representative or Adviser, as applicable.

(b)

The Buyer holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Buyer Group Member or Target Entity, or for the benefit of a Buyer Group Member or Target Entity that is not a party to this agreement, on trust for that director, officer, employee, Buyer Group Member or Target Entity.

(c)	With the exception of Deloitte LLP, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement.

19.18	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Schedules

Notice details	46

Definitions	47

Sellers and their respective shareholdings in the Company	61

Warranties	62

Buyer Warranties	84

Completion Steps	87

Completion Accounts	91

Pro forma Completion Accounts	104

Properties	107

Business Intellectual Property	153

Target Entities	164

Post-Completion Consideration Payments	165

Earn-Out Consideration	170

Schedule 1

Notice details

Warrantor	Thérèse Virginia Rein

Address	85 Norman Crescent, Norman Park, Qld 4170

Phone	+61 7 3535 9802

Fax	+61 7 3535 9898

Email	trein@ingeus.com

Gregory Kenneth Ashmead and GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)	Thérèse Virginia Rein (on behalf of Gregory Kenneth Ashmead & GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust))

Address	85 Norman Crescent, Norman Park, Qld 4170

Phone	+61 7 3535 9802

Fax	+61 7 3535 9898

Email	trein@ingeus.com

Buyer	Pinnacle Australia Holdco Pty Ltd

Address	Level 11 68 Pitt Street

Attention	Warren S. Rustand

Fax	(520) 747-6605

Buyer’s Guarantor	The Providence Service Corporation

Address	64 E Broadway Blvd., Tucson, AZ 85701

Attention	Warren S. Rustand

Fax	(520) 747-6605

Schedule 2

Definitions

Term	Meaning

Accounting Standards	1

the accounting standards required under the Corporations Act (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia); and

	2	if no accounting standard applies under the Corporations Act or other mandatory professional reporting requirements, the principles set out in Australian Statements of Accounting Concepts.

Accounts

the audited balance sheet of the Company and its subsidiaries as at the Accounts Date and the audited profit and loss account of the Company and its subsidiaries for the year ending on the Accounts Date.

Accounts Date	31 December 2013.

Adjustment Amount	is defined in Schedule 7.

Affiliate

any entity which directly or indirectly controls, is controlled by, or is under common control with the subject entity. “Control,” for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity.

Agreed Form	in relation to a document, the document in the form agreed by the Sellers and the Buyer, as initialled by a representative of those parties for identification purposes.

Assets	all the property and rights of any nature whatsoever and wheresoever situated owned or operated by the Ingeus Group or to which a Target Entity is contingently entitled.

Authorisation	any approval, licence, consent, authority or permit.

Schedule 2 Definitions

Term	Meaning

Business	the business carried out by the Ingeus Group as at the date of this agreement.

Business Day	a day on which banks are open for business in Brisbane and London, other than a Saturday, Sunday or public holiday in either of those cities.

Business Records

all original and certified copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by or relating to a Target Entity or the property of a Target Entity and any source material used to prepare them.

Buyer Group	the Buyer and each of its Related Bodies Corporate (other than the Target Entities) and Buyer Group Member means any member of the Buyer Group.

Buyer Warranties	the warranties in Schedule 5.

Claim	any claim, demand, legal proceedings or cause of action, including any claim, demand, legal proceedings or cause of action:

	1	based in contract (including breach of Warranty);

	2	based in tort (including misrepresentation or negligence);

	3	based in equity for specific performance or injunctive relief;

	4	under common law; or

	5	under statute,

in any way relating to this agreement, the Sale or the divestment of the Ingeus Group and includes a claim, demand, legal proceedings or cause of action arising from a breach of this agreement or a Warranty, or under an indemnity in this agreement or the covenant in clause 8.4.

Claim Escrow Amount	an amount equal to:

	1	£10,000,000, if the aggregate value of the Escrowed Stock (at the Issue Price) and Escrowed Cash is £5,000,000;

	2	£12,500,000, if the aggregate value of the Escrowed Stock (at the Issue Price) and Escrowed Cash is £2,500,000; or

	3	£15,000,000, if there is no Escrowed Stock and Escrowed Cash,

as at the date the relevant Claim is identified under clause 10.1.

Claimable Escrowed Stock	the lesser of:

	1	£5,000,000 comprised of Escrowed Stock or Escrowed Cash or both (in the case of Escrowed Stock, valued at the Issue Price); and

	2	the aggregate of the Escrowed Stock and Escrowed Cash divided by the Deferred Consideration Amount multiplied by £10,000,000,

Schedule 2 Definitions

Term	Meaning

as at the date the relevant Claim is identified under clause 10.1.

Companies Acts	the Companies Act 1985 and the Companies Act 2006 both as may be amended from time to time

Company	Ingeus Limited (ACN 010 948 731) of Level 11, 300 Ann Street, Brisbane, Australia.

Completion	completion of the sale and purchase of the Sale Shares under clause 6.

Completion Accounts	1	the ROW Completion Accounts; and

	2	the UK Completion Accounts.

Completion Date	the date on which Completion occurs.

Completion Payment	an amount equal to:

	1	£21,312,500; plus

	2	the ROW Reference Amount.

Completion Steps	the steps that each party must carry out at Completion, which are set out in Schedule 6.

Condition	a condition precedent specified in clause 2.1.

Contingent Escrow Account	a bank account in the name of the Contingent Escrow Agent with a major UK trading bank, as nominated by the Contingent Escrow Agent and approved by the Sellers and the Buyer.

Contingent Escrow Agent	an escrow agent agreed between the Sellers and the Buyer, and failing agreement, a reputable accounting firm nominated by the President of the Institute of Chartered Accountants of England & Wales.

Contingent Escrow Amount	the sum of:

	1	the PEB2 Amount; plus

	2	the French Termination Amount; plus

	3	the Evry Lease Onerous Contract Amount; plus

Schedule 2 Definitions

	4	the German VAT Amount.

Corporations Act	the Corporations Act 2001 (Cth).

Cut Off Date	1 August 2014, or such other date as the Warrantor and Buyer may agree in writing.

Data Protection Legislation	legislation regulating the protection of data in the applicable jurisdiction.

Deferred Consideration	the deferred consideration to be paid after Completion by the Buyer to the Sellers under clause 2 of Schedule 12.

Deloitte Completion Amount	an amount equal to the “Completion Payment’ as defined in the UK Share Sale Agreement.

Deloitte LLP	Deloitte LLP (England and Wales registered number OC303675) of 2 New Street Square, London EC4A 3BZ, United Kingdom.

Demand	a written notice of, or demand for, an amount payable.

Disclosure Letter

a letter dated as at the date of this agreement, as amended or supplemented on Completion, together with the attachments to that letter addressed by the Sellers to the Buyer disclosing facts, matters and circumstances that are, or may be, inconsistent with the Warranties.

Disclosure Materials	1	Due Diligence Materials;

	2	the Management Presentation and the Information Memorandum; and

	3	the Disclosure Letter.

Disputing Action

in respect of a Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

Due Diligence Materials	1

all documents and information that were at any time during the period from 24 January 2014 contained in the data room established at https://dataroom.ansarada.com/projectpinnacle/LoginUserProfile.asp and made available to the Buyer, its representatives or advisers and the additional material provided directly to the Buyer or its representatives, as listed in the index in the Agreed Form; and

	2	all written answers given to written questions submitted by the Buyer, its representatives or advisers as part of the question and answer process including those answers provided via the online data room referred to above.

Schedule 2 Definitions

Duty

any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

DWP Framework Agreement

the framework agreement dated 20 January 2011 between the Secretary of State for Work and Pensions (DWP) and Ingeus UK Limited, together with all call off contracts entered into pursuant to the DWP Framework Agreement.

DWP Parent Company Guarantees	the guarantees in relation to the DWP Work Programme in the form attached hereto as Exhibit 1.

Earn-Out Claim Amount	has the meaning given in clause 10.4(b).

Earn-Out Consideration	the earn-out payments to be paid by the Buyer to the Sellers under the provisions of Schedule 13.

Employee	an employee of a Target Entity as at the date of this agreement who remains employed by a Target Entity immediately before Completion.

Employee Entitlement List	a document in the form attached hereto as Exhibit 2.

Encumbrance

includes any claim, interest or equity of any person (including any right to acquire, option or right of pre-emption), any debenture, mortgage, charge, pledge, lien, deposit by way of security, restriction, assignment, hypothecation, security interest, option, right of pre-emption or assignment or factoring or similar agreement (including any created by law), title retention or transfer or other security or preferential agreement or arrangement, and any rental, bill of sale, hire purchase, credit sale or other agreement for payment on deferred terms, a security interest within the meaning of section 12(1) of the PPSA or any agreement or commitment to give or create any of the foregoing, but excluding any Permitted Encumbrance.

Evry Lease	the former Ingeus SAS lease for the Evry-Courcouronnes site located at 5 Place Copernic, Essonne, France that commenced on 20 November 2006.

Evry Lease Onerous Contract Amount	£65,258.00.

Schedule 2 Definitions

External Fund	the superannuation funds or other similar funds to which a Target Entity contributes in respect of the Employees.

French Termination Amount	£72,504.00.

French Termination Dispute	as at Completion, any dispute between a former employee of Ingeus SAS and Ingeus SAS in respect of the termination of that employee.

Full Title Guarantee	means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee.

German VAT Amount	£206,575.00.

Governmental Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.

GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Law	has the same meaning as in the GST Act.

Immediately Available Funds	cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Information Memorandum	the draft information pack prepared by the Company relating to the Ingeus Group dated October 2013.

Ingeus Group	the Company and its subsidiaries, including the Ingeus UK Group, and Ingeus Group Member means any member of the Ingeus Group.

Ingeus UK Group	Ingeus UK Limited, Zodiac Training Limited and Ingeus Training Limited.

Ingeus UK Limited	Ingeus UK Limited (England and Wales registered number 04320853) of Magma House, 16 Davy Court, Castle Mound Way, Rugby, CV23 0UZ, United Kingdom.

Schedule 2 Definitions

Insured Claim	a Claim in respect of a breach of this agreement, Warranty, covenant or under an indemnity in this agreement which, as at the date of this agreement, is insured under the W&I Policy.

Intellectual Property Rights

all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights confidential information, know-how and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time.

Issue Price	in relation to Stock, USD$27.88 per share, converted from USD to GBP at a rate of 1:0.60089.

IT Contracts

all arrangements and agreements under which any third party (including, without limitation, any source code deposit agents) provides any element of, or services relating to, the Systems, including leasing, hire-purchase, licensing, maintenance and services agreements

JV Termination Deed

a deed in the Agreed Form, attached hereto as Exhibit 3, between Deloitte LLP, Ingeus UK Limited and other parties pursuant to which that certain shareholders’ agreement, dated 23 February 2011, between and among Deloitte LLP, Ingeus UK Limited and other parties and other associated agreements are terminated.

Key Contract Counterparties	each of the third parties who are party to a Key Contract with any Target Entity.

Key Contracts	1	The Work Programme between Ingeus UK and the Material Customer in relation to East of England dated June 2011.

	2	The Work Programme between Ingeus UK and the Material Customer in relation to East Midlands dated June 2011.

	3	The Work Programme between Ingeus UK and the Material Customer in relation to West London dated June 2011.

	4	The Work Programme between Ingeus UK and the Material Customer in relation to North East dated June 2011.

	5	The Work Programme between Ingeus UK and the Material Customer in relation to Merseyside and Cumbria dated June 2011.

	6	The Work Programme between Ingeus UK and the Material Customer in relation to Scotland dated June 2011.

	7	The Work Programme between Ingeus UK and the Material Customer in relation to West Yorkshire dated June 2011.

Key Employment Agreements	each of:

	1	the employment agreement between Thérèse Virginia Rein and Ingeus Europe Limited, attached hereto as Exhibit 4; and

Schedule 2 Definitions

	2	the employment agreement for Gregory Kenneth Ashmead and Ingeus Europe Limited, attached hereto as Exhibit 5,

in each case in a form to be agreed by the respective parties.

LCIA Arbitration Rules	the arbitration rules of the London Court of International Arbitration.

Leasehold Properties	the properties leased by the Target Entities under the Property Leases.

Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.

Management Accounts	1	For the Ingeus Group, Management Accounts are comprised of the “Consolidated Summary of Financial Performance” and the “Ingeus Group Consolidated Balance Sheet”.

	2	For Ingeus UK. Management Accounts are comprised of the:

		a.	Financial Performance report by contract for MTD and YTD;

		b.	Revenue Split report MTD and YTD;

		c.	Balance Sheet;

		d.	Cashflow; and

		e.	Funds Flow

Management Presentation

the written management presentation prepared by the Company relating to the Ingeus Group dated December 2013 and as delivered by the Company, its officers and representatives to the Buyer on 19 December 2013.

Material Adverse Effect

any event, occurrence, fact, condition or change that is, or could reasonably be expected to, individually or in the aggregate, result in revenue of the Ingeus Group for the financial year from 1 January 2014 to 31 December 2014 to be less than $336,000,000.

Material Authorisations	is defined in Warranty 16.5.

Material Customer	the Department of Work and Pensions (UK).

Material Proceedings	is defined in Warranty 16.1.

Material Target Entity	the Company, Ingeus Europe Limited and Ingeus UK Limited.

MoJ Payment	the amount payable by the Buyer to the Sellers under clause 3 of Schedule 12.

Schedule 2 Definitions

Non-Title Claim	any Claim other than a Claim for breach of a Title Warranty.

Non-Title Claim Cap	the Claimable Escrowed Stock (if any) plus that amount of the Earn-Out Consideration equal to the Claim Escrow Amount.

Non-Title Warranties	each of the Warranties, excluding the Title Warranties.

Off the Shelf Software	any software developed by a third party for use by multiple licensees, regardless of whether the software has been configured, modified, customised or extended by or for the Target Entities..

Paid Non-Deloitte Purchase Price	that part of:

	1	£14,812,500; plus

	2	the Deferred Consideration; plus

	3	the MoJ Payment; plus

	4	the Earn-Out Consideration,

which:

	5	in the case of each of the £14,812,500, the MoJ Payment and the Earn-Out Consideration, has actually been received by the Seller; and

	6	in the case of the Deferred Consideration, has actually vested,

as at the date on which the claim is notified to the Sellers.

PEB2 Amount	£1,487,340.00.

Permitted Distribution	a dividend or return of capital not exceeding £500,000.

Permitted Encumbrance	1	every lien or retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business;

	2	any Encumbrance in relation to personal property (as defined in the PPSA and to which that Act applies) that is created or provided for by:

● a transfer of an Account or Chattel Paper;

● a PPS Lease; or

● a Commercial Consignment,

that is not a security interest within the meaning of section 12(1) of the PPSA;

	3	the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement;

In this definition, Account, Chattel Paper, PPS Lease and Commercial Consignment have the meanings given in the PPSA.

Schedule 2 Definitions

PPSA	the Personal Property Securities Act 2009 (Cth).

Properties	the Leasehold Properties.

Property Leases	the real estate leases listed in Schedule 9.

Purchase Price	the sum of:

	1	the Completion Payment;

	2	the Adjustment Amount (if any);

	3	the Deferred Consideration;

	4	the MoJ Payment (if any);

	5	the Earn-Out Consideration (if any); and

	6	any other adjustments made under this agreement.

Respective Proportion	in relation to a Seller, the percentage listed against the name of that Seller in column 3 of Schedule 3.

ROW Completion Accounts	the accounts prepared as at 10:00pm London time on the Completion Date in accordance with Schedule 7 and in the format set out in Part A of Schedule 8.

ROW Bonds and deposits for premises	deposits for leased premises and bonds with other parties (amounts are recognised at historical value with no discount).

ROW Group Companies	each of the Target Entities, excluding the Ingeus UK Group.

ROW Loan Facility

the loan facility provided under the “Fifth Amended and Restated Facilities Agreement’ dated 16 September 2013, between Ingeus Limited and HSBC Bank Australia Limited and any loan facility which replaces it.

ROW Reference Amount	$12,500,000.00.

Sale	the sale and purchase of the Sale Shares in accordance with clause 4.

Sale Shares	the shares in the capital of Ingeus Limited held by the Sellers as listed in Schedule 3.

Seller Representative or Adviser	1	any current or former director, officer, partner, or employee of any Seller, Deloitte LLP or any Target Entity; and

Schedule 2 Definitions

2	any representative or adviser of any Seller, Deloitte LLP or any Target Entity (or any current or former director, officer, partner or employee of such representatives or advisers).

Seller Trustee	GK Ashmead Holdings Pty Limited, as trustee of the GK Ashmead Nominees Trust.

Side Deed

the side deed, attached hereto as Exhibit 6, to be entered into on or around the date of this agreement between the Buyer, Buyer’s Guarantor, the Sellers and Deloitte LLP which sets out certain obligations, indemnities and promises in favour of Deloitte LLP’s in relation to the sale of its 50% shareholding in Ingeus UK Limited.

Specified Executives	Thérèse Virginia Rein, Gregory Kenneth Ashmead and Michael Maurice Morris.

Specified Senior Executives

Dean James (CEO, Ingeus UK), Kevin Browne (Director of Emerging Markets and CEO, Saudi Arabia), Simon Bowe (Group Financial Controller), Bénédicte Guesne (CEO Ingeus SAS (France)), Marc Hanke (CEO Ingeus GmbH (Germany)), Anne Buckard (CEO Ingeus AB (Sweden)), Daniel Sieber (CEO Ingeus AG (Switzerland)), Anna Karaszewska (COO Ingeus Sp Z.o.o (Poland)), Jay Han (CEO Ingeus Co Ltd (Korea)), David Merritt (CFO, Ingeus UK), Paul Hobbs (CIO), Kate Connors (Chief Executive Officer – Assure Programs) and Anton Eckersley (Director International Relations).

Subsidiary Undertaking	has the meaning given in section 1162 of the Companies Acts.

Substantiated Claim

a claim in respect of which liability is admitted by the Seller, or which has been determined in accordance with clause 19.1 to the extent that Loss in respect of that Claim exceeds the W&I Policy Limit.

Systems	has the meaning given in Warranty 14.1.

Target Entities	Ingeus Limited and each of the entities listed in Schedule 11.

Tax

any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Tax Claim	any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action arising from a breach of a Tax Warranty, or under the covenant in clause 8.4.

Schedule 2 Definitions

Tax Claim Cap	an amount equal to the Non-Title Claim Cap plus that amount of the Earn-Out Consideration equal to £5,000,000.

Tax Cost	all costs, and expenses incurred in:

	1	managing an inquiry; or

	2	conducting any Disputing Action,

in relation to a Tax Demand.

Tax Demand	1	a Demand or assessment from a Governmental Agency requiring the payment of any Tax or Duty;

	2	any document received from a Governmental Agency administering any Tax or Duty assessing, imposing, claiming or indicating an intention to claim any Tax or Duty; or

	3	lodgement of a tax return or a request for an amendment under a law about self-assessment of Tax,

in all cases, for which the Warrantor may be liable under this agreement.

Tax Covenant	the covenant provided by the Warrantor in favour of the Buyer under clause 8.4 of this agreement.

Tax Invoice	includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an input tax credit.

Tax Law	any law relating to either Tax or Duty as the context requires.

Tax Payor	is defined in clause 10.3.

Tax Relief	any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law.

Tax Warranty	Warranty 21.

Third Party	any person or entity (including a Governmental Agency) other than a Seller, a Buyer Group Member or a Target Entity.

Third Party Claim	any claim, Demand, legal proceedings or cause of action made or brought by a Third Party, other than a Tax Demand.

Title Claim	a Claim under a Title Warranty.

Schedule 2 Definitions

Title Warranties	Warranties 1.1 and 2.1.

Total Gross Shares	856,322.

Total Net Shares	596,915.

Transaction Agreements	the following agreements:

	1	UK Share Sale Agreement;

	2	Side Deed;

	3	Key Employment Agreements;

	4	JV Termination Deed; and

	5	the side letter regarding the Deferred Consideration Amount between the Buyer and Therese Rein, Gregory Ashmead and GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)..

UK Adjustment Amount	is defined in Schedule 7.

UK Completion Accounts	has the meaning given to it in the Side Deed.

UK Loan Facility

the loan facility provided under the “Facility Agreement’ dated 30 September 2011 (as amended on 10 May 2013), between Ingeus UK Limited and Lloyds TSB Bank Plc and any loan facility which replaces it.

UK Reference Amount	has the meaning given in the Side Deed.

UK Share Sale Agreement

the Share Sale Agreement in the Agreed Form, attached hereto as Exhibit 7, to be entered into between Ingeus Europe Limited and Deloitte LLP relating to the acquisition by Ingeus Europe Limited of Deloitte LLP’s 50% shareholding in Ingeus UK Limited.

W&I Insurer	an insurance company acceptable to the Warrantor and the Buyer.

W&I Policy	a policy of warranty and indemnity insurance in terms acceptable to the Warrantor with the Buyer as the insured, to be issued by the W&I Insurer.

W&I Policy Limit	the policy limit under the W&I Policy.

Warranties	the warranties in Schedule 4.

Schedule 2 Definitions

Warrantor	Thérèse Virginia Rein.

Schedule 3

Sellers and their respective shareholdings in the Company

Column 1 Seller	Column 2 Sale Shares	Column 3 Percentage of ordinary issued shares in the Company held by the Seller on Completion
Thérèse Virginia Rein 85 Norman Crescent, Norman Park, Qld 4170	124,925,000 ordinary shares	95%
Gregory Kenneth Ashmead 101 Crescent Road, Hamilton, Qld 4007	1,000,000 ordinary shares	0.76%
GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)	5,575,000 ordinary shares	4.24%

Schedule 4

Warranties

Except as set forth in the Disclosure Letter:

1	Ownership and structure

1.1	Ownership

Each Seller, in respect of himself or herself only, warrants:

(a)

on Completion, he, she or it will be the legal and, other than the Seller Trustee, beneficial owner of the Sale Shares set out against his, her or its name in column 2 of Schedule 3 and, in the case of the Sale Shares set out against the name of the Seller Trustee, no person other than a beneficiary under the GK Ashmead Nominees Trust will have any interest in those Sale Shares;

(b)	he or she has complete power and right to sell those Sale Shares to the Buyer free from any Encumbrance; and

(c)	at Completion, there is no Encumbrance over or affecting such Sale Shares or any of them and, so far as that Seller is aware, no person has claimed to be entitled to any such Encumbrance.

2	Power and authority

2.1	No legal impediment

Each Seller in respect of himself or herself only, warrants:

(a)

the execution, delivery and performance by that Seller of this agreement does not constitute a breach of any law, or cause or result in a default under any Encumbrance, by which he or she is bound and that would prevent him or her from entering into and performing his or her obligations under this agreement; and

(b)

he or she has full power and capacity to execute and deliver this agreement and the documents to be entered into pursuant to it to which the Sellers are a party and to perform their respective obligations under this agreement and those documents and have taken all actions necessary to authorise such execution and delivery and the performance of such obligations;

(c)

this agreement and the documents to be entered into pursuant to it to which the Sellers are a party constitute legal, valid and binding obligations on the Sellers fully enforceable on them in accordance with its terms;

(d)

the execution and delivery by the Sellers of this agreement and the documents to be entered into pursuant to it to which they are a party and the performance of the obligations of the Sellers under this agreement and those documents does not and will not conflict with or constitute a default in respect of:

Schedule 4 Warranties

(1)	any agreement to which that Seller is a party or by which that Seller is bound;

(2)	any order, judgment, decree or other restriction applicable to that Seller; or

(3)	the articles of association of the Company,

and nor will it result in or permit an amendment, modification, revocation or cancellation of any agreement to which the Sellers, or any one of them, are a party or by which they are bound, in any case with or without the giving of notice, the lapse of time or both;

(e)

the execution and delivery of and performance by the Sellers of their obligations under this Agreement will not require the consent of any third party (or, to the extent that such consent is required, such consent has been obtained); and

(f)

no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this agreement or the UK Share Sale Agreement.

3	Seller Solvency

Each Seller in respect of himself or herself only, warrants:

(a)	the Sellers are not otherwise subject to any claim, entitlement, proceeding or action which affects their right to sell the Sale Shares;

(b)	no order has been made, no resolution has been passed, no petition has been presented and no meeting has been convened which may lead to the bankruptcy of the Sellers or any one of them; and

(c)

no Seller is bankrupt or insolvent or has any reasonable prospect of being unable to pay, any of its debts as they fall due, within the meaning of section 123 of the Insolvency Act 1986 (or any local equivalent).

4	Target Entities

4.1	Group structure

(a)	The structure diagram for the Target Entities set out in the Agreed Form attached hereto is accurate and complete and, except where indicated, shareholdings are 100%.

(b)	Ingeus Australia Pty Ltd 099 685 588 is not included in the Sale.

4.2	Sale Shares

The Sale Shares represent 100% of the issued share capital of the Company.

Schedule 4 Warranties

4.3	Target Entities

(a)	Each Target Entity:

(1)	is duly incorporated under the laws of the place of its incorporation;

(2)	has the power to own its assets and carry on the Business as it is being carried on at Completion;

(3)

is duly licenced, registered and authorised to carry on its business in those jurisdictions which, by the nature of its business and assets, makes being licenced, registered or authorised necessary and, so far as the Sellers are aware, no circumstances exist which are likely to result in the termination, revocation, suspension or modification of any of those licences, authorisations or consents or that are likely to prejudice the renewal of them; and

(4)	has conducted the Business in compliance with the constitution or other constituent documents of that Target Entity.

4.4	No Encumbrances or other arrangements

For each Target Entity:

(a)	at Completion all of its shares are free and clear of all Encumbrances;

(b)	its shares can be sold and transferred free of any competing rights, including pre-emptive rights or rights of first refusal;

(c)	its shares are fully paid and no money is owing in respect of them;

(d)	its shares have been issued and any transfer of shares have been registered in accordance with applicable law and its then applicable articles of association or other constitutional documents;

(e)

other than this agreement, the UK Share Sale Agreement and the Ingeus and D’Aleph joint venture arrangements, there is no agreement, arrangement or commitment outstanding which calls for, or provides the right to call for, the allotment, issue, or transfer of, any shares, loan capital or other securities in it at any time;

(f)	no person has claimed to be entitled to require the Target Entity to issue any share or loan capital either now or at any future date whether contingently or not; and

(g)	it has not issued securities with conversion rights to shares or securities in it and there are no agreements or arrangements under which options or convertible notes have been issued by it.

4.5	Performance guarantees

No Target Entity has provided a performance guarantee in respect of any entity other than another Target Entity.

Schedule 4 Warranties

5	Excluded from Sale

5.1	Ingeus Australia Pty Ltd ACN 099 685 588

(a)	Ingeus Australia Pty Ltd ACN 099 685 588 is not included in the Sale.

(b)

Ingeus Australia Pty Ltd ACN 099 685 588 does not own any assets used by any Target Entity or in connection with the Business and nor does it owe any debts to any party which may be recoverable from the Company or any other Target Entity.

(c)

In the event that Ingeus Australia Pty Ltd ACN 099 685 588 is reinstated, the Warrantor will indemnify the Buyer from and against any costs, losses, or liabilities suffered or incurred by the Buyer as a direct or indirect result of the reinstatement of Ingeus Australia Pty Ltd ACN 099 685 588.

6	Accounts

6.1	Basis of preparation

The Accounts have been prepared:

(a)	in accordance with the Accounting Standards;

(b)	in accordance with the requirements of the Corporations Act and any other applicable laws; and

(c)	in the manner described in the notes to them.

6.2	True and fair view

The Accounts give a true and fair view of the financial position of the Company and its subsidiaries as at the Accounts Date and of their performance for the financial period ended on the Accounts Date.

6.3	Position since Accounts Date

Since the Accounts Date, the Business has been conducted in all material respects in the ordinary and usual course of business other than for the transactions contemplated by this agreement, the Disclosure Letter and the Transaction Agreements.

6.4	Management Accounts

The Management Accounts, taking into account the purposes for which they were prepared and the period to which they relate, show a materially accurate and not misleading view of:

(a)	the financial position and state of affairs of the Ingeus Group as at the date to which they have been prepared; and

(b)	the financial performance of the Ingeus Group for the period in respect of which they have been prepared.

Schedule 4 Warranties

7	Records

7.1	Records

The Business Records have been properly maintained and

(a)

the statutory books (comprising the registers of allotments, members, transfers, directors, secretaries directors’ interests and charges) and the minute books have been properly kept and are up to date and contain an accurate and complete record of the matters with which those books should deal in accordance with applicable law;

(b)

all documents which were required to be delivered by the Target Entities to the Registrar of Companies in England and Wales or any equivalent relevant authority charged with maintaining a company's registry under applicable law have been delivered and were complete and accurate at the time of delivery; and

(c)

since the Accounts Date the members of the Target Entities in general meeting, or of any class of them, have not passed any resolution which would give rise to a transaction or event that would have a material impact on the Business.

7.2	Rectification of registers

No Target Entity has received written notice of any application or intended application for the rectification of its register of members or any other register that it is required by law to maintain.

8	Contracts

8.1	Default by Target Entity

No Target Entity is in default, or would be in default but for the requirements of notice or lapse of time, under any agreement to which it is a party, where such default will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

8.2	Default by Third Party

So far as the Warrantor is aware, no other party to any agreement to which a Target Entity is a party is in default, or would be in default but for the requirements of notice or lapse of time, under that agreement, where such default will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

8.3	Notices

(a)

No written notice from any Governmental Agency has been received by Ingeus UK Limited stating that there has been a negative market share shift away from Ingeus UK Limited where action as a result of such notice would have a material impact on the revenue of Ingeus UK Limited.

(b)

As at the date of this agreement no Target Entity has received, or given, any written notice of termination of any agreement to which it is a party that will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group or that is related to any Material Contract, and so far as the Warrantor is aware there are no facts or circumstances that would entitle any Target Entity to give any such notice, or entitle any person to give such notice to a Target Entity.

Schedule 4 Warranties

(c)

There have been no written complaints or, so far as the Warrantor is aware, oral complaints, received by a Target Entity within the last two years in respect of any aspect of any of the contracts with material customers or suppliers made by any party thereto, that will, or would reasonably be likely to, have in any individual case a financial impact on the business, operations or revenues of the Ingeus Group exceeding £100,000.

8.4	Termination

No Target Entity is a party to any material agreement, arrangement or commitment which can be terminated in the event of any change in the underlying ownership or control of it, or would be materially affected by such change, as a result of the Sale where such termination or change would result in an adverse impact on the gross revenue of that Target Entity exceeding £100,000.

8.5	Offers

No outstanding offer, tender or quotation has been given or made by a Target Entity that is capable of giving rise to a contract merely by any unilateral act of a Third Party and where the performance of such contract by that Target Entity would result in an adverse impact on the gross revenue of a Target Entity exceeding £1,000,000 for the term of that contract.

8.6	Power of attorney

No Target Entity has granted any power of attorney or other such authority (whether express or implied) which is still outstanding other than to a director of a Target Entity.

8.7	Contracts and commitments

(a)	The acquisition of the Sale Shares by the Buyer will not:

(1)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares;

(2)	result in the loss or impairment of or any default under any licence, authorisation or consent required by a Target Entity for the purposes of its business;

(3)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the Sale Shares or the Assets;

(4)

other than as a result of the terms of this agreement, result in any present indebtedness of a Target Entity becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of a Target Entity being withdrawn; or

(5)	entitle any person to acquire, or affect the entitlement of any person to acquire, shares in a Target Entity (other than an acquisition pursuant to the terms of this Agreement).

(b)	So far as the Warrantor is aware, no officer or senior employee of a Target Entity has indicated an intention to leave a Target Entity as a result of the acquisition of the Sale Shares.

Schedule 4 Warranties

8.8	Customer and supplier agreements

(a)	Details of each agreement between each member of the Ingeus Group and any Material Customer are disclosed in the Disclosure Letter.

(b)

So far as the Warrantor is aware, no current client or customer has sought to negotiate a material reduction or material change in the terms of remuneration as contained in its contract with a Target Entity.

(c)

There is not outstanding any contract or arrangement to which a Target Entity is a party and to which any director of a Target Entity or any associate or connected person thereof is or has been interested whether directly or indirectly.

(d)

No person is entitled to receive from a Target Entity any introduction fee brokerage or other commission in connection with the introduction of or continuation of any business to or with a Target Entity.

(e)	Department of Work and Pensions (UK) is the only customer of the Ingeus Group that represents more than 5% of the total revenue of the Target Entities.

8.9	Anti-Bribery & Corruption

(a)

No Seller or Target Entity has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the United States Foreign Corrupt Practices Act or any similar laws relating to corruption or bribery or received written notice that such Seller or Target Entity is currently in material violation of any such laws. No Seller, director, employee or officer of a Target Entity has authorized, offered or made any unlawful contribution, gift, or payment of anything of value to an official of any governmental authority or arbitral authority in any country or to a political party or candidate for political office in any country, in an effort to obtain or retain business or secure any improper advantage for a Target Entity or Seller, except for such contributions, gifts or payments that are permitted under the laws of the country involved or that are made solely to secure the provision of routine governmental services.

(b)

So far as the Warrantor is aware, no employee or director of a Target Entity has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010 (or any local equivalent)) intending to obtain or retain business or an advantage in the conduct of business for a Target Entity, and each Target Entity has in place adequate procedures in line with the guidance published by the Ministry of Justice under section 9 of the Bribery Act 2010 (or any local equivalent) designed to prevent their employee or director from undertaking any such conduct.

(c)

No Target Entity, nor so far as the Warrantor is aware, any of their respective employees or directors, is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010 (or any local equivalent), and no such investigation, inquiry or proceedings have been threatened in any formal notification or, so far as the Warrantor is aware, are pending and, so far as the Warrantor is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

Schedule 4 Warranties

9	Service liability

There are no outstanding material claims against the Company or any Target Entity in respect of deficiencies of performance that would have a material adverse effect on the Ingeus Group.

10	Financing arrangements

10.1	Financings

There are no:

(a)	financing agreements or arrangements entered into by a Target Entity for the borrowing of money for an amount exceeding £500,000 (other than the UK Loan Facility and the ROW Loan Facility);

(b)	debentures, bonds, notes or similar debt instruments issued by a Target Entity, (whether by one instrument or by all of the instruments in a series) for an amount exceeding £500,000; or

(c)	Encumbrances over the assets or securities of a Target Entity for an amount exceeding £500,000.

10.2	No Defaults

There is no existing or unremedied breach of, or any event of default, cancellation event, prepayment event or similar event under, any agreement or arrangement referred to in Warranty 10.1 and the transactions contemplated by this agreement will not trigger any such breach, event of default, cancellation event, prepayment event or similar event.

10.3	No demands

No written notices or demands have been served on a Target Entity that remain outstanding in relation to default or non-compliance under an agreement or arrangement referred to in Warranty 10.1.

10.4	Enforcement

So far as the Warrantor is aware, no legal or enforcement action has been taken, or demand has been made, by any party to enforce any security or other arrangement referred to in Warranty 10.1(c) that will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

Schedule 4 Warranties

11	Assets

11.1	Ownership and condition of assets

(a)	The Assets comprise all of the assets now used in the Business and that are necessary for the continuation of the Business as it is carried on at the date of Completion.

(b)

Those of the Assets which are physical assets , and which are material to the continuation of the Business as it is carried on at the date of Completion, are either in the possession of or under the direct control of the Company of a Target Entity. The Business does not depend on the use of assets owned by, or facilities provided by, any Person which are not being acquired under this agreement or any Transaction Documents where a Target Entity’s continued use of such assets would be adversely affected by the Sale.

(c)

The Target Entities have good and marketable title to each Asset (tangible and intangible) that is actually owned by the Target Entities, and each Asset is legally and beneficially owned by the Target Entities (or, in the case of those Assets which are used under lease or licence, are lawfully used by the Target Entities in accordance with the terms of such lease or licence (as applicable)). There are no Encumbrances over any of the Assets which are legally and beneficially owned by the Target Entities, and the Target Entities have not agreed to create any Encumbrances over such Assets or any part of them.

(d)	Save for any assets sold in the ordinary course of business, all of the Assets included in the Accounts or acquired by a Target Entity since the Accounts Date are either:

(1)	owned both legally and beneficially by that Target Entity free from any Encumbrance and any third party rights and, if capable of possession, are in its possession or control; or

(2)	in the case of those Assets which are used under lease or licence, lawfully used by the Target Entity in accordance with the terms of such lease or licence (as applicable).

(e)

No Target Entity has acquired, or agreed to acquire, any asset on terms that title to that asset does not pass until full payment is made or all indebtedness incurred in connection with the acquisition is discharged.

(f)	Material rentals payable by a Target Entity under any leasing, hire-purchase or other similar agreement to which a Company is a party are set out in the Disclosure Letter.

11.2	Charges and encumbrances over assets

(a)	No Encumbrance over any part of the Assets which are the absolute property of the Target Entities:

(1)

is outstanding and, apart from this agreement, there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any Encumbrance; nor

(2)

has become enforceable in accordance with its terms, and no floating charge created by a Target Entity has crystallised and, so far as the Warrantor is aware, there are no circumstances likely to cause such a floating charge to crystallise.

Schedule 4 Warranties

(b)

No Target Entity has received written notice from any person intimating that it will enforce any Encumbrance, and so far as the Warrantor is aware, there are no circumstances likely to give rise to such a notice.

12	Properties

12.1	Interests in land

No Target Entity has any interest in land except for its interest in the Properties.

12.2	All land owned or occupied

The Properties comprise all the land and premises owned, used or occupied by a Target Entity on its own account or for the benefit of another Target Entity.

12.3	Occupation

The Target Entities have the exclusive occupation and quiet enjoyment of the Leasehold Properties and the Target Entities have not subleased, licensed or otherwise granted anyone the right to use or occupy the Properties or any portion thereof.

12.4	No breach

No Target Entity is in breach of, or default under, any of the Property Leases, where such breach or default will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group and so far as the Warrantor is aware, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Property Leases.

12.5	Notices

No written notices of a material nature have, in the year prior to the date of this agreement, been given or received by any Target Entity in relation to the Properties which would have a material adverse effect on a Target Entity’s use or occupation of a Property, or the rental, rates or other payments in respect of a Property, and, so far as the Warrantor is aware, there are no outstanding material disputes regarding the Properties.

12.6	Defects

So far as the Warrantor is aware, the Properties are not subject to any defect that will, or would reasonably be likely to materially decrease their ability to be used in the existing business of the relevant Target Entity at Completion.

12.7	Environmental

There are no factors affecting any of the Properties that will, or would reasonably be likely to, give rise to any liability for any Target Entity:

(a)	under; or

Schedule 4 Warranties

(b)	arising from any act or omission of a Target Entity that is a breach of or inconsistent with its obligations under,

any environmental laws, where such factors or liability will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

13	Intellectual Property Rights

13.1	Ownership

(a)

A Target Entity is the sole legal and beneficial owner of, registered proprietor of, or applicant in respect of, the Intellectual Property Rights listed in Schedule 10 (Ingeus Intellectual Property), free and clear of all Encumbrances, and, so far as the Warrantor is aware, nothing has been done or omitted to be done by a Target Entity that would jeopardise the validity, enforceability or subsistence of any Intellectual Property Rights.

(b)	In relation to the Ingeus Intellectual Property:

(1)	in the case of registrations, all renewal fees due in respect of such registrations at the date of Completion have been paid;

(2)	in the case of trade mark registrations contained in the Ingeus Intellectual Property each is presently used by the Target Entities and is in full force and effect and has not been abandoned;

(3)	in the case of pending applications, the Warrantor is not aware of any reason why any such applications should not proceed to grant; and

(4)	none of the Ingeus Intellectual Property is, as far as the Warrantor is aware, subject to any claim, application, proceeding or attack by any other person.

13.2	Infringement

(a)

So far as the Warrantor is aware, no person is infringing the Ingeus Intellectual Property, where such infringement will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

(b)	No Target Entity is infringing the Intellectual Property Rights of a Third Party, where such infringement will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

14	Information Technology

14.1	Systems

(a)

The information technology and telecommunications systems, hardware and software owned or used by a Target Entity in the conduct of the Business as at the date of this agreement (Systems) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion.

Schedule 4 Warranties

(b)	A summary of the Systems has been provided in Exhibit 8.

14.2	IT Contracts

(a)

The IT Contracts are valid and binding and, as far as the Warrantor is aware, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a material breach of any such contract.

(b)	There are and have been no material claims, disputes or proceedings arising or, so far as the Warrantor is aware, threatened under any IT Contracts.

(c)

None of the IT Contracts are liable to be terminated or otherwise materially affected by a change of control of the Company, and the Warrantor has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

14.3	Software

(a)	Each Target Entity either owns or is validly licensed to use the software comprised in the Systems.

(b)

Save in relation to Off the Shelf Software, the Target Entities have possession or control of the source code of all software in the Systems, or has the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents.

(c)	The elements of the Systems as at the date of Completion:

(1)	are functioning properly in all material respects;

(2)	are not defective in any material respect and have not been materially defective or materially failed to function during the last 12 months;

(3)

do not, as far as the Warrantor is aware, contain any software virus which would have a material adverse effect and have not, so far as the Warrantor is aware, within the last 12 months been infected by any software virus or accessed by any unauthorised person which has had a material adverse effect;

(4)	have reasonably sufficient capacity and performance to meet the current business requirements of the Ingeus Group.

14.4	Disaster Recovery

The Target Entities have up to date disaster recovery plans for the Systems which are designed to minimise the impact of any loss of, damage to or material interruption in use of any System on the conduct of the Business and which comply with reasonably prudent practice for an organisation in a similar business to the Business.

15	Data protection

(a)

For the purpose of this Warranty 15, when used in relation to the Business conducted in the UK, "personal data", "processing", "data subject", "data controller", "data processor" and "supervisory authority" shall have the meanings set out in the applicable Data Protection Legislation.

Schedule 4 Warranties

(b)

The Target Entities have each complied with the Data Protection Legislation in relation to all personal data in respect of which the relevant Target Entity is a data controller (the "Data") and, if that Target Entity processes personal data as a data processor ("Client Data"), the Target Entity has complied with all instructions from the data controller of such Client Data. In particular, but without prejudice to the foregoing:

(1)

the Target Entities have each implemented appropriate technical and organisational measures against unauthorised or unlawful processing of the Data and the Client Data and against accidental loss or destruction of, or damage to, the Data and the Client Data:

(2)	so far as the Warrantor is aware, there has been no accidental loss of, and no unauthorised access to or processing of, any of the Data or the Client Data; and

(3)	Data and Client Data has not been transferred to any country outside the European Economic Area, save as permitted in accordance with the Data Protection Legislation.

(c)

Each Target Entity has complied with or is currently in the process of complying with all subject access requests and requests from data subjects and supervisory authorities in relation to the Data and all such requests shall be completed within three months’ of Completion.

(d)	No Target Entity has been subject to any investigative or enforcement action, including but not limited to:

(1)	criminal investigation and/or prosecution;

(2)	investigation by the relevant supervisory authority;

(3)	a civil monetary penalty;

(4)	an enforcement notice imposed by the relevant supervisory authority;

(5)	a caution by the relevant supervisory authority; or

(6)	a voluntary undertaking given to the relevant supervisory authority,

under Data Protection Legislation nor are there, so far as the Warrantor is aware, any circumstances which might currently give rise to a Target Entity being subject to such action.

16	Litigation, compliance and Authorisations

16.1	No Material Proceedings

No Target Entity is as at the date of this agreement a party to any investigation, prosecution or litigation that will, or would reasonably be likely to, have a financial impact on the business, operations or revenues of the Ingeus Group exceeding £100,000 (Material Proceedings).

16.2	No threatened Material Proceedings

So far as the Warrantor is aware, as at the date of this agreement no Material Proceedings against a Target Entity are pending or threatened and the Warrantor is not aware of any disputes or circumstances that will, or would reasonably be likely to, give rise to any Material Proceedings.

Schedule 4 Warranties

16.3	Undertakings

No Target Entity has given an undertaking or written assurance (whether legally binding or not) to any court or Governmental Agency (including any competition authority) under any anti-trust or similar legislation in any jurisdiction.

16.4	Compliance with laws

Each Target Entity has complied in all material respects with applicable laws and administrative requirements, where non-compliance will, or would reasonably be likely to, have a material adverse effect on the Target Entity. No Target Entity has received any written notice of such a breach of applicable laws and administrative requirements.

16.5	Authorisations

So far as the Warrantor is aware, each Target Entity has, or will have at Completion all necessary Authorisations material to conduct the Business as it is being carried on at Completion (Material Authorisations) and has paid all fees due in relation to them.

16.6	Compliance with Authorisations

(a)

All Material Authorisations have been complied with in all material respects by the relevant Target Entity, where any such non-compliance will, or would reasonably be likely to, have a material adverse effect on the Ingeus Group.

(b)

No Target Entity is a party to any agreement or arrangement which restricts its freedom to carry on the whole or any part of the Business or to use or exploit any of the Assets in any part of the world in the manner in which it is now carried on.

(c)

Ingeus GmbH possesses a valid certificate as regards its agency admission (Trägerzulassung) according to Section 176 paragraph 1 and 178 German Social Code III as well as any other permits either required by law or under a contract to which the German subsidiary is a party.

(d)	Ingeus S.L. has obtained and held at all times the mandatory national license required in order to deliver employment services as a partner of the public Spanish Employment Services.

17	Employees

17.1	Employee entitlements

(a)	The Employee Entitlement List accurately sets out the material components of employee remuneration packages in respect of the Target Entities.

(b)

Except as disclosed in the Employee Entitlement List, as otherwise arising in the ordinary course of business before the Completion Date, or as required by law, no Target Entity has any material liabilities in respect of pension or lump sum retiring allowance, any material redundancy payment that has been triggered by any action of the relevant Target Entity, or any material liability with respect to annual, long service or personal leave.

Schedule 4 Warranties

(c)

The relevant Target Entities have maintained records which are, in all material respects, up-to-date, adequate and suitable for the purposes of the Working Time Regulations 1998 (or local law equivalent, if any) and have complied with all other material obligations to its workers (as "workers" is defined in Regulation 2 of the Working Time Regulations 1998) and so far as the Warrantor is aware none of them has received notification that there are any claims pending or threatened by any officer, employee or worker, or former officer, employee or worker, or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations 1998 (or local law equivalent, if any).

(d)

No employee of a Target Entity has transferred into the employment of a Target Entity by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

17.2	Compliance

Each Target Entity materially complies with all obligations under employment contracts, industrial agreements and awards relevant to conditions of service and to the relations between it and the employees employed by it.

17.3	Union agreements

(a)

No Target Entity is a party to any workplace agreement or arrangement with a trade union or industrial organisation, group of employees or individual employees in respect of the Employees and their employment.

(b)

Each Target Entity has in relation to its officers and employees (and those former officers and employees who have left a Target Entity within the past two years) complied with all material and legally binding conditions of service, customs and practices and, where relevant, all collective agreements, recognition agreements, workforce agreements and relevant agreements for the time being in force.

17.4	No Employee disputes

No Target Entity has been involved in any dispute with any union or a material number or category of its employees at any time within the 6 months preceding the date of this agreement.

17.5	No offers

No Target Entity has made any offer of work or any appointment of an individual (or any company controlled by an individual as a senior executive, or as an independent contractor) for a term of 12 months or more or for payment of £100,000 or more per annum, that remains capable of acceptance and that cannot be terminated without penalty on less than 4 months’ notice.

17.6	Liability to Governmental Agency

No Target Entity has received written notice from a Governmental Agency that it has outstanding any material undischarged liability to pay to the Governmental Agency any contribution, Taxes or other impost arising in connection with the employment or engagement of personnel by the Target Entity.

Schedule 4 Warranties

17.7	Payments made

A Target Entity has paid all amounts due to the Employees and all amounts due and payable by the Target Entity to any Third Party for or in respect of the Employees.

17.8	No increases promised

Other than in the ordinary course of business, no Target Entity has given any commitment in writing (whether legally binding or not) to increase or supplement the wages, salaries, annual leave and leave loading, long service leave, personal leave or any other remuneration, compensation or benefits of any Employee beyond the amounts and entitlements listed in the Employee Entitlement List.

17.9	Employee records

(a)	Each Target Entity has maintained adequate and suitable records regarding the service and material terms and conditions of employment of each of its employees.

(b)	Other than in the ordinary course of business, since the Accounts Date there has been:

(1)	no material alteration in the terms of employment or any material change in the number of employees employed by a Target Entity; or

(2)

no material increase in any fees, remuneration or benefits paid or payable to any officer or employee or worker of a Target Entity, nor are any negotiations for any such increase current or required to take place in the next 6 months; and

(3)	no written proposal, assurance or commitment has been communicated to any employee, officer or worker of a Target Entity in respect of the same.

17.10	Resignations and dismissals

None of the Specified Senior Executives have given written notice of resignation or is under written notice of dismissal, nor is there any plan or proposal to dismiss any officer, employee or worker and, so far as the Warrantor is aware no senior executive officer has notified a Target Entity of their intention to resign from his or her employment, nor are there any service contracts between a Target Entity and its officer, employee or workers which cannot be terminated by that Target Entity by 12 weeks' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment).

17.11	Change in control

There are no terms of employment or engagement of any Employee which provide that a change in control of the Company shall entitle such person to any payment or benefit whatsoever or to treat himself as redundant or otherwise dismissed or released from any obligation to a Target Entity.

Schedule 4 Warranties

17.12	Criminal proceedings

So far as the Warrantor is aware, no employee or worker of a Target Entity is, or has within the last three years been, involved in any criminal proceedings relating to the business of a Target Entity and, so far as the Warrantor is aware, there are no circumstances which are likely to give rise to any such proceedings.

18	Employee superannuation funds

18.1	Funds

As at the date of this agreement the External Funds are the only superannuation funds:

(a)	in operation in relation to the Employees; and

(b)	to which any Target Entity contributes or is obliged to contribute in respect of the Employees.

18.2	No outstanding contributions or payments

With respect to the External Funds, as at Completion, there are no superannuation contributions in respect of any of the Employees or past employees of the Business which have not been paid when due.

19	Solvency

19.1	No liquidation

No Target Entity has:

(a)	gone, or is proposed to go, into liquidation;

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution;

(c)

has obtained and no steps have been taken to obtain a moratorium under Schedule A1 of the Insolvency Act 1986 UK (or any local equivalent) or received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act (or any local equivalent);

(d)	has any unsatisfied judgment outstanding against it and no demand has been served on it under section 123(1)(a) of the Insolvency Act 1986 (or any local equivalent); or

(e)

has convened a meeting to approve a compromise or scheme of arrangement under the Companies Act 2006 (or any local equivalent) and no such compromise or scheme has been agreed to or sanctioned in respect of the Target Entities.

Schedule 4 Warranties

19.2	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against any Target Entity and, so far as the Warrantor is aware, there are no circumstances justifying such a petition or other process.

19.3	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of any Target Entity, and, so far as the Warrantor is aware, there are no circumstances justifying such an appointment.

19.4	Arrangements with creditors

No Target Entity has entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

19.5	No writs

No writ of execution has been issued against any Target Entity or the property of that company and, so far as the Warrantor is aware, there are no circumstances justifying such a writ.

19.6	Solvency

Each Target Entity, either alone or with the support of a parent company guarantee from another Target Entity, is able to pay its debts as and when they fall due. No Target Entity is taken under applicable laws to be unable to pay its debts or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

19.7	Voluntary Arrangements

No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 (or any local equivalent) in respect of a Target Entity and no Target Entity has made or proposed any arrangement or composition with its creditors or any class of them.

20	Insurance

20.1	Disclosure

The Disclosure Letter lists all current insurance policies and cover notes taken out in respect of a Target Entity or the Business as at the date of this agreement (Insurances).

20.2	Currency

(a)	Each Insurance is currently in full force and effect and all applicable premiums have been paid.

Schedule 4 Warranties

(b)

So far as the Warrantor are aware, nothing has been done or omitted to be done which has made any Insurance void or voidable or that would permit an insurer to cancel the policy or refuse or materially reduce a claim or materially increase the premiums payable under the Insurances.

20.3	No claims

There are no outstanding claims made by a Target Entity or any person on its behalf under an Insurance or an insurance policy previously held by a Target Entity.

20.4	Insurance required by law

Each Target Entity has effected all insurances required by law to be effected by it.

21	Taxes and Duties

21.1	Withholding tax

Any obligation on a Target Entity under any Tax Law to withhold amounts at source has been complied with.

21.2	Records

Each Target Entity has maintained proper and adequate records to enable it to comply in all material respects with its obligations to:

(a)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)	prepare any accounts necessary for compliance with any Tax Law;

(c)	support any position taken by a Target Entity; and

(d)

retain necessary records as required by any Tax Law and has maintained records with sufficient detail in the appropriate form to determine, to the extent possible, the Tax consequences of any transaction that may be entered into by the company to the extent that any event or circumstance on or before Completion influences the Tax consequences of such transaction.

21.3	Returns submitted

Each Target Entity has submitted any necessary information, notices, computations returns or other documents required to be submitted to the relevant Governmental Agency in respect of any Tax or any Duty relating to the Target Entities.

All such returns, notices and other material documents and information have been made on a proper basis, were provided within applicable time limits, were accurate and complete when provided and remain accurate and complete in all material respects and none of them are, so far as the Warrantor is aware, likely to be the subject of any dispute with any Governmental Agency.

Schedule 4 Warranties

21.4	No Tax audit

The Warrantor is not aware of any pending or threatened Tax or Duty audit relating to a Target Entity.

21.5	No disputes

There are no disputes between a Target Entity and any Governmental Agency in respect of any Tax or Duty and there have not been any such disputes in the last five years (other than routine enquiries into returns), and there has been no written notification received that an investigation, enquiry or non-routine visit will be made by any Governmental Agency.

21.6	Stamping

All documents and transactions entered into by a Target Entity that are required to be stamped, or that are necessary to prove title to any asset or in the enforcement of which any Target Entity is interested have been duly stamped. The company has complied with all of its obligations in respect of stamp duty reserve tax and stamp duty land tax.

21.7	Accounts

All liabilities, whether actual or deferred, contingent or disputed, of each Target Entity for Tax measured by reference to income, profits or gains earned, accrued or received on or before the Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Accounts Date are suitably provided for or (as appropriate) disclosed in accordance with generally accepted accounting principles in the Accounts.

Since the Accounts Date, no Target Entity has been involved in any transaction and no event has occurred which has given or may give rise to a liability to Tax on a Target Entity (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than Tax in respect of normal trading income or receipts of that Target Entity arising from transactions entered into in the ordinary course of business.

21.8	Tax payments

All amounts of or in respect of Tax that each Target Entity is or has been obliged to pay (insofar as such Tax ought to have been paid) has been paid and each Target Entity has duly deducted and accounted for to the relevant Governmental Agency all amounts from any payments where required to do so by law, and all such amounts have been paid or deducted and accounted for within the applicable time limits.

21.9	Special Arrangements

No Governmental Agency has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to the affairs of each Target Entity. No Target Entity has claimed or been granted exemption from Tax or the benefit of any other special Tax regime in connection with reorganisations or mergers. Provided that the Business is conducted in the ordinary course, reorganisations or mergers which take effect on or before the Completion Date will not give rise to the assessment or payment of Tax after the Completion Date. No profit or gain has been "rolled into" or "held over" into any asset which may be disposed of by a Target Entity in the ordinary course of business after Completion.

Schedule 4 Warranties

21.10	Secondary liabilities

Each Target Entity is not, and so far as the Warrantor is aware, will not become liable to make to any person (including any Governmental Agency) any payment in respect of any liability to Tax or be deprived of any relief otherwise available to it, or to make reimbursement or indemnity in respect of any Tax, for which any other person, or company is or may be primarily liable.

21.11	Accounts reliefs

No Tax Relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) has been claimed and/or given to a Target Entity which has been taken into account in the Accounts as an asset or in computing any current tax receivable or current tax liability which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring either at or at any time before Completion or within the ordinary course of business after Completion.

21.12	Company residence

No Target Entity has on or before Completion been treated for any Tax purpose as resident in a country other than the country of its incorporation and no Target Entity has, or has had within the statutory limitation period, a branch or agency or permanent establishment in a country other than the country of its incorporation.

21.13	Completion

Provided that the Buyer is, immediately prior to Completion, part of an Australian income tax consolidated group, no tax liability will arise in any Target Entity as a result of the entering into or Completion of this Agreement or any transactions contemplated herein, nor on the satisfaction of any conditions set out in this agreement/

21.14	Goods & services tax

Each Target Entity is duly registered for the purposes of VAT and GST in its country of incorporation.

21.15	Tax Avoidance

No Target Entity has been involved in any transaction or series of transactions the sole or  one of the main purposes of which is a reduction in the Tax liability of any person.

22	Accuracy of information

So far as the Warrantor is aware, the historical and factual information concerning the Business prepared by or on behalf of the Sellers and contained in Disclosure Materials is accurate in all material respects. The Sellers have not included any such information in the Disclosure Materials that the Warrantor is aware is misleading in any material respect, and, so far as the Warrantor is aware, no such information has been omitted from the Disclosure Materials that would render the Disclosure Materials misleading in any material respect.

Schedule 4 Warranties

Schedule 5

Buyer Warranties

1	No legal impediment

The execution, delivery and performance by the Buyer and the Buyer’s Guarantor of this agreement:

(a)	complies with its constitution or other constituent documents; and

(b)

does not constitute a breach of any law or obligation, or cause or result in default under any agreement or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this agreement.

2	Corporate authorisations

All necessary action to authorise the execution, delivery and performance of this agreement by the Buyer and the Buyer’s Guarantor in accordance with its terms has been obtained or will be obtained before Completion.

3	Power and capacity

The Buyer and the Buyer’s Guarantor have full power to and capacity to own its own assets and to enter into and perform their obligations under this agreement.

4	Incorporation

The Buyer and the Buyer’s Guarantor are each validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

5	No trust

The Buyer and the Buyer’s Guarantor each enter into and performs this agreement on its own account and not as trustee for or nominee of any other person.

Schedule 5 Buyer Warranties

6	No liquidation

Neither the Buyer nor the Buyer’s Guarantor has:

(a)	gone, or is proposed to go, into liquidation; or

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution.

7	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Buyer or the Buyer’s Guarantor and, so far as the Buyer and the Buyer’s Guarantor is aware, there are no circumstances justifying a petition or other process.

8	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Buyer or the Buyer’s Guarantor, and, so far as the Buyer and the Buyer’s Guarantor are aware, there are no circumstances justifying such an appointment.

9	Arrangements with creditors

Neither the Buyer nor the Buyer’s Guarantor has entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

10	No writs

No writ of execution has been issued against the Buyer or the Buyer’s Guarantor, or any of their respective assets, and there are no circumstances justifying such a writ.

11	Solvency

Neither the Buyer nor the Buyer’s Guarantor is taken under applicable laws to be unable to pay its debts and has not stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

Schedule 5 Buyer Warranties

12	No known claims

As at the date of this agreement, neither the Buyer nor any other Buyer Group Member is actually aware of any breach of Warranty or of any matter that may result in a Claim. For the purposes of the preceding sentence, “actually aware” solely means actual knowledge of such breach which the Sellers can prove with objective evidence has directly been communicated (i) by the Sellers, a Target Entity or any of their employees, advisors or representatives to Warren Rustand, Robert Wilson or Michael-Bryant Hicks in emails or other written communications, or during meetings or (ii) by Buyer’s legal, financial or tax advisors in the form of one or more written diligence reports addressed to the Buyer’s Guarantor or one of its subsidiaries.

13	Funds

The Buyer has available cash or loan facilities which will at Completion provide in Immediately Available Funds the necessary cash resources to pay the Purchase Price and meet their other obligations under this agreement and any relevant loan facilities involve no material pre-conditions.

14	Group

The Buyer’s Guarantor warrants on the date of this agreement and immediately before Completion that it has sufficient capital or access to capital to support the Business Plan and give effect to the provisions of Schedule 13.

Schedule 6

Completion Steps

1	Pre–Completion actions

1.1	Replacement guarantees and loans

(a)	By no later than 10 Business Days after being reasonably requested to do so by the Sellers, the Buyer must provide the executed DWP Parent Company Guarantees.

(b)	On or before Completion, the Buyer must provide:

(1)	replacement guarantees acceptable to the UK Ministry of Justice in respect of the MoJ Contract; and

(2)	if the Buyer intends to:

(A)	replace the loan facilities of the Target Entities, replacement loan facilities for the Target Entities and any requisite guarantees; or

(B)	retain the current loan facilities of the Target Entities, replacement guarantees in respect of those facilities.

1.2	Board resolutions

(a)

On or before Completion the Warrantor must ensure that a meeting of the directors of Ingeus Limited is convened and approves the registration of the Buyer as the holder of the Sale Shares in its register of shareholders and, if applicable, the issue of new share certificates for the Sale Shares in the name of the Buyer, subject only to receipt of the executed share transfers referred to in clause 2.1(a) of this Schedule 6 and to payment of any Duty on the transfer of Sale Shares.

(b)	On or before Completion the Warrantor must ensure that a meeting of the directors of each Target Entity is convened and approves (subject to Completion occurring and local legal restrictions):

(1)	the resignations of existing directors, secretaries and public officers notified under clause 2.1 of this Schedule 6;

(2)

the appointment of each person notified under clause 2.1 of this Schedule 6 as a director, secretary or public officer (as applicable) of the Target Entity (provided that a consent to act and notification of interest signed by that person has been delivered to the Warrantor);

(3)	if applicable, any change of the registered office of the Target Entity to the address notified by the Buyer; and

(4)

if the Buyer has approved new mandates for the operation of bank accounts by each Target Entity, the revocation of all existing mandates and the replacement of those mandates with the mandates approved by the Buyer.

Schedule 6 Completion Steps

2	Completion

2.1	Sellers’ obligations at Completion

(a)	At Completion, the Warrantor must give the Buyer the following documents:

	Description	Items to be provided

1	share certificates	share certificates for the Sale Shares, if applicable.

2	share transfers	completed share transfers of the Sale Shares to the Buyer, executed by or on behalf of the Sellers.

3	powers of attorney	if applicable, powers of attorney executed by the Sellers authorising its attorney to execute any of the documents listed in this clause 2.1 of this Schedule 6 on behalf of the Sellers.

4	board resolutions	evidence that the board resolutions referred to in clause 1.1 of this Schedule 6 have been passed.

5	officer resignations	if applicable, signed resignations of each director, secretary and public officer of each Target Entity if notified to the Sellers by the Buyer prior to Completion.

6	corporate documents	where applicable, the certificate of incorporation, common seal, duplicate seal and all prescribed registers of each Target Entity and all unused share certificate forms.

7	transaction agreements	one or more counterparts of each Transaction Agreement which has been executed by each Seller or Target Entity which is expressed to be a party to that Transaction Agreement.

8	Disclosure Letter	the Disclosure Letter as amended or supplemented as at the date of Completion.

Schedule 6 Completion Steps

(b)

Subject to the Buyer complying with its obligations under clause 2.2 of this Schedule 6, the Warrantor must, together with the Buyer, procure that Ingeus Europe Limited pays the Deloitte Completion Amount to Deloitte LLP in payment of the completion payment which is payable to Deloitte LLP on Completion in accordance with the UK Share Sale Agreement.

(c)

Gregory Kenneth Ashmead must, in relation to his Respective Proportion of the Completion Payment, direct the Buyer to pay to the Company so much of such payment as is necessary to repay all amounts owing as at Completion under any loans provided by the Company to Gregory Kenneth Ashmead in full satisfaction of such debts.

2.2	Buyer’s obligations at Completion

At Completion the Buyer must:

(a)	pay to the Sellers the Completion Payment as follows (or as a Seller may otherwise direct in writing in relation to his or her proportion of the following payments):

(1)	£21,312,500.00; plus

(2)	the ROW Reference Amount; less

(3)	the Contingent Escrow Amount,

in their Respective Proportions;

(b)	pay to the Contingent Escrow Agent the Contingent Escrow Amount to be held by the Contingent Escrow Agent in the Contingent Escrow Account in accordance with clause 2.3 of this Schedule 6;

(c)	pay to the Sellers the Deferred Consideration in accordance with this agreement; and

(d)

advance an amount equal to the Deloitte Completion Amount to Ingeus Europe Limited and together with the Warrantor procure that Ingeus Europe Limited pays the Deloitte Completion Amount to Deloitte LLP promptly in accordance with the UK Share Sale Agreement, in each case, in Immediately Available Funds without counterclaim or set-off; and

(e)	execute and deliver the share transfers of the Sale Shares;

(f)	deliver a counterpart of each Transaction Agreement duly executed by each Buyer Group Member expressed to be a party to that Transaction Agreement;

(g)	deliver a certified copy of the certificate of currency dated as at Completion in respect of the W&I Policy.

2.3	Contingent Escrow Amount

(a)

(PEB2 Amount) Immediately upon receipt by a Target Entity of a notice from DGEFP following the end of the term of the PEB2 Contract, the parties must instruct the Contingent Escrow Agent to release to the Buyer from escrow an amount equal to the refund required under the PEB2 Contract provided that such amount does not exceed the PEB2 Advance Amount.

Schedule 6 Completion Steps

(b)

If the amount released to the Buyer from escrow under clause 2.3(a) is less than the PEB2 Advance Amount, the parties must instruct the Contingent Escrow Agent to release to each Seller from escrow its Respective Proportion of the difference.

(c)

If the notice under clause 2.3(a) is not received by Ingeus SAS within 3 months of the end of the term of the PEB2 Contract, the parties must instruct the Contingent Escrow Agent to release to each Seller from escrow its Respective Proportion of the PEB2 Advance Amount.

(d)

(French Termination Amount) If a French Termination Dispute is finally adjudicated or settled such that an amount is payable by a Target Entity in favour of the relevant employee, the parties must instruct the Contingent Escrow Agent to release to the Buyer from escrow an amount equal to the amount payable by the relevant Target Entity to the relevant employee provided that such amount does not exceed the French Termination Amount less any amounts previously paid under this clause 2.3(d)(1).

(e)

If each French Termination Dispute has been finally adjudicated, settled or withdrawn, and the aggregate of all amounts released from escrow under clause 2.3(d)(1) is less than the French Termination Amount, the parties must instruct the Contingent Escrow Agent to release to each Seller from escrow its Respective Proportion of the difference.

(f)

(Evry Lease Onerous Contract Amount) If the dispute in respect of the Evry Lease has been finally adjudicated or settled such that an amount is payable by a Target Entity in favour of the lessor, the parties must instruct the Contingent Escrow Agent to release to the Buyer from escrow an amount equal to the amount payable by the relevant Target Entity to the lessor provided that such amount does not exceed the Evry Lease Onerous Contract Amount.

(g)

If the amount released to the Buyer from escrow under clause 2.3(f) is less than the Evry Lease Onerous Contract Amount, the parties must instruct the Contingent Escrow Agent to release to each Seller from escrow its Respective Proportion of the difference.

(h)

If the dispute in respect of the Evry Lease has been finally adjudicated, settled or withdrawn such that no amount is payable by a Target Entity in favour of the lessor, the parties must instruct the Contingent Escrow Agent to release to each Seller from escrow its Respective Proportion of the Evry Lease Onerous Contract Amount.

(i)

(German VAT Amount) If a dispute in respect of the German VAT refund on a German Lease has been finally adjudicated or settled such that an amount is payable by a Target Entity in favour of the lessor under that German Lease, the parties must instruct the Contingent Escrow Agent to release to the Buyer from escrow an amount equal to the amount payable by the relevant Target Entity to the lessor provided that such amount does not exceed the German VAT Amount less any amounts previously paid under this clause 2.3(i).

(j)

If each dispute in respect of the German VAT refund on a German Lease has been finally adjudicated, settled or withdrawn, and the aggregate of all amounts released from escrow under clause 2.3(i) is less than the German VAT Amount, the parties must instruct the Contingent Escrow Agent to release to each Seller from escrow its Respective Proportion of the difference.

Schedule 7

Completion Accounts

1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning

Adjustment Amount	sum of:

	1	the ROW Adjustment Amount; and

	2	50% of the UK Adjustment Amount.

ROW Adjustment Amount	an amount equal to the sum of in Pound Sterling:

	1	ROW WC Adjustment Amount; plus

	2	ROW Completion Cash; less

	3	ROW Completion Debt; less

	4	ROW Completion Current Corporation Tax Payable; plus

	5	ROW Completion Current Corporation Tax Receivable; less

	6	ROW Completion Dividends Payable; plus

	7	ROW Completion Unsecured Loan to Ingeus UK and Trading Accounts Receivable owed by Ingeus UK; less

	8	ROW Completion Unsecured Loan from Ingeus UK and Trading Accounts Payable owed to Ingeus UK; less

	9	ROW Completion Loans to JV Partners; less

	10	ROW Completion Executive Bonus on transaction completion net of applicable corporate tax; less

	11	ROW Completion Confirmed But Not Paid German and French Redundancy Costs net of applicable corporate tax; less

	12	ROW Completion Annual Leave and Long Service Leave Provision Attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead net of applicable corporate tax; less

	13	ROW Completion Korean Ministry of Employment Clawback Provision net of applicable corporate tax; less

	14	ROW Completion HSBC Facility Break Cost Accrual net of applicable corporate tax; less

	15	ROW Completion Employee Bonus Approved But Not Paid net of applicable corporate tax; less

Schedule 7 Completion Accounts

Term	Meaning

	16	ROW Reference Amount.

ROW Completion Annual Leave and Long Service Leave Provision	the value of annual leave and long service leave earned by employees but not used at the Completion Date excluding leave attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead.

ROW Completion Annual Leave and Long Service Leave Provision Attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead	the value of annual leave and long service leave earned by Thérèse Virginia Rein and Gregory Kenneth Ashmead but not used at the Completion Date.

ROW Buyer’s Report	is defined in clause 3.2 of this Schedule 7.

ROW Completion Cash

the total cash at bank or in hand including petty cash and float cash or cash credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, including all interest accrued thereon and cash equivalents of the Ingeus Group (excluding the Ingeus UK Group) as derived from the ROW Completion Accounts.

ROW Completion Confirmed But Not Paid German and French Redundancy Costs

the redundancy costs payable in relation to employees of Ingeus GmbH and Ingeus SAS (excluding the French Termination Amount) where the decision to terminate has been taken and communicated prior to the Effective Time to the extent unpaid as at the Effective Time as derived from the ROW Completion Accounts.

ROW Completion Current Income Tax Payable	the net income tax payable for ROW Group Companies, which is calculated as the net of:

	1	2013 tax payable as calculated for the 2013 year end accounts, less any amounts paid in 2014;

	2	2014 income tax instalments paid; and

	3	estimate of tax payable from 1 January 2014 to the Completion Date.

ROW Completion Current Income Tax Receivable	the net income tax receivable for ROW Group Companies, which is calculated as the net of:

	1	2013 tax receivable as calculated for the 2013 year end accounts, less any amounts received in 2014; and

Schedule 7 Completion Accounts

Term	Meaning

	2	estimate of tax receivable from 1 January 2014 to the Completion Date.

ROW Current Make Good Provision

unpaid make good/dilapidations costs on property leases to the extent the relevant lease has been exited or notice for termination given prior to the Effective Time as derived from the ROW Completion Accounts.

ROW Completion Debt

the aggregate of overdrafts, the principal amount of bills, bonds, notes or loan stock owed to any banking, financial, acceptance credit, lending or other similar institution or organisation and finance leases, each together with any accrued interest thereon, and shall not include, for the avoidance of doubt, indebtedness relating to bank guarantees issued or trading debts incurred in the normal course of business of the Ingeus Group (excluding the Ingeus UK Group) as derived from the ROW Completion Accounts.

ROW Completion Dividends Payable	the balance of any dividends declared but not paid prior to completion date by ROW Group companies.

ROW Completion Employee Bonus Approved But Not Paid	the value of any bonuses, excluding “ROW Completion Executive Bonus on transaction completion” for 2013 which have not been paid to those employees.

ROW Completion Executive Bonus on transaction completion	the balance payable to any Executive from any ROW Company that takes effect on completion of this transaction.

ROW Completion HSBC Facility Break Cost Accrual	the value of any costs required to terminate the ROW loan agreement which remain unpaid at Completion.

ROW Completion Korean Ministry of Employment Clawback Provision	The value of clawback provided for in Korea related to the Ministry of Employment contract.

ROW Completion Loans to JV Partners	the balance payable to minority shareholders for loans and current trading accounts.

ROW Completion Unsecured Loan to Ingeus UK and Trading Accounts Receivable owed by Ingeus UK the balance of any unsecured loans from ROW Group companies to Ingeus UK that is outstanding at completion date plus any other intercompany trading or management account balance receivable by ROW Group companies from Ingeus UK at completion date.

Schedule 7 Completion Accounts

Term	Meaning

ROW Completion Unsecured Loan from Ingeus UK and Trading Accounts Payable owed to Ingeus UK the balance of any unsecured loans from Ingeus UK to ROW Group Companies, that is outstanding at completion date plus any other intercompany trading or management account balance payable by ROW Group companies to Ingeus UK at completion date.

ROW Completion Working Capital	is the working capital of the ROW Group Companies at Completion, as set out in the final Completion Accounts (as adjusted by the Expert’s Report, if applicable).

ROW Disputed Matters	is defined in clause 3.2(b)(1) of this Schedule 7.

ROW Expert	is defined in clause 3.4 of this Schedule 7.

ROW Expert’s Report	is defined in clause 3.4 of this Schedule 7.

ROW Reference Amount	$12,500,000.00.

ROW Review Period	is defined in clause 3.1 of this Schedule 7.

ROW Target Working Capital	$7,952,133.00.

ROW WC Adjustment Amount

the amount (if any), by which the ROW Completion Working Capital differs from the ROW Target Working Capital as shown in the final Completion Accounts (as adjusted by the Expert’s Report as applicable).

The ROW Adjustment Amount will be expressed as:

	1	a negative, if the ROW Completion Working Capital is less than the ROW Target Working Capital; and

	2	a positive, if the ROW Completion Working Capital is greater than the ROW Target Working Capital.

Schedule 7 Completion Accounts

Term	Meaning

UK Adjustment Amount	has the meaning given in the Side Deed.

2	Preparation of draft Completion Accounts

2.1	Preparation and delivery of the Completion Accounts

The Buyer must procure that no later than 40 Business Days after the Completion Date draft ROW Completion Accounts are prepared in accordance with this Schedule 7 and in the format set out in Schedule 8 and delivered to the Warrantor.

2.2	Applicable accounting principles, policies and procedures (ROW Completion Accounts)

The ROW Completion Accounts must be prepared in accordance with, in order of precedence:

(a)

the specific principles (including principles in relation to recognition and measurement of items), policies and procedures that relate to the ROW Completion Accounts as set out in clause 4 of this Schedule 7;

(b)

where an item is not covered by the specific accounting principles, policies and procedures referred to in clause 2.2(a) of this Schedule 7, in a manner consistent with the principles (including principles in relation to recognition and measurement of items), policies and procedures used to prepare the Accounts; and

(c)	where an item is not covered by the accounting principles, policies and procedures referred to in clauses 2.2(a) or 2.2(b) of this Schedule 7, in accordance with the Accounting Standards.

3	Review of draft ROW Completion Accounts

3.1	Review by Sellers

The Sellers must complete their examination and review of the draft ROW Completion Accounts within 20 Business Days after receipt of them (ROW Review Period) and deliver to the Buyer the report contemplated by clause 3.2 of this Schedule 7 by the end of the ROW Review Period.

3.2	Report by Sellers

(a)	The Sellers must deliver to the Buyer, by no later than the end of the ROW Review Period, a report (ROW Sellers’ Report) stating whether or not the Sellers agree with the ROW Adjustment Amount.

Schedule 7 Completion Accounts

(b)	If the Sellers do not agree with the ROW Adjustment Amount, the Sellers must also set out in the ROW Sellers’ Report:

(1)	the matters in respect of which they disagree with the draft ROW Completion Accounts (ROW Disputed Matters);

(2)	the grounds on which the Sellers disagree with the draft ROW Completion Accounts; and

(3)	its opinion as to the ROW Adjustment Amount, as applicable.

(c)

Notwithstanding clause 3.2(b) of this Schedule 7, the Sellers may not dispute the draft ROW Completion Accounts if the aggregate value of the ROW Disputed Matters set out in its ROW Sellers’ Report is less than $100,000 and in such case shall be deemed to agree with the Draft ROW Adjustment Amount.

3.3	Agreement or failure by Sellers to report

If the Sellers:

(a)	state in their ROW Sellers’ Report that they agree with the ROW Adjustment Amount; or

(b)	do not deliver the ROW Sellers’ Report as required under clause 3.2 of this Schedule 7,

then the draft ROW Completion Accounts delivered under clause 2.1 of this Schedule 7 will be deemed to be the final ROW Completion Accounts and will be conclusive, final and binding on the parties.

3.4	Disagreement or failure to provide report

(a)

Subject to clause 3.2(c) of this Schedule 7, if the Sellers do not agree with the ROW Adjustment Amount, and the ROW Sellers’ Report contains the matters referred to in clause 3.2 of this Schedule 7 then the Sellers and the Buyer must enter into good faith negotiations and use all reasonable endeavours to agree the ROW Disputed Matters.

(b)

If the Sellers and the Buyer cannot agree the ROW Disputed Matters within 30 Business Days after delivery of the ROW Sellers’ Report (or such longer period as the Buyer and the Sellers agree) then the unresolved ROW Disputed Matters must be referred for resolution to an independent person agreed by the Sellers and the Buyer within a further 10 Business Days (the ROW Initial Expert Appointment Period). If the relevant parties cannot agree on who the independent person will be prior to the end of the ROW Initial Expert Appointment Period, then the independent person shall be a person nominated by the President of the Institute of Arbitrators and Mediators Australia on the application of either the Sellers or the Buyer (whichever applies first), provided that such independent person must be an accountant with at least 15 years’ experience and who is currently practising at a top-tier or mid-tier accounting firm and such person shall be appointed to determine the unresolved ROW Disputed Matters.

(c)	The person agreed or nominated under clause 3.4(b) of this Schedule 7 will be the 'ROW Expert' for the purposes of this Schedule 7.

(d)

The Buyer and the Sellers must instruct the ROW Expert to decide within the shortest practicable time the ROW Disputed Matters, and the ROW Adjustment Amount by applying the principles set out, or referred to, in this Schedule 7 in accordance with this Schedule 7 and to deliver to the Buyer and the Sellers a report (ROW Expert’s Report), that contains a copy of the amended ROW Completion Accounts (if any) and that states, on the basis of the ROW Expert’s decision, its opinion as to:

Schedule 7 Completion Accounts

(1)	the ROW Disputed Matters including the reasons for the ROW Expert’s decision;

(2)	the ROW Adjustment Amount; and

(3)	the allocation of the ROW Expert’s costs in accordance with clause 3.6 of this Schedule 7.

3.5	Conclusiveness of ROW Expert’s report

(a)	Any ROW Expert will act as an expert, not as an arbitrator, in determining the dispute.

(b)	Any ROW Expert’s determination in relation to the relevant ROW Disputed Matters, the ROW Adjustment Amount and the allocation of its costs must be made as soon as possible.

(c)	Any ROW Expert’s decision will be final, conclusive and binding (except in the case of manifest error).

3.6	Costs

(a)	Except as contemplated in clause 3.6(b) of this Schedule 7, each party must bear its own costs in complying with this Schedule 7 and in particular:

(1)	the Seller must bear the costs of its accounting advisers (Seller’s Accountants); and

(2)	the Buyer must bear the costs of its accounting advisers (Buyer’s Accountants).

(b)

The cost of the ROW Expert (if appointed) must be paid by the party against whom the determination of the ROW Expert is made and the parties must instruct the ROW Expert to make a decision on this matter. If the ROW Expert is, for any reason whatsoever, unable to make a decision on the matter and so certifies to the Sellers and the Buyer, the costs of the ROW Expert must be shared equally and paid by the Sellers and the Buyer.

4	ROW Completion Accounts: principles, policies and procedures

4.1	General principles

The following general principles shall apply in the ROW Completion Accounts unless clauses 4.2 or 4.3 of this Schedule 7 state otherwise:

(a)

Effective Time: The ROW Completion Accounts shall be prepared on a consolidated basis and the amounts to be included shall be calculated by reference to the nominal ledgers of the ROW Group Companies which shall be drawn up as at 10.00pm London time on the last day of the month preceding the month in which Completion will occur (the "Effective Time”). The ROW Completion Accounts shall be prepared on a going concern basis in accordance with those specific procedures that would be adopted at a financial year end, including detailed analysis of prepayments and accruals and cut-off procedures. Balances between the Target Entities shall be reconciled and any un-reconciled differences shall be investigated and following such investigations, any remaining debit balances shall be written off.

Schedule 7 Completion Accounts

(b)

No account of Buyer actions: For the avoidance of doubt, the ROW Completion Accounts shall not take into account the effects of any post Completion reorganisations or, in any way, the post Completion intentions or obligations of the Buyer and shall not take into account the funds flow arising as a consequence of Completion unless as specifically required by this Schedule 7.

(c)

Cut-off: The ROW Completion Accounts shall take into account information in respect of “Adjusting Events” as defined in IAS 10 “Events after the Reporting Period” up until the Sellers have delivered the draft ROW Completion Accounts to the Buyer in accordance with clause 2.1 of this Schedule 7 (“Cut-off Time”).

(d)

Materiality and double count: No item shall be included or excluded from the ROW Completion Accounts solely on the grounds of materiality and no item shall be included more than once in the ROW Completion Accounts.

(e)

Currency: The ROW Completion Accounts will be prepared in Australian dollars. Subsidiaries whose accounts are not denominated in Australian dollars will be translated to Australian dollars using the closing bid rate for the completion date as listed on the oanda.com website. Any amounts that are not denominated in pounds sterling and are required to be expressed in pounds sterling will be translated to pounds sterling using the closing bid rate for the completion date as listed on the oanda.com website.

(f)

Leases: no leases classified as operating leases in the Accounts will be reclassified to finance leases and no leases classified as finance leases in the Accounts will be reclassified to operating leases. Any new lease inceptions since 1 January 2014 shall be classified in accordance with IFRS as at the Accounts Date. A liability shall be recognised in the Closing Statement for the full amount outstanding under any finance (or capital) lease arrangement (including all interest accrued but not paid thereon) as at the Effective Time.

(g)

Contingent liabilities: No contingent liabilities (as defined in IAS 37 “Provisions, Contingencies and Contingent Assets”), off balance sheet arrangements or commitments are included in the ROW Completion Accounts.

4.2	Specific principles

(a)

Revenue recognition: For the avoidance of doubt revenue and associated subcontractor costs shall be recognised adopting the same detailed calculation, practices, methods, estimation techniques, procedures and assumptions as specifically applied in the Accounts. This shall include using the same approach to calculating historical averages based on a set period prior to the balance sheet date, which shall be rolled forward at the Effective Time only to reflect a later balance sheet date.

(b)

Prepayments: Prepayments shall be included in Working Capital to the extent that a payment has been made prior to the Effective Time, or a creditor or accrual has been recorded in Working Capital as at the Effective Time, for goods and services that relate to periods after the Effective Time.

(c)

Transaction Related Bonuses: A liability shall be included in the ROW Completion Accounts for (i) the executive Transaction related bonuses and (ii) the staff bonus relating to 2013 in each case to the extent not paid as at the Effective Time. No other liability shall be included in the ROW Completion Accounts in respect of bonuses including for the avoidance of doubt in relation to any staff bonus in respect of 2014.

Schedule 7 Completion Accounts

(d)

Property provisions: No liability shall be included in any items comprising the ROW Adjustment Amount in relation to lease dilapidation/make good provisions or lease incentives including rent free period accruals.

(e)

Provisions: Subject always to clauses 4.2 and 4.3 of this Schedule 7, no new provisions shall be recognised in the ROW Completion Accounts other than in respect of matters arising after the Accounts Date where the related liability meets the recognition requirements of paragraph 14 of IAS 37 in which case the provision recognised shall be the best estimate of the amounts which will finally be settled. In any event, no general provisions shall be recognised in the ROW Completion Accounts.

(f)	Other: None of the following are included in ROW Completion Working Capital, ROW Completion Cash, ROW Completion Debt and accordingly shall not be included in the ROW Completion Accounts:

(1)	Capital commitments

(2)	Legal claims

(3)	ROW Threshold Adjustment Amount

(4)	Stamp duty payable on the transfer of Ingeus UK shares pursuant to the UK Share Sale Agreement

4.3	Taxes

(a)	Deferred tax: Deferred tax assets and liabilities shall be excluded from the ROW Completion Accounts.

(b)

Income Tax Receivables and Payables: The ROW Completion Accounts shall include provision or reserve for corporate income tax liabilities of the Target Entities other than the Ingeus UK Group resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Effective Time and shall be limited to amounts which, as at the Effective Time, are due or payable or have accrued in respect of taxable income profits or gains earned or accrued on or before the Effective Time and taking into account any payments made in respect of or on account of such corporate income tax for the relevant period prior to the Effective Time, provided that such corporate income tax liabilities shall be prepared as if by reference to a Completion income statement, prepared on a basis that is consistent with and by reference to the policies and amounts specified in this Schedule 7 in respect of provisions, receipts, costs, assets and liabilities reflected in the ROW Completion Accounts, as if the Completion Date were an accounting reference date;

(c)

Such provision for corporate income tax shall be calculated in a manner consistent with the tax policies, principles, practices, evaluation rules, procedures, methods and bases including in respect of management judgement as used in the preparation of the prior tax periods in so far as such past practice is permitted by law and is not inconsistent with the generally published practice of any Tax Authority and on the basis that all relevant claims, available deductions and elections that would reduce the corporation tax due for the period (including, inter alia, claims for capital allowances) shall be made.

Schedule 7 Completion Accounts

4.4	ROW Completion Working Capital definition

For the purpose of calculating the ROW Adjustment Amount, ROW Completion Working Capital is defined as the following balance sheet categories extracted from the Completion Accounts adjusted as noted below and referenced to the items included in the pro forma Completion Accounts set out in Schedule 8. The figures set out below illustrate the derivation of the individual captions by reference to the trial balance that supports the UK audited financial statement for the 2013 financial year.

ROW Completion Working Capital item	Actual audited 31 December 2013 (in $AUD)

Trade receivables	21,557,319

Less provision for impairment of receivables	(773)

Accrued income and advance revenue recognition	0

Other receivables (excluding income tax debtors but including VAT debtors)	1,142,863

Prepayments	2,528,231

Trade payables and other creditors (excluding tax payable or income tax provision but including VAT payable)	(8,876,087)

Accrued expenses	(3,411,367)

Add back PEB2 Amount	3,491,953

Add back ROW Employee Bonus Approved But Not Paid	1,070,447

Add back ROW HSBC Facility Break Cost Accrual	0

Add back ROW Confirmed But Not Paid German and French Redundancy Costs	252,721

Schedule 7 Completion Accounts

ROW Completion Working Capital item	Actual audited 31 December 2013 (in $AUD)

Add back ROW Annual Leave and Long Service Leave Provision	3,095,413

Add back current provision for employee entitlements	(4,544,516)

Deferred income and advance payments	(6,285,158)

ROW Completion Annual Leave and Long Service Leave Provision Attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead	626,854

4.5	ROW Completion net surplus cash

Amounts presented below are before any tax effect. However, the calculations used in the completion accounts will be net of tax for certain items as indicated.

Item	Actual audited 31 December 2013 (in $AUD

Cash	20,989,256

Debt	(3,250,000)

Current Corporation Tax Payable	(588,265)

Current Corporation Tax Receivable	935,068

Dividends Payable	0

Unsecured Loan to Ingeus UK and Trading Accounts Receivable owed by Ingeus UK	5,089

Unsecured Loan from Ingeus UK and Trading Accounts Payable owed to Ingeus UK	0

Schedule 7 Completion Accounts

Item	Actual audited 31 December 2013 (in $AUD

Loans to JV Partners	(196,426)

Executive Bonus on transaction completion, before tax effect	0

Confirmed But Not Paid German and French Redundancy Costs, before tax effect	(49,428)

Annual Leave and Long Service Leave Provision Attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead, before tax effect	(626,854)

Completion Korean Ministry of Employment Clawback Provision, before tax effect	(87,955)

HSBC Facility Break Cost Accrual, before tax effect	0

Employee bonus approved but unpaid, before tax effect	(1,070,447)

4.6	ROW Threshold Adjustment Amount

Amounts presented below are before any tax effect. However, the calculations used in the completion accounts will be net of tax for certain items as indicated.

Item	Actual audited 31 December 2013 (in $AUD)

ROW Non-Current Long Term Incentive Provision, before tax effect	244,403

ROW Non-Current Long Service Leave Provision, before tax effect	98,375

ROW Current Long Service Leave Provision (excluding in respect of Thérèse Virginia Rein and Gregory Kenneth Ashmead), before tax effect	291,938

Schedule 7 Completion Accounts

Item	Actual audited 31 December 2013 (in $AUD)

ROW Annual Leave Provision (excluding in respect of Thérèse Virginia Rein and Gregory Kenneth Ashmead), before tax effect	2,803,475

ROW Current Make Good Provision where lease has been exited or notice of exit given by completion date, before tax effect	74,143

ROW Retirement Benefit Provision for South Korea, before tax effect	762,166

Schedule 8 Pro forma Completion Accounts

Schedule 8

Pro forma Completion Accounts

Part A - ROW Completion Accounts
AUD
ROW Completion Working Capital

	Trade receivables	WC1	[ ]
	Less provision for impairment of receivables	WC2	[ ]
	Accrued income and advance revenue recognition	WC3	[ ]
	Other receivables (excluding income tax debtors but including VAT debtors)	WC4	[ ]
	Prepayments	WC5	[ ]
	Trade payables and other creditors (excluding tax payable or income tax provision but including VAT payable)	WC6	[ ]
	Accrued expenses	WC7	[ ]
	Current provision for employee entitlements	WC8	[ ]
	Add back PEB2 Amount	WC9	[ ]
	Add back ROW Completion Employee Bonus Approved But Not Paid	WC10	[ ]
	Add back ROW Completion HSBC Facility Break Cost Accrual	WC11	[ ]
	Add back ROW Completion Confirmed But Not Paid German and French Redundancy Costs	WC12	[ ]
	Add back ROW Completion Annual Leave and Long Service Leave Provision	WC13	[ ]
	Add back current provision for contract clawbacks	WC14	[ ]
	Deferred income and advance payments	WC15	[ ]
	Add back ROW Completion Annual Leave and Long Service Leave Provision Attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead	WC16	[ ]

ROW Working Capital (WC1 to WC16)		A	[ ]

ROW Target Working Capital		B	[ ]

ROW WC Adjustment Amount (C = A - B)		C	[ ]

Plus	ROW Completion Cash	D	[ ]
[ ]

Less	ROW Completion Debt	E	[ ]
[ ]

Schedule 8 Pro forma Completion Accounts

Less	ROW Completion Current Income Tax Payable	F	[ ]
[ ]

Plus	ROW Completion Current Income Tax Receivable	G	[ ]
[ ]

Less	ROW Completion Dividends Payable	H	[ ]
[ ]

Plus	ROW Completion Unsecured Loan to Ingeus UK and Trading Accounts Receivable owed by Ingeus UK	I	[ ]
[ ]

Less	ROW Completion Unsecured Loan from Ingeus UK and Trading Accounts Payable owed to Ingeus UK	J	[ ]
[ ]

Less	ROW Completion Loans to JV Partners	K	[ ]
[ ]

Less	ROW Completion Executive Bonus on transaction completion, net of tax effect	L	[ ]
[ ]

Less	ROW Completion Confirmed But Not Paid German and French Redundancy Costs, net of tax effect	M	[ ]
[ ]

Less	ROW Completion Annual Leave and Long Service Leave Provision Attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead, net of tax effect	N	[ ]
[ ]

Less	ROW Completion Korean Ministry of Employment Clawback Provision, net of tax effect	O	[ ]
[ ]

Less	ROW Completion Accrued HSBC Facility Break Cost Accrual, net of tax effect	P	[ ]
[ ]

Less	ROW Completion Employee Bonus Approved But Not Paid, net of tax effect	Q	[ ]
[ ]

Less	ROW Reference Amount	R	[ ]
[ ]

ROW Adjustment Amount (S = C + D - E - F + G - H + I - J – K – L – M – N – O – P – Q - R)		S	[ ]

Schedule 8 Pro forma Completion Accounts

GBP

ROW Adjustment Amount (converted to GBP)	T	[ ]

Schedule 9 Properties

Schedule 9

Properties

This schedule has been omitted pursuant to Regulation S-K Item 601(2) and a copy will be furnished supplementally to the Commission upon request.

Schedule 10 Business Intellectual Property

Schedule 10

Business Intellectual Property

This schedule has been omitted pursuant to Regulation S-K Item 601(2) and a copy will be furnished supplementally to the Commission upon request.

Schedule 11

Target Entities

Ingeus Limited ABN 46 010 948 731

Ingeus Australasia Pty Ltd ACN 155 744 862

Ingeus Australia Pty Ltd ACN 152 509 370

Ingeus Victoria Pty Ltd ACN 159 835 337

Ingeus Europe Limited Co. No 4320866

Ingeus Investments Limited Co. No 5228293

Ingeus SAS (France) RCS Paris B479 474 306

Ingeus GmbH (Germany) HRB 101168B

Ingeus AB (Sweden) Co. No 556742-1408

Ingeus Co. Ltd (Korea) 214-88-31153

Ingeus Sp z.o.o. (Poland) 0000316121

Ingeus AG (Switzerland) CH-020.3.034.114-3

Ingeus LLC (Saudi Arabia) 1010342042 (Commercial Registration No.) 282704 (Chamber of Commerce No.)

Ingeus S.L. (Spain) B86469681

Ingeus Training Limited Co. No 03265839

Ingeus UK Ltd Co. No 4320853

Zodiac Training Limited Co. No 08445376

The Reducing Reoffending Partnership Limited Co. No 08884609

Schedule 12

Post-Completion Consideration Payments

1	Definitions

The meanings of the terms used in this Schedule are set out below.

Term	Meaning

Cause	has the meaning given in the Key Employment Agreements.

Deferred Consideration Amount	£14,345,794.

Disability	a person’s condition as a result of bodily injury or physical or mental illness to such extent that such person cannot perform the duties of such person’s employment for more than 120 days.

Escrow Account	the account in which the Escrowed Stock and Escrowed Cash is held.

Escrow Agent	the person appointed to act as escrow agent and holding the Escrowed Stock and Escrowed Cash for the Sellers.

Escrow Period	the period commencing on Completion and ending on the earlier of:

	1	the fourth anniversary of Completion; and

	2	the occurrence of a Termination Event.

Escrowed Cash	any cash that is held in the Escrow Account.

Escrowed Stock	any Stock that is held in the Escrow Account.

Initial Release Date	has the meaning given in clause 2.2(b) of this Schedule 12.

MoJ Contract	the United Kingdom Ministry of Justice "Transforming Rehabilitation" contract.

Schedule 12 Post-Completion Consideration Payments

Payment Event	1	the death or total permanent disability of Thérèse Virginia Rein or Gregory Kenneth Ashmead, as applicable; or

	2	the death or total permanent disability of a family member of Thérèse Virginia Rein or Gregory Kenneth Ashmead, as applicable.

Release Percentage	expressed as a percentage:

	1	the number of days since the Initial Release Date; divided by

	2	the total number of days between the Initial Release Date and the third anniversary of Completion; multiplied by

	3	50%.

Stock	unrestricted common stock of the Buyer’s Guarantor:

	1	valued at a per share amount equal to the closing price of the Buyer’s Guarantor’s common stock on the NASDAQ Global Select Market on the date immediately preceding the announcement by the Buyer’s Guarantor of the Sale to market;

	2	free and clear of all Encumbrances; and

	3	together with all rights attached to, or enjoyed by or offered to a holder of, unrestricted common stock of the Buyer’s Guarantor, including (but not limited to) the right to dividends, voting rights, the right to participate in the raising of capital (eg a rights issue), and the right to any adjustments that result from a stock split or stock consolidation.

Termination Event	the termination of employment of the Warrantor or Gregory Kenneth Ashmead, as applicable, either by way of voluntary resignation or termination for Cause.

Total Gross Shares	is defined in Schedule 2.

2	Deferred Consideration

2.1	Deferred Consideration Amount

(a)	On Completion the Buyer must procure that the Buyer’s Guarantor pays to the Escrow Agent the Deferred Consideration Amount by one or both of the following:

(1)	issuing Stock (at the Issue Price) to the Escrow Agent; or

(2)	paying Immediately Available Funds to the Escrow Agent,

Schedule 12 Post-Completion Consideration Payments

in each case to be held by the Escrow Agent in the Escrow Account in accordance with this Schedule 12.

(b)

Subject to this Schedule 12, in respect of all of the Stock (including the Escrowed Stock), the Sellers have the benefit of all rights attached to, or enjoyed by or offered to a holder of, unrestricted common stock of the Buyer’s Guarantor, including (but not limited to) the right to dividends, voting rights, the right to participate in the raising of capital (eg a rights issue), and the right to any adjustments that result from a stock split or stock consolidation, and in the case of cash, the right to direct the Escrow Agent to deposit that cash into an interest-bearing account, and the right to be paid any interest from that account, or to direct the Escrow Agent to purchase Stock with that cash, subject always to complying with the trading rules of the Buyer’s Guarantor.

(c)

To the extent that a Seller’s respective proportion of the Deferred Consideration Amount is included in that Seller’s assessable income as a discounted capital gain as a consequence of Part 3-1 of the Income Tax Assessment Act 1997 (and in particular the application of the 50% general CGT discount under Division 115 of the Income Tax Assessment Act 1997) and is not otherwise included in the assessable income of that Seller under another provision of the Income Tax Assessment Act 1997 or the Income Tax Assessment Act 1936 that Seller shall pay such amount to the Buyer as would put that Seller in the same after-tax position as that Seller would have been in had the Deferred Consideration Amount been included in that Seller’s assessable income as ordinary income pursuant to section 6-5 of the Income Tax Assessment Act 1997.

2.2	Restrictions during Escrow Period

(a)

Subject to clause 2.3 of this Schedule 12, the parties must not instruct the Escrow Agent to release the Escrowed Stock and Escrowed Cash during the Escrow Period except in accordance with this clause 2.2 of this Schedule 12.

(b)

On and from the beginning of the first anniversary of the Escrow Period (Initial Release Date), the parties must instruct the Escrow Agent to release to each Seller 25% of its Stock and cash from escrow.

(c)

From each anniversary of the Initial Release Date, the parties must instruct the Escrow Agent to release to each Seller an additional 25% of its Stock and cash from escrow such that with effect from the fourth anniversary of Completion, each Seller will have access to all of its Stock and cash.

(d)

If the Escrow Period applicable to a Seller ends due to the occurrence of a Termination Event in respect of that Seller, to the extent there remains any Escrowed Stock or Escrowed Cash which is referrable to that Seller, the parties must instruct the Escrow Agent to transfer that Escrowed Stock and Escrowed Cash to the Buyer’s Guarantor or to a person nominated by the Buyer’s Guarantor.

2.3	Exceptions

(a)

Each of the Buyer and the Buyer’s Guarantor can elect at any time, in its absolute discretion, to instruct the Escrow Agent to release to each Seller all of that Seller’s Escrowed Stock and Escrowed Cash.

(b)

Immediately upon the occurrence of the death of a Seller, the parties must instruct the Escrow Agent to release to such Seller or the representative of such Seller a number of shares and an amount of cash equal to:

Schedule 12 Post-Completion Consideration Payments

(1)	if on or before the Initial Release Date, 50% of that Seller’s share of Escrowed Stock and Escrowed Cash;

(2)

if after the Initial Release Date but before the third anniversary of Completion, 50% of that Seller’s share of Escrowed Stock and Escrowed Cash plus the Release Percentage of that Seller’s share of Escrowed Stock and Escrowed Cash; and

(3)	if on or after the third anniversary of Completion, 100% of that Seller’s share of Escrowed Stock and Escrowed Cash.

(c)	Immediately upon the occurrence of the Disability of a Seller, the Buyer must notify that Seller or the representative of that Seller that the Seller:

(1)

will remain employed under the terms of his or her employment arrangements in place at the time of the notice, and this Schedule 12 will continue to apply as if that Seller was not totally permanently disabled or incapacitated; or

(2)

is terminated with immediate effect, in which case the parties must instruct the Escrow Agent to release to such Seller or the representative of such Seller a number of shares and an amount of cash equal to:

(A)	if such termination occurs on or before the Initial Release Date, 50% of that Seller’s shares of Escrowed Stock and Escrowed Cash;

(B)

if such termination occurs after the Initial Release Date but before the third anniversary of Completion, 50% of that Seller’s share of Escrowed Stock and Escrowed Cash plus the Release Percentage of that Seller’s share of Escrowed Stock and Escrowed Cash; and

(C)	if such termination occurs on or after the third anniversary of Completion, 100% of that Seller’s share of Escrowed Stock and Escrowed Cash.

3	MoJ Payment

3.1	MoJ Payment Amount

(a)	The Buyer agrees to:

(1)	an entity affiliated with Ingeus UK Limited bidding for the work associated with the MoJ Contract; and

(2)

if the internal rate of return for Ingeus UK Limited in relation to the MoJ Contract, as calculated by Buyer, is reasonably projected to be equal to or greater than 15%, approve the MoJ Contract for execution by an entity affiliated with Ingeus UK Limited; or

(3)	in all other circumstances, not unreasonably withhold its approval of the MoJ Contract for execution by an entity affiliated with Ingeus UK Limited.

(b)	Within 5 Business Days of the execution by Ingeus UK Limited of the MoJ Contract, the Buyer must pay £5,000,000 by electronic transfer to the Sellers.

Schedule 12 Post-Completion Consideration Payments

Schedule 13

Earn-Out Consideration

1	Calculations, notification and review

1.1	Definitions

The meanings of the terms used in this Schedule are set out below.

Term	Meaning

Acquisition	each acquisition of a Potential Earn-Out Group Member by the Buyer’s Guarantor or the Buyer.

Availability Date

the date on which the audited financial statements for the Earn-Out Group are issued by the auditor in accordance with IFRS after the Sellers and Buyer have followed the procedures jn clause 2 of this Schedule 13.

Business Plan	the business plan of the Earn-Out Group as approved by the Buyer’s Guarantor from time to time in accordance with this agreement.

Calculation Date	1	31 December 2014;

	2	31 December 2015;

	3	31 December 2016;

	4	31 December 2017;

	5	31 December 2018; and

	6	the fifth anniversary of the Completion Date.

Calculations	1	EBITDA Less Capital Expenditures of the Earn-Out Group for that part of the Earn-Out Period preceding the calculation;

	2	the Earn-Out Consideration; and

	3	the apportionment of the Earn-Out Consideration amongst the Sellers.

Crystallisation Event	any one of the following:

Schedule 13 Earn-Out Consideration

Term	Meaning

	1	the Buyer’s Guarantor is acquired by another entity or entities (including by way of a takeover); or

	2	the Buyer or the Buyer’s Guarantor divests any part of its ownership in the Earn-Out Group (including by way of a spin off, IPO or trade sale).

Divestment	any one of the following:

	1	the divestment of an Earn-Out Group Member;

	2	the divestment of part or all of the business of an Earn-Out Group Member; or

	3	the cessation of the business of an Earn-Out Group Member,

and in each case the effected business is a Divested Business.

Earn-Out Consideration

an amount equal to 50% of the amount by which the cumulative EBITDA Less Capital Expenditures of the Earn-Out Group for that part of the Earn-Out Period prior to that date of that calculation exceeds the Threshold.

Earn-Out Group

Ingeus Limited, its subsidiaries as at the date of Completion, Ingeus UK, and any subsidiaries approved by the board of the Buyer to be included in the calculation of EBITDA Less Capital Expenditures, and Earn-Out Group Member means any member of the Earn-Out Group.

Earn-Out Group Business	any business carried out by the Earn-Out Group from time to time.

Earn-Out Group Region	the regions in which the Earn-Out Group Business is carried out from time to time.

Earn-Out Period	the 5 year period commencing on the date of Completion and ending on the fifth anniversary of Completion.

Earn-Out Statement	a profit and loss statement for the Earn-Out Group prepared in accordance with this Schedule 13 disclosing the Calculations.

EBITDA	the net income received by the Earn-Out Group before interest, tax, depreciation and amortisation.

Schedule 13 Earn-Out Consideration

Term	Meaning

EBITDA Less Capital Expenditures	for that part of the Earn-Out Period preceding the relevant calculation, in respect of the Earn-Out Group, the EBITDA less the aggregate of:

	1	any and all capital expenditures of the Earn-Out Group as shown in the Earn-Out Statement prepared in accordance with clause 2.1 of this Schedule 13;

	2	in respect of any part of the Earn-Out Period after the date the Tax Claim Cap is reached, the amount of any Tax Claim which exceeds the Tax Claim Cap; and

	3	if any additional tax associated with any transfer pricing adjustment for 2011 relating to Ingeus SAS under the intercompany service agreement dated 13 May 2009 is levied by the French authorities, the amount of such additional tax.

Financial Year	the financial year of the Buyer's Guarantor.

IFRS	International Financial Reporting Standards.

Overall Earn-Out Cap	£75,000,000.00 plus the Threshold Adjustment Amount.

Potential Earn-Out Group Member	an entity that will become part of the Earn-Out Group.

Related Party Transaction	any transaction or dealing between a Target Entity on the one hand and the Buyer Group on the other.

Remaining Earn-Out Consideration	1	the Overall Earn-Out Cap; less

	2	the Total Earn-Out Consideration; less

	3	any Earn-Out Claim Amounts.

ROW Annual Leave Provision (excluding in respect of Thérèse Virginia Rein and Gregory Kenneth Ashmead)	the value of annual leave earned by employees but not used at the Completion Date excluding leave attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead.

ROW Current Long Service Leave Provision (excluding in respect of Thérèse Virginia Rein and Gregory Kenneth Ashmead)	the value of current long service leave earned by employees but not used at the Completion Date excluding leave attributable to Thérèse Virginia Rein and Gregory Kenneth Ashmead.

Schedule 13 Earn-Out Consideration

Term	Meaning

ROW Current Make Good Provision

unpaid make good/dilapidations costs on property leases to the extent the relevant lease has been exited or notice for termination given prior to the Effective Time as derived from the ROW Completion Accounts.

ROW Non-Current Long Service Leave Provision	the value of non-current long service leave earned by employees but not used at the Completion Date.

ROW Non-Current Long Term Incentive Provision	the amounts accrued as long term incentive payments under the Ingeus senior executive long term incentive policy.

ROW Retirement Benefit Provision for South Korea	amounts payable to employees of Ingeus Co Ltd at completion of employment with Ingeus Co Ltd.

ROW Threshold Adjustment Amount	the sum of in Australian dollars at Completion:

	1	ROW Non-Current Long Term Incentive Provision, net of tax; plus

	2	ROW Non-Current Long Service Leave Provision, net of tax; plus

	3	ROW Current Long Service Leave Provision (excluding in respect of Thérèse Virginia Rein and Gregory Kenneth Ashmead), net of tax; plus

	4	ROW Annual Leave Provision (excluding in respect of Thérèse Virginia Rein and Gregory Kenneth Ashmead), net of tax; plus

	5	ROW Current Make Good Provision, net of tax; plus

	6	ROW Retirement Benefit Provision for South Korea, net of tax.

Settlement Date	the date on which the Earn-Out Consideration (if any) becomes due and payable to the Sellers in accordance with the provisions of this Schedule 13.

Threshold	the aggregate of:

	1	£35,000,000.00;

Schedule 13 Earn-Out Consideration

Term	Meaning

	2	£10,000,000.00 (being the Deferred Consideration prior to any gross up); and

	3	the MoJ Payment, if any,

to the extent such amounts have been paid as at the Calculation Date; plus the Threshold Adjustment Amount.

Threshold Adjustment Amount		the ROW Threshold Adjustment Amount plus the UK Threshold Adjustment Amount.

Total Earn-Out Consideration		the aggregate of all Earn-Out Consideration from time to time.

UK Threshold Adjustment Amount		has the meaning given in the Side Deed.

1.2	Currency

Unless stated otherwise, a reference in this Schedule 13 to currency is a reference to pounds sterling, the lawful currency of the United Kingdom.

2	Audited financial statements

2.1	Preparation of audited financial statements

(a)

The Buyer must procure that the audited financial statements for the Earn-Out Group are prepared within 90 days of the Calculation Date by an independent auditor in accordance with IFRS consistent with local accounting policies and on a consistent basis with which the financial statements of the Earn-Out Group were prepared in 2013 (Audited Accounts).

(b)	The Buyer must provide the Audited Accounts, together with all related consolidation workings for the Earn-Out Group, to the Sellers for the purposes of the Sellers preparing the Earn-Out Statement.

2.2	Review by the Sellers

(a)

The Sellers will have 20 Business Days to review the Audited Accounts prepared by the Buyer. During this period the Buyer must provide all information and explanations reasonably requested by the Sellers in relation to the Audited Accounts.

Schedule 13 Earn-Out Consideration

(b)

If requested by the Sellers, acting reasonably, on the basis that the Audited Accounts provided by the Buyer are materially incorrect or are materially inadequate to enable the Buyer to prepare the Earn-Out Statement, the Buyer must permit the Sellers to conduct an audit and inspection of the Earn-Out Group for the purposes of verifying the Audited Accounts (Audited Accounts Audit). The Audited Accounts Audit will be conducted in accordance with clause 2.3 of this Schedule 13.

(c)	The Sellers must notify the Buyer whether they agree with the Audited Accounts:

(1)	within 20 Business Days of receipt of the Audited Accounts provided under clause 2.1(b) of this Schedule 13; or

(2)	if the Sellers have requested an Audited Accounts Audit, within 20 Business Days after the expiry of the time period in clause 5.1 of this Schedule 13 for undertaking the Audited Accounts Audit.

(d)	If the Sellers notify the Buyer that they agree with the Audited Accounts then the Audited Accounts must be used by the Sellers for the purposes of preparing the Earn-Out Statement.

(e)	If the Sellers notify the Buyer that they do not agree with the Audited Accounts then at the same time the Sellers must also deliver to the Buyer a report (Sellers’ Report) setting out:

(1)	the matters in respect of which the Sellers disagree with the Audited Accounts (Audited Accounts Contested Matters); and

(2)	the grounds upon which the Sellers disagree with those matters.

(f)

If the Sellers do not notify the Buyer that they either agree or do not agree with the Audited Accounts within the applicable time period in clause 2.2(c) of this Schedule 13, the Sellers will be deemed to have agreed with the Audited Accounts and the Audited Accounts must be used by the Sellers for the purposes of preparing the Earn-Out Statement.

(g)	Within 10 Business Days after:

(1)	the receipt of the Sellers’ Report; or

(2)	if no Sellers’ Report is provided to the Buyer, within 10 Business Days after the expiry of the applicable time period in clause 2.2(c) of this Schedule 13,

the Sellers and the Buyer must enter into good faith negotiations and use all reasonable endeavours to agree the Audited Accounts Contested Matters. If the Sellers and the Buyer cannot agree the Audited Accounts Contested Matters within 30 Business Days after the commencement of negotiations under this clause 2.2(g) the unresolved Audited Accounts Contested Matters must be referred for resolution by an expert in accordance with clause 6 of this Schedule 13.

2.3	Audit rights

(a)

If the Sellers have the right to conduct an audit in accordance with clause 2.2 of this Schedule 13, the Buyer must on written request by the Sellers provide the Sellers with access to any financial and operational records and other documentation of the Earn-Out Group Members which may be relevant to the Audited Accounts for the purpose of performing the Audit.

Schedule 13 Earn-Out Consideration

(b)	The Sellers must complete the Audit as expeditiously as possible, but in any event within 20 Business Days.

(c)

The Sellers may nominate an auditor to carry out the Audit on behalf of the Sellers, provided that the auditor signs a confidentiality agreement acceptable to the Buyer (acting reasonably) in favour of the Buyer Group (Audited Accounts Auditor).

2.4	Cooperation

The Buyer must co-operate, and must use reasonable endeavours to ensure that the Buyer Group Members and Earn-Out Group Members co-operate fully in the Audit, including by:

(a)

providing the Sellers and the Auditor with copies of any relevant documents, records or data of the Earn-Out Group Members and any reports commissioned by the Sellers in relation to the Audited Accounts which are requested by the Buyer or the Auditor; and

(b)	making appropriate personnel available to answer the Sellers’ and the Auditor’s questions in relation to the Audited Accounts.

2.5	Document retention

The Buyer must ensure that all financial and operational records of the Earn-Out Group (including adequate archival records of the Earn-Out Group’s transactions and other relevant data), that are reasonably required for purposes of the Audited Accounts Audit are maintained in an accessible and secure form until the time for audit and inspection by the Buyer under clause 3.2 of this Schedule 13 has expired.

3	Earn-Out Statement

3.1	Preparation of Earn-Out Statement

Within 25 Business Days after the Availability Date, the Sellers must send the Buyer a draft of the Earn-Out Statement setting out:

(a)	their calculation of the EBITDA Less Capital Expenditures for the relevant part of the Earn-Out Period preceding the calculation date;

(b)	their calculation of the Earn-Out Consideration; and

(c)	the apportionment of the Earn-Out Consideration amongst the Sellers.

3.2	Review by the Buyer

(a)

The Buyer will have 20 Business Days to review the draft Earn-Out Statement prepared by the Sellers. During this period the Sellers must provide all information and explanations reasonably requested by the Buyer in relation to the draft Earn-Out Statement.

(b)

If requested by the Buyer, acting reasonably, on the basis that the information or calculations provided by the Sellers is materially incorrect or is materially inadequate to enable the Buyer to verify the Calculations, the Sellers must permit the Buyer to conduct an audit and inspection of the Earn-Out Group for the purposes of verifying the Sellers’ calculation of the Calculations (Audit). The Audit will be conducted in accordance with clause 5 of this Schedule 13.

(c)	The Buyer must notify the Sellers whether it agrees with the Sellers’ calculation of the Calculations:

(1)	within 20 Business Days of receipt of the draft Earn-Out Statement provided under clause 2.1 of this Schedule 13; or

(2)	if the Buyer has requested an Audit, within 20 Business Days after the expiry of the time period in clause 5.1 of this Schedule 13 for undertaking the Audit.

(d)

If the Buyer notifies the Sellers that it agrees with the Sellers’ calculation of the Calculations then the Earn-Out Statement will become conclusive, final and binding on the parties and the Buyer must pay the Sellers the Earn-Out Consideration stated in the Earn-Out Statement in accordance with clause 3.3 of this Schedule 13.

(e)

If the Buyer notifies the Sellers that it does not agree with the Sellers’ calculation of the Calculations then at the same time the Buyer must also deliver to the Sellers a report (Buyer’s Report) setting out:

(1)	the matters in respect of which the Buyer disagrees with the draft Earn-Out Statement (Contested Matters);

(2)	the grounds upon which the Buyer disagrees with those matters; and

(3)	the Buyer’s calculation of the Calculations.

(f)

If the Buyer does not notify the Sellers that it either agrees or does not agree with the calculation of the Calculations within the applicable time period in clause 3.2(c) of this Schedule 13, the Buyer will be deemed to have agreed with the Sellers’ calculation of the Calculations and the Earn-Out Statement will become conclusive, final and binding on the parties and the Buyer must pay the Sellers the Earn-Out Consideration stated in the Earn-Out Statement in accordance with clause 3.3 of this Schedule 13.

(g)	Within 10 Business Days after:

(1)	the receipt of the Buyer’s Report; or

(2)	if no Buyer’s Report is provided to the Sellers, within 10 Business Days after the expiry of the applicable time period in clause 3.2(c) of this Schedule 13,

the Sellers and the Buyer must enter into good faith negotiations and use all reasonable endeavours to agree the Contested Matters. If the Sellers and the Buyer cannot agree the Contested Matters within 30 Business Days after the commencement of negotiations under this clause 3.2(g), then the unresolved Contested Matters must be referred for resolution by an expert in accordance with clause 6 of this Schedule 13.

3.3	Payment of the Earn-Out Consideration

Until the fifth anniversary of Completion, and subject to the Total Earn-Out Consideration not exceeding the Overall Earn-Out Cap, the Buyer must pay each Seller its Respective Proportion of:

(a)	the Earn-Out Consideration; less

Schedule 13 Earn-Out Consideration

(b)	the amount of the Earn-Out Consideration previously paid to that Seller plus any Earn-Out Claim Amounts,

in Immediately Available Funds within 10 Business Days after the earlier of:

(c)	the agreement or deemed agreement of the Buyer and the Seller of the Calculations; or

(d)	the delivery of the Earn-Out Expert’s Report referred to in clause 6.1 of this Schedule 13.

4	Principles for calculation of the Calculations

4.1	Calculation of the EBITDA Less Capital Expenditures

The EBITDA Less Capital Expenditures must be calculated in accordance with IFRS consistent with current local accounting policies and on a consistent basis on which the financial statements of the Earn-Out Group were prepared in 2013 and audited by an external auditor, as modified by the specific principles contained in clause 4.2 of this Schedule 13.

4.2	Specific principles

(a)

Where Related Party Transactions occur in the Earn-Out Period, only so much of the revenue earned or expenses incurred by the Earn-Out Group as it would be reasonable to expect would be earned or incurred had the parties been dealing at arms length and on ordinary commercial terms, will be included in the calculation of the EBITDA Less Capital Expenditures.

(b)

If a Divestment occurs during the Earn-Out Period, then an amount equal to the purchase price or value of the total consideration for the Divestment must be included in the EBITDA Less Capital Expenditures for the Financial Year in which the Divestment occurs.

(c)	If the Buyer or the Buyer’s Guarantor want to undertake an Acquisition, the Buyer or the Buyer’s Guarantor must inform the Sellers of that proposed Acquisition and the Sellers can elect either to:

(1)

include the Potential Earn-Out Group Member in the Earn-Out Group for the purposes of calculating EBITDA Less Capital Expenditures, in which case the purchase price associated with the Acquisition forms part of the capital expenditures comprising the EBITDA Less Capital Expenditures; or

(2)

exclude the Potential Earn-Out Group Member from the Earn-Out Group for the purposes of calculating EBITDA Less Capital Expenditures, in which case the purchase price associated with the Acquisition will not form part of the capital expenditures comprising the EBITDA Less Capital Expenditures, for the duration of the Earn-Out Period.

(d)

Corporate overhead costs and other cost allocations from the parent company, integration costs, costs associated with parent company initiatives or directives, or any other costs incurred by an Earn-Out Group Member arising solely from the nature of being a subsidiary of the Buyer that would not have otherwise been borne or incurred by the Earn-Out Group will be disregarded in calculating the EBITDA Less Capital Expenditures.

Schedule 13 Earn-Out Consideration

(e)

In the final 18 months of the Earn-Out Period, to the extent that a contract or other agreed arrangement to which capital expenditures relate has not yielded at least an equivalent EBITDA to those capital expenditures incurred during the Earn-Out Period, the EBITDA Less Capital Expenditures must be adjusted so that the relevant contract’s aggregate contribution to the EBITDA Less Capital Expenditures is no less than zero.

(f)

If for any reason both Warren Rustand and Christopher Shackelton no longer hold their specific roles in the Buyer Group, 16.5% of EBITDA of the Earn-Out Group will be available to be utilised by the Earn-Out Group for capital expenditure purposes for the rest of the period.

(g)

The Earn-Out Group will be entitled to explore, and will receive full benefit and credit for, opportunities and businesses in the Earn-Out Group Regions and all other regions (other than North America) (such businesses to form part of the Earn-Out Group), and will have reasonable access to the Buyer’s Guarantor’s intellectual property, business know how, business expertise and staff to be utilised by the Earn-Out Group in these regions.

(h)

The Buyer’s Guarantor will be entitled to explore, and will receive full benefit and credit for, opportunities and businesses in North America, and will have reasonable access to the Earn-Out Group’s intellectual property, business know how, business expertise and staff to be utilised by the Buyer’s Guarantor in North America.

(i)	Intercompany royalty and equivalent payments for tax structuring purposes will not impact the EBITDA.

5	Audit and inspection

5.1	Audit rights

(a)

If the Buyer has the right to conduct an audit in accordance with clause 3.2 of this Schedule 13, the Sellers must on written request by the Buyer provide the Buyer with access to any financial and operational records and other documentation of the Earn-Out Group Members directly maintained and controlled by the Sellers and not otherwise accessible by the Buyer which may be relevant to the calculation of the EBITDA Less Capital Expenditures or the Earn-Out Consideration for the purpose of performing the Audit.

(b)	The Buyer must complete the Audit as expeditiously as possible, but in any event within 20 Business Days.

(c)

The Buyer may nominate an auditor to carry out the Audit on behalf of the Buyer, provided that the auditor signs a confidentiality agreement acceptable to the Sellers (acting reasonably) in favour of the Sellers (Auditor).

5.2	Cooperation

The Sellers must co-operate, and must use reasonable endeavours to ensure that the Earn-Out Group Members co-operate fully in the Audit, including by:

Schedule 13 Earn-Out Consideration

(a)

providing the Buyer and the Auditor with copies of any relevant documents, records or data of the Earn-Out Group Members and any reports commissioned by the Sellers in relation to the determination of the EBITDA Less Capital Expenditures or the Earn-Out Consideration which are requested by the Buyer or the Auditor; and

(b)	making appropriate personnel available to answer the Buyer’s and the Auditor’s questions in relation to the Earn-Out Statement, the EBITDA Less Capital Expenditures or the Earn-Out Consideration.

5.3	Document retention

The Sellers must ensure that all financial and operational records of the Earn-Out Group directly maintained and controlled by the Sellers and not otherwise accessible by the Buyer (including any such documentation that consists of adequate archival records of the Earn-Out Group’s transactions and other relevant data), that are reasonably required for purposes of the Audit are maintained in an accessible and secure form until the time for audit and inspection by the Buyer under clause 3.2 of this Schedule 13 has expired.

6	Expert determination

6.1	Appointment of Earn-Out Expert

(a)	This clause 6 applies to a dispute which is referred to expert determination under this Schedule 13.

(b)

The expert will be an independent person agreed by the Sellers and the Buyer within 5 Business Days of the negotiation period referred to in clause 2.2(g) or clause 3.2(g) of this Schedule 13 (as applicable). If they cannot agree, the Sellers and the Buyer must request the CEO of Australian Commercial Disputes Centre to appoint an independent person to determine the dispute. The person agreed or nominated under this clause 6.1(b) shall be the “Earn-Out Expert’ for the purposes of this agreement.

(c)	The Buyer and the Sellers must instruct the Earn-Out Expert to decide within the shortest practicable time (as applicable):

(1)	the Audited Accounts Contested Matters and the Audited Accounts by applying the principles set out or referred to in clause 2.1 of this Schedule 13; or

(2)	the Contested Matters, the EBITDA Less Capital Expenditures and the Earn-Out Consideration by applying the principles set out or referred to in clause 4.1 of this Schedule 13.

(d)

The Buyer and the Sellers must also instruct the Earn-Out Expert to deliver to each of them a report (Earn-Out Expert’s Report) stating, on the basis of the Earn-Out Expert’s decision, his or her opinion as to the (as applicable):

(1)	Audited Accounts;

(2)	Audited Accounts Contested Matters, including the reasons for the Earn-Out Expert’s decision;

(3)	Contested Matters, including the reasons for the Earn-Out Expert’s decision;

Schedule 13 Earn-Out Consideration

(4)	EBITDA Less Capital Expenditures;

(5)	Earn-Out Consideration; and

(6)	the allocation of the Earn-Out Expert’s costs in accordance with clause 7.2 of this Schedule 13,

including a copy of the amended Audited Accounts (if any) or Earn-Out Statement (if any).

(e)	The Sellers and the Buyer must provide the Earn-Out Expert with all information and assistance reasonably requested by the Earn-Out Expert for the purpose of the Earn-Out Expert’s Report.

(f)	The Buyer and the Sellers must instruct the Earn-Out Expert to decide the procedures to be followed in order to resolve the dispute.

6.2	Conclusiveness of report

(a)	The Earn-Out Expert will act as an expert, not as an arbitrator in determining the dispute.

(b)	The Earn-Out Expert’s decision is final, conclusive and binding (except in the case of manifest error).

7	Costs

7.1	Parties to bear own costs

Except as contemplated in clause 7.2 of this Schedule 13, each party must bear its own costs in complying with this Schedule 13 (including costs associated with the Audit and the Audited Accounts Audit).

7.2	Costs of Auditor and Earn-Out Expert

(a)

The costs of the Audited Accounts Auditor (if one is appointed) and any audit under clause 4.1 of this Schedule 13 must be paid by the Sellers. The costs of the Audit and any audit under clause 5.1 of this Schedule 13 must be paid by the Buyer.

(b)

The costs of the Earn-Out Expert (if one is appointed) must be paid as to one half by the Sellers and one half by the Buyer, unless the Earn-Out Expert makes a direction as to costs, in which case such costs must be borne in accordance with the terms of the direction.

8	Remaining Earn-Out Consideration payment

The Buyer’s Guarantor can elect at any time, in its absolute discretion, to pay to the Sellers the Remaining Earn-Out Consideration such that the Total Earn-Out Consideration will equal the Overall Earn-Out Cap and no further amounts will be payable by the Buyer or the Buyer’s Guarantor to the Sellers under this Schedule 13.

Schedule 13 Earn-Out Consideration

9	Conduct of business

9.1	Support of Earn-Out Group

(a)	Each of the Buyer and the Buyer’s Guarantor undertakes to provide financial and other support to the Earn-Out Group to ensure each Earn-Out Group Member remains solvent during the Earn-Out Period.

(b)

The Buyer’s Guarantor warrants on the date of this agreement and immediately before Completion that it has sufficient capital or access to capital to support the Business Plan and give effect to the provisions of this Schedule 13.

9.2	Business Plan

(a)

The parties must use all reasonable endeavours to ensure that the business of the Earn-Out Group is conducted in accordance with the Business Plan (with all requisite funding to be provided directly or indirectly by the Buyer’s Guarantor).

(b)	Within 3 months before the end of each financial year, the parties must prepare and submit to the Board for approval, a revised Business Plan for the Earn-Out Group for the next financial year.

(c)	The initial Business Plan will be prepared by the parties and submitted to the Board for approval within 2 months of Completion.

(d)	Each of the Buyer and the Buyer’s Guarantor undertakes to provide financial and other support in respect of all projects identified in the Business Plan and any future Business Plans (once approved).

9.3	Anticipated entity

The Buyer acknowledges that if an Earn-Out Group Member is awarded a contract for the delivery of “Job Path’ in the Republic of Ireland, that will require the establishment of a 100% owned subsidiary of Ingeus Investments Limited to be the contracting party. The anticipated date of contract award is early May 2014. Under those circumstances, Ingeus Ireland would be included as a Target Entity as it would have been established by the Completion Date.

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Executed as an agreement

Signed by
Thérèse Virginia Rein

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in the presence of

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Witness

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Signed by
Gregory Kenneth Ashmead

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Witness

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Signed by
GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)
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Sole Director

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Buyer

Signed by
Pinnacle Australia Holdco Pty Ltd
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Company Secretary/Director

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Director

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Buyer’s Guarantor

Signed by
The Providence Service Corporation
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Company Secretary/Director

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Director

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Exhibits

DWP Parent Company Guarantees

Employee Entitlement List

JV Termination Deed

Employment agreement (Thérèse Virginia Rein)

Employment agreement (Gregory Kenneth Ashmead)

Side Deed

UK Share Sale Agreement

Summary of Systems

Exhibit 1

DWP Parent Company Guarantees

Exhibit 2

Employee Entitlement List

Exhibit 3

JV Termination Deed

Exhibit 4

Employment agreement (Thérèse Virginia Rein)

Exhibit 5

Employment agreement (Gregory Kenneth Ashmead)

Exhibit 6

Side Deed

Exhibit 7

UK Share Sale Agreement

Exhibit 8

Summary of Systems